UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
RIO VISTA ENERGY PARTNERS L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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RIO VISTA ENERGY PARTNERS L.P.
820 Gessner Road
Suite 1285
Houston, Texas 77024
September 30, 2005
To Holders of Our Common Units:
      You are cordially invited to attend a special meeting of the holders of the common units of Rio Vista Energy Partners L.P. which will be held at 9:00 a.m., local time, on October 26, 2005, at the Hilton Waterfront Beach Resort, 21100 Pacific Coast Highway, Huntington Beach, California 92648.
      At the special meeting, we will ask you to consider and vote to approve the following proposals:

•	The sale of substantially all of our assets to TransMontaigne Product Services, Inc. (referred to as TransMontaigne) for $17.4 million (subject to adjustment). The sale will be in accordance with a purchase and sale agreement that is described in more detail in the accompanying proxy statement.

•	An amendment to our limited partnership agreement to permit our continued operation after the sale of substantially all of our assets to TransMontaigne.
      If you approve both proposals and the asset sale to TransMontaigne is completed, our assets will primarily consist of cash received from the asset sale and we will explore other business opportunities permitted by our partnership agreement.
      Concurrently with the special meeting, there will be a special meeting of the stockholders of Penn Octane Corporation, which currently owns our general partner (Rio Vista GP LLC), to approve the asset sale and the sale to TransMontaigne of additional liquefied petroleum gas assets owned by Penn Octane Corporation. We have the right to not complete the asset sale if the holders of our common units do not approve both (i) the purchase and sale agreement and the asset sale and (ii) the proposed amendment to our partnership agreement.
      If the holders of the common units approve the purchase and sale agreement and the asset sale, but do not approve the proposed amendment to the partnership agreement, our general partner will determine whether it is in the best interests of the company and the holders of our common units to complete the asset sale. If the asset sale is completed, but the proposed amendment to the partnership agreement is not approved, we will be required to dissolve the company and distribute our assets in the manner required by our partnership agreement.
      After careful consideration, the board of managers of our general partner has unanimously approved the purchase and sale agreement with TransMontaigne and determined that the purchase and sale agreement and the asset sale are advisable and in the best interests of our company and the holders of the common units and that the continued operation of our company after the asset sale is advisable and in the best interests of our company and the holders of the common units. The board of managers of our general partner recommends that you vote “FOR” the approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to our partnership agreement.
      The accompanying proxy statement provides a detailed description of the purchase and sale agreement, the proposed asset sale and the amendment to the partnership agreement.
      Your vote is very important. Your failure to vote will have the same effect as a vote against the approval of the purchase and sale agreement and the asset sale and against the amendment to the partnership agreement.
      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE PRIOR TO THE MEETING. Returning the proxy card will not deprive you of your right to attend the meeting and vote your common units in person.
      We look forward to seeing you at the meeting.

Sincerely,

-s- Ian T. Bothwell
Ian T. Bothwell,
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary of
Rio Vista GP LLC,
general partner of Rio Vista Energy
Partners L.P.
      This proxy statement is dated September 30, 2005 and is first being mailed to holders of common units on or about September 30, 2005.

RIO VISTA ENERGY PARTNERS L.P.
820 Gessner Road
Suite 1285
Houston, Texas 77024

NOTICE OF SPECIAL MEETING OF HOLDERS OF COMMON UNITS
To Be Held On October 26, 2005

To the Holders of Common Units of Rio Vista Energy Partners L.P.:
      We will hold a special meeting of the holders of common units of Rio Vista Energy Partners L.P. at 9:00 a.m., local time, on October 26, 2005, at the Hilton Waterfront Beach Resort, 21100 Pacific Coast Highway, Huntington Beach, California 92648 to consider and act upon the following matters:

1. To approve the purchase and sale agreement, dated as of August 15, 2005, between our wholly owned subsidiaries, Rio Vista Operating Partnership L.P. and Penn Octane International, L.L.C., on the one hand, and TransMontaigne Product Services, Inc. (referred to in the proxy statement as TransMontaigne), on the other hand, and the sale of substantially all of our assets to TransMontaigne.

2. To approve an amendment to the limited partnership agreement of Rio Vista Energy Partners to permit our continued operation after the asset sale.

3. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the purchase and sale agreement and the asset sale and the amendment to our partnership agreement.
      Concurrent with the special meeting, there will be a special meeting of the stockholders of Penn Octane Corporation, which currently owns 100% of our general partner (Rio Vista GP LLC), to approve the asset sale and the sale to TransMontaigne of additional liquefied petroleum gas assets owned by Penn Octane. We have the right to not complete the asset sale if the holders of our common units do not approve both (i) the purchase and sale agreement and the asset sale and (ii) the proposed amendment to the partnership agreement.
      If the holders of the common units approve the purchase and sale agreement and the asset sale, but do not approve the proposed amendment to the partnership agreement, our general partner will determine whether it is in the best interests of the company and the holders of the common units to complete the asset sale. If the asset sale is completed, but the proposed amendment to the partnership agreement is not approved, we will be required to dissolve the company and distribute our assets in the manner required by our partnership agreement.
      A copy of the purchase and sale agreement and a copy of the proposed amendment to our partnership agreement are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.
      Only holders of record of our common units as of the close of business on September 26, 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.
      We are seeking approval of the purchase and sale agreement and the asset sale and the amendment to our partnership agreement by the affirmative vote of the holders of a majority of our outstanding common units. If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the purchase and sale agreement and the asset sale and against the amendment to the partnership agreement. If you return a properly signed proxy card, but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to the partnership agreement.

      The board of managers of our general partner recommends that holders of common units vote “FOR” the approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to the partnership agreement.
      Neither the Delaware Revised Uniform Limited Partnership Act nor our partnership agreement entitles the holders of the common units to seek appraisal of the fair value of their common units in connection with either the asset sale or the amendment of the partnership agreement.

By Order of the Board of Managers of Rio Vista GP LLC,

By:	-s- Ian T. Bothwell

Ian T. Bothwell,
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary
Houston, Texas
September 30, 2005
WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

RIO VISTA ENERGY PARTNERS L.P.
820 Gessner Road
Suite 1285
Houston, Texas 77024

PROXY STATEMENT

SPECIAL MEETING OF HOLDERS OF COMMON UNITS
October 26, 2005
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE PURCHASE
AND SALE AGREEMENT, THE ASSET SALE AND THE AMENDMENT TO THE
PARTNERSHIP AGREEMENT
      The following questions and answers are presented for your convenience and briefly address some commonly asked questions about the special meeting of the holders of common units, the purchase and sale agreement, the asset sale and the amendment to the partnership agreement. These questions and answers may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including each of the annexes.
      In this proxy statement, the terms “we,” “us,” “our” and the “company” refer to Rio Vista Energy Partners L.P. and its subsidiaries. The term “TransMontaigne” refers to TransMontaigne Product Services, Inc.
The Special Meeting

Q:	Who is soliciting my proxy?

A:	The proxy is being solicited by the board of managers of Rio Vista GP LLC which is our general partner (and is referred to in this proxy statement as the general partner) and is also a wholly owned subsidiary of Penn Octane Corporation (referred to in this proxy statement as Penn Octane). The board of managers of our general partner has approved the actions on which you are being asked to vote.

Q:	What will I be asked to vote on at the special meeting?

A:	You will be asked to vote on:

• The sale of substantially all of our assets to TransMontaigne for $17.4 million (subject to adjustment) pursuant to the terms of a purchase and sale agreement. We currently estimate that the adjustments will result in a reduction in the cash we will receive at the closing of approximately $225,000. These adjustments are to reimburse TransMontaigne for net liabilities of ours that TransMontaigne has agreed to pay on our behalf.

• An amendment to the limited partnership agreement of Rio Vista Energy Partners (referred to in this proxy statement as the partnership agreement) to permit our continued operation after the sale of substantially all of our assets to TransMontaigne.

We are also asking you to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of (i) the purchase and sale agreement and the asset sale and (ii) the amendment to our partnership agreement.

Q:	What vote is required of the holders of the common units to approve the purchase and sale agreement and the asset sale and the amendment to the partnership agreement?

A:	Under the terms of our partnership agreement, holders of a majority of the common units of Rio Vista Energy Partners (referred to in this proxy statement as the common units) entitled to vote at the special meeting must vote “FOR” approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to our partnership agreement. It also is a condition to TransMontaigne’s obligation to acquire our assets that the holders of a majority of the outstanding common units vote “FOR” approval of the purchase and sale agreement and the asset sale.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common units as of the close of business on September 26, 2005 are entitled to vote at the special meeting.

Q:	How do I vote?

A:	You can vote by proxy or by attending the special meeting and voting in person.

To vote by proxy, you may use any of the following methods:

• You may vote by mail.

You do this by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope.

• You may vote by telephone (within the U.S. and Canada).

You do this by using the PIN number and following the “Telephone and Internet Voting Instructions” on your proxy card. If you vote by telephone, please DO NOT return your proxy card.

• You may vote by Internet.

You do this by using the PIN number and following the “Telephone and Internet Voting Instructions” on your proxy card. If you vote by Internet, please DO NOT return your proxy card.

You may also vote in person at the special meeting. We will distribute written ballots to anyone who wants to vote in person at the special meeting. However, if you hold your common units in “street name,” you must request a proxy from your broker in order to vote at the special meeting. Holding in “street name” means you hold your common units through a brokerage firm or other nominee, and as a result the common units are not held in your individual name. Unitholders who hold their common units in “street name” may not have the option of voting by telephone or Internet.

Q:	If my common units are held in “street name” by my broker, will my broker vote my common units for me?

A:	Your broker will only be permitted to vote your common units if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your common units. The methods of voting through your broker may not include voting by telephone or on the Internet. If you do not follow the procedures required by your broker, your vote will not be counted and it will have the same effect as a vote “AGAINST” the approval of the purchase and sale agreement and the asset sale and “AGAINST” the amendment to our partnership agreement.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete and return the enclosed proxy card or vote by telephone or on the Internet. You can also attend the special meeting and vote in person.

Q:	What if I do not vote?

A:	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” approval of the purchase and sale agreement and the asset sale and a vote “AGAINST” the amendment to the partnership agreement.

If you return a properly signed proxy card, but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the purchase and sale agreement and the asset sale and “FOR” approval of the amendment to the partnership agreement.

If you vote by proxy and elect to abstain from voting on a particular matter, your proxy will be counted as present for the purpose of determining the presence of a quorum, but will have the same effect as a vote “AGAINST” the approval of the matter on which you abstained.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your common units will be voted at the special meeting.

Q:	May I change my vote after I have returned my signed proxy card or voted by telephone or on the Internet?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting if you:

• send a written, dated notice to the company, c/o Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401, stating that you would like to revoke your proxy;

• complete, date and submit a new proxy card;

• vote by telephone or on the Internet before 5:30 p.m., Central time, on October 25, 2005 (for which you will need the PIN number on your proxy card); or

• attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent or with brokers. Please complete and submit all proxy cards to ensure that all of your common units are voted.

Q:	Where do I find voting results for the special meeting?

A:	We will announce preliminary voting results at the special meeting and the general partner will notify the holders of the common units if the amendment to the partnership agreement is approved. We intend to publish the final results in our annual report on Form 10-K for the fiscal year ended December 31, 2005. You may electronically access a copy of our annual report on Form 10-K through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also obtain a copy by contacting Ian T. Bothwell, our general partner’s vice president, chief financial officer, treasurer and assistant secretary, at Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024, telephone number (713) 467-8235.

Voting results are tabulated and certified by our transfer agent, Computershare Trust Company.

Q:	Who pays the cost for proxy solicitation?

A:	We are paying for distributing and soliciting the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to holders of common units. The managers, directors, officers, employees and consultants of our general partner and Penn Octane may solicit proxies through the mail, telephone, the Internet or other means. These individuals will not receive additional compensation for soliciting proxies, but we will reimburse them for their out-of-pocket expenses. We currently do not expect to use an outside proxy solicitation firm. However, if we do decide to retain an outside firm to assist in the solicitation of proxies, we would expect the firm to assist us in solicitations by mail, telephone or other electronic means or in person. We anticipate that the fee of a solicitation firm would be approximately $10,000, plus expenses related to the solicitation.

The Asset Sale

Q:	What is the proposed transaction?

A:	TransMontaigne will acquire substantially all of our assets for $17.4 million (subject to adjustment as described in this proxy statement under “THE PURCHASE AND SALE AGREEMENT — Consideration for the Asset Sale” beginning on page 44). We currently estimate that the adjustments will result in a reduction in the cash we will receive at the closing of approximately $225,000. These adjustments are to reimburse TransMontaigne for net liabilities of ours that TransMontaigne has agreed to pay on our behalf. The assets we are selling to TransMontaigne are held by our wholly owned subsidiaries, Rio Vista Operating Partnership L.P. and Penn Octane International L.L.C.

Q:	What assets are being sold?

A:	Our business is the purchase, transportation, storage, marketing and sale of liquefied petroleum gas (LPG), a mixture of propane and butane primarily used for residential and commercial heating and cooking. We are selling substantially all of our assets which consist of a pipeline system approximately 23 miles in length running between Brownsville, Texas and Matamoros, Mexico and pipeline terminal assets in Brownsville and Matamoros. The pipeline system is comprised of parallel 8-inch and 6-inch pipelines. We use the 6-inch pipeline primarily as a back-up to the 8-inch pipeline, and the 6-inch pipeline is often idle. The pipeline system carries LPG.

Our Brownsville terminal facility includes four petroleum and 11 LPG storage tanks, four mixed product truck loading racks, two racks capable of receiving LPG delivered by truck and three railcar loading racks. The Matamoros terminal facility includes three LPG storage tanks and ten specification product truck loading racks. The total LPG storage capacity at the Brownsville and Matamoros terminal facilities is approximately 612,000 and 270,000 gallons, respectively. The four petroleum tanks have a total capacity of 290,000 barrels, but have not been used for several years. We acquired all of the assets we are selling to TransMontaigne as part of our spin-off from Penn Octane on September 30, 2004.

We are not selling and TransMontaigne is not acquiring:

• our cash and other current assets; and

• leases to four offices and the furniture and equipment for those offices.

In a related transaction but pursuant to a separate purchase and sale agreement, Penn Octane is selling its LPG assets to TransMontaigne.

Q:	What will happen if the asset sale is not completed?

A:	We currently do not generate sufficient cash to operate our business. If the asset sale does not occur, we will need to find other sources of financing or other buyers for our assets. If we are required to raise additional funds, we do not believe that we would be able to obtain financing from traditional commercial lenders. We might be required to raise funds by selling our equity securities in transactions that would be highly dilutive to our current unitholders. There can be no assurance that any additional funding will be available on terms attractive to us or that the funding will be available in the required timeframe, if available at all. If additional amounts cannot be raised, we would have to seek other alternatives which could include sales of assets, closure of operations and protection under U.S. bankruptcy laws.

At the time of the execution of the purchase and sale agreement, we borrowed $1.3 million from TransMontaigne. As collateral for the loan, we granted TransMontaigne a security interest in four petroleum and six LPG storage tanks. If the asset sale does not occur, we have agreed to either promptly repay the loan or convey title to the ten tanks and assign related assets to TransMontaigne. If title to the tanks is transferred to TransMontaigne, we will lease the tanks back from TransMontaigne for $10,000 per month until we can repay the $1.3 million principal amount of the TransMontaigne loan, plus interest on the loan that accrues from November 2005. Once we have repaid the TransMontaigne loan (including any interest), TransMontaigne will transfer the ten tanks and the related assets back to us. No assurances can be given that we will have the cash or resources available to repay the TransMontaigne loan or to lease the ten tanks.

Q:	What business will the company engage in if the asset sale is completed and what are the obstacles to engaging in any new business?

A:	After the asset sale, substantially all of our assets will be held as cash unless we acquire new assets at the time of or prior to the completion of the asset sale. If the amendment to our partnership agreement is approved, we intend to invest at least part of the cash we receive in other business opportunities. Under the terms of our partnership agreement, our acquisitions are generally limited to businesses that generate “qualifying income” for federal income tax purposes, which would primarily consist of exploration, development, mining or production, processing, refining, transportation, including pipelines transporting gas or oil or related products, or the marketing of any mineral or natural resource.

We expect that our potential acquisitions would be in the oil and gas industry and could include pipelines, exploration, development, production and storage facilities and marketing assets. However, we may also consider acquiring assets that produce “qualifying income” that are in industries other than oil and gas. Our management has examined, and the board of managers of the general partner has considered, various business opportunities for us, including the acquisition of producing wells. The types and amounts of acquisitions will depend on available opportunities and what the general partner determines is in the best interests of the company and the holders of our common units. No assurances can be given that any business opportunity will be available or that any acquisition will be successful.

Unless we acquire new assets, our assets, following the asset sale, will consist substantially of cash, we will have few operations and Rio Vista Energy Partners is likely to be considered a “shell company” under new SEC regulations. If Rio Vista Energy Partners is deemed to be a “shell company,” it will be required to file significant disclosure documents with the SEC in connection with a future acquisition of a business or assets, which filings could affect the timing of, cost of and, potentially, our ability to complete any transaction.

Prior to the asset sale to TransMontaigne, we may engage in acquisitions or take other actions that may avoid the possibility of our becoming a “shell company.” These actions could include joint ventures or other transactions involving Penn Octane or third parties.

There also may be additional obstacles to completing any acquisition transaction, including:

• finding suitable acquisition opportunities;

• obtaining any necessary financing; and

• regulatory compliance, if any, in connection with any new business.

Q:	If the asset sale is completed, will any cash be distributed to holders of common units?

A:	We did not make a cash distribution for the quarter ended June 30, 2005 and do not currently have sufficient cash to make the minimum quarterly distribution for the quarter ended September 30, 2005. Assuming that the amendment to the partnership agreement is approved, our current intention is to pay the arrearages for our second quarter of 2005 and to resume paying our minimum quarterly distributions in the manner provided in our partnership agreement. If the asset sale is completed, but the proposed amendment to the partnership agreement is not approved, we will be required to dissolve the company and distribute our assets in the manner required by our partnership agreement.

Q:	Am I entitled to dissenters’ or appraisal rights?

A.	No. Neither Delaware law nor our partnership agreement provides for either dissenters’ or appraisal rights.

Q:	Why is the board of managers of our general partner recommending the asset sale?

A:	The board of managers of our general partner believes that the approval of the purchase and sale agreement and the related asset sale are in the best interests of the company and the holders of the common units. At present, we do not have sufficient cash flow to operate our business and believe that the asset sale is the best opportunity available to the company. For a more detailed explanation of the factors that the board of managers of our general partner considered in determining whether to recommend the asset sale, see “THE ASSET SALE AND AMENDMENT TO THE PARTNERSHIP AGREEMENT — Reasons for the Asset Sale and Recommendations of the Board of Managers of the General Partner” beginning on page 25 of this proxy statement.

Q:	When is the asset sale expected to be completed?

A:	We expect the asset sale to be completed in the middle of the fourth quarter of 2005 following the satisfaction of all of the conditions provided for in the purchase and sale agreement, including the approval of the purchase and sale agreement, the asset sale and the amendment to our partnership agreement by the holders of the common units. We and TransMontaigne do not believe that any U.S. antitrust approvals are required to consummate the asset sale. However, we will be required to obtain various approvals from Mexican authorities, including obtaining the issuance or transfer of permits.

Q:	Will the asset sale be a taxable transaction to me?

A:	The sale of our assets will be a taxable transaction for U.S. federal income tax purposes and holders of common units will be taxed on their share of gain or loss resulting from the sale. Generally, we expect that the common unitholders as a group will be allocated approximately $1,350,000 of gain from the asset sale, a portion of which will be characterized as ordinary income, and the balance of which will be characterized as capital gain. Those unitholders who acquired their common units in the September 2004 spin-off will be allocated gain of approximately $0.71 per common unit. Unitholders who acquired their units after the spin-off are likely to be allocated more or less gain per unit, and may even be allocated a tax loss, depending on the price they paid for their units. Common unitholders will be required to pay tax on their share of our gain, even if they do not receive any cash distributions from us. For a more detailed explanation of the tax consequences of the asset sale, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 38 of this proxy statement. Tax matters are very complicated, and the tax consequences of any asset sale and their effect on you will depend on the facts of your own situation. You are urged to consult with your own tax advisor with respect to your own individual tax consequences as a result of the asset sale.

Q:	What are the conditions to the completion of the asset sale?

A:	The purchase and sale agreement contains a number of conditions that are required to be met or waived prior to the completion of the asset sale. The approval by holders of a majority of the outstanding common units of the purchase and sale agreement and the related asset sale is a condition to completion. In addition, TransMontaigne has the right not to complete the asset sale if it is not satisfied with its investigation of us, our business and our assets. This investigation may continue until five business days prior to the date the asset sale occurs. TransMontaigne also has the right not to complete the asset sale if Penn Octane does not concurrently sell its LPG assets to TransMontaigne. Our general partner (Rio Vista GP LLC) has the right not to complete the asset sale if the holders of our common units do not approve both (i) the purchase and sale agreement and the asset sale and (ii) the proposed amendment to the partnership agreement. For an explanation of these and the other conditions to complete the asset sale, see “THE PURCHASE AND SALE AGREEMENT — Conditions to the Asset Sale” beginning on page 52 of this proxy statement.

Q:	Was an appraisal done related to the assets to be sold?

A:	Yes. Baker & O’Brien, Inc., an independent appraiser, conducted an appraisal of the assets that we have agreed to sell to TransMontaigne, and a copy of its report is attached to this proxy statement as Annex C. The appraisal estimated that the value of those assets was $17.2 million.

Q:	How was the purchase price to be paid by TransMontaigne for the company’s assets determined?

A:	Our general partner and Penn Octane, on the one hand, and TransMontaigne, on the other hand, engaged in arms’ length negotiations and agreed to a total purchase price of $27.5 million (subject to adjustments) for all of the assets that TransMontaigne is acquiring from us and Penn Octane. Based primarily on the appraisal prepared for us by Baker & O’Brien, we, Penn Octane and TransMontaigne agreed to an allocation of $17.4 million for our assets and $10.1 million for Penn Octane’s LPG assets.
Amendment to Our Partnership Agreement

Q:	What is being amended?

A:	The partnership agreement currently requires the company to be dissolved and its affairs wound up if there is a sale of all or substantially all of our assets and properties. Unless the partnership agreement is amended, completion of the asset sale would require us to dissolve the company. The board of managers of our general partner recommends that the partnership agreement be amended to permit our continued operation after completion of the asset sale.

Q:	What happens if the asset sale is approved, but the amendment to the partnership agreement is not approved?

A:	Our general partner has the right to not complete the asset sale if the holders of our common units do not approve both (i) the purchase and sale agreement and the asset sale and (ii) the proposed amendment to the partnership agreement. If the holders of the common units approve the purchase and sale agreement and the asset sale, but do not approve the proposed amendment to the partnership agreement, the board of managers of our general partner will determine whether it is in the company’s best interests and the best interests of the holders of our common units to complete the asset sale. If the asset sale is completed, but the proposed amendment to the partnership agreement is not approved, we will be required to dissolve the company and distribute our assets (consisting primarily of cash) in the manner required by our partnership agreement.

Q:	Will the amendment to the partnership agreement still be valid if the asset sale does not occur?

A:	If you approve the amendment to the partnership agreement and the asset sale is not completed for any reason, the partnership agreement will be amended to permit, but not require, the general partner to distribute the proceeds of an asset sale and dissolve the company. Your approval of the amendment to the partnership agreement will not obligate any party, including us or our general partner, to complete the asset sale if the conditions to the purchase and sale agreement are not met or the board of managers of our general partner determines that completion of the asset sale is not in the best interests of the company and the holders of our common units.
Questions

Q:	What should I do if I have questions?

A:	If you have questions about the special meeting, the purchase and sale agreement, the asset sale, the amendment to the partnership agreement or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact Ian T. Bothwell, our general partner’s vice president, chief financial officer, treasurer and assistant secretary, at Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024, telephone number (713) 467-8235.

SUMMARY
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including the annexes. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.
Parties Involved in the Asset Sale
      The parties to the purchase and sale agreement are Rio Vista Operating Partnership L.P., a Delaware limited partnership (referred to in this proxy statement as Rio Vista Operating Partnership), and Penn Octane International, L.L.C., a Delaware limited liability company (referred to in this proxy statement as Penn Octane International), on the one hand, and TransMontaigne, on the other hand.
      Rio Vista Energy Partners L.P., a Delaware limited partnership, currently owns 100% of the ownership interests of:

•	Rio Vista Operating Partnership; and

•	Penn Octane International.
      As used in this proxy statement, “we,” “us,” “our” and the “company” refer to Rio Vista Energy Partners and its subsidiaries.
      Substantially all of our assets are held by Rio Vista Operating Partnership and Penn Octane International and their subsidiaries.
      Rio Vista Energy Partners’ general partner is Rio Vista GP LLC (referred to in this proxy statement as the general partner). The general partner is currently a wholly owned subsidiary of Penn Octane Corporation, a Delaware corporation (referred to in this proxy statement as Penn Octane). Concurrently with the execution of the purchase and sale agreement, Penn Octane executed a purchase and sale agreement with TransMontaigne for the sale to TransMontaigne of additional liquified petroleum gas assets owned by Penn Octane.
      The general partner is responsible for the management of the company. Rio Vista Operating Partnership is managed by another entity that we own.
      Rio Vista Energy Partners, through our subsidiaries, and Penn Octane are principally engaged in the purchase, transportation, storage, marketing and sale of liquefied petroleum gas (LPG). Penn Octane is also engaged in the gasoline and diesel fuel resale business through transactional, bulk and rack activities.
      TransMontaigne is principally engaged in the distribution and supply of petroleum products with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. Its principal activities consist of (i) terminal, pipeline and tug and barge operations; (ii) supply, distribution and marketing; and (iii) supply management services.
      The addresses of the parties are:

Rio Vista Energy Partners L.P.
Rio Vista Operating Partnership L.P.
Penn Octane International, L.L.C.
Rio Vista GP LLC
820 Gessner Road
Suite 1285
Houston, Texas 77024
Telephone Number: (713) 467-8235

Penn Octane Corporation
77-530 Enfield Lane
Building D
Palm Desert, California 92211
Telephone Number: (760) 772-9080

TransMontaigne Product Services, Inc.
1670 Broadway
Suite 3100
Denver, Colorado 80202
Telephone Number: (303) 626-8200
Purchase and Sale of Assets (page 43)
      Subject to the conditions of the purchase and sale agreement, TransMontaigne will acquire substantially all of our assets for $17.4 million, consisting of cash to be paid at the closing and credit of $1.3 million against the purchase price related to a loan made to us by TransMontaigne at the time of the execution of the purchase and sale agreement. The amount of the purchase price to be paid to the company may be adjusted in the manner discussed under “THE PURCHASE AND SALE AGREEMENT — Consideration for the Asset Sale” beginning on page 44 of this proxy statement. We currently estimate that the adjustments will result in a reduction in the cash we will receive at the closing of approximately $225,000. These adjustments reimburse TransMontaigne for net liabilities of ours that TransMontaigne has agreed to pay on our behalf. Accordingly, we currently estimate that we will receive approximately $15.9 million in cash at the closing of the asset sale.
      If the transaction is completed, TransMontaigne will acquire substantially all of our assets, consisting of the pipeline system and terminal assets in Brownsville, Texas and Matamoros, Mexico. The assets being sold do not include leases to four offices, cash and other current assets and storage tanks that are unrelated to the assets being sold.
Amendment of the Partnership Agreement (page 31)
      The company’s partnership agreement requires the company to be dissolved and its affairs wound up if there is a sale of all or substantially all of our assets and properties. Unless the partnership agreement is amended, the completion of the asset sale would require us to liquidate the company. The proposed amendment to the partnership agreement would permit our continued operation after the sale of all or substantially all of our assets.
Special Meeting (page 17)
      The special meeting of the holders of common units of Rio Vista Energy Partners will be held at 9:00 a.m., local time, on October 26, 2005, at the Hilton Waterfront Beach Resort, 21100 Pacific Coast Highway, Huntington Beach, California 92648.
      At the special meeting, you will be asked to consider and vote upon proposals to approve:

•	the purchase and sale agreement with TransMontaigne and the asset sale; and

•	an amendment to our partnership agreement to permit our continued operation after the asset sale.
      We will also be asking the holders of our common units to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval of the purchase and sale agreement and the asset sale and the amendment to our partnership agreement.
Record Date and Voting (page 18)
      Our general partner has fixed the close of business on September 26, 2005 as the record date for determining holders of the common units entitled to notice of and to vote at the special meeting. On the record date, we had 1,910,656 common units outstanding held by approximately 97 holders of record. Except for the general partner’s interest and the common units, we have no other class of voting securities outstanding.
      Holders of common units of record on the record date will be entitled to one vote per common unit on any matter that may properly come before the special meeting and any adjournment of that meeting.
Vote Required (page 18)
      Under the requirements of our partnership agreement and the terms of the purchase and sale agreement, in order to approve the transaction with TransMontaigne, holders of a majority of the common units must approve the purchase and sale agreement and the asset sale. Under the requirements of our partnership agreement, the holders of a majority of the common units must approve the amendment to the partnership agreement. The proposals require, and have received, the approval of our general partner.
      Failure to vote in person or by proxy will have the same effect as a vote “AGAINST” approval of the purchase and sale agreement and the asset sale and a vote “AGAINST” the amendment to the partnership agreement. Failure to vote in person or by proxy will have no effect on the approval of the adjournment proposal.
      The affirmative vote of the holders of a majority of the outstanding common units present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposals.
Recommendation of the Board of Managers of Our General Partner (page 25)
      The board of managers of our general partner has unanimously approved (i) the purchase and sale agreement and the transactions contemplated in the purchase and sale agreement and (ii) the amendment to the partnership agreement as advisable and in the best interests of our company and the holders of the common units. Accordingly, the board of managers of our general partner recommends that at the special meeting the holders of our common units vote “FOR” approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to the partnership agreement.
Appraisal and Determination of the Purchase Price (page 29)
      Baker & O’Brien, Inc. conducted an appraisal of the assets we have agreed to sell to TransMontaigne and a copy of its report is attached to this proxy statement as Annex C. The appraisal estimated that the value of those assets was $17.2 million. Our general partner and Penn Octane engaged in negotiations with TransMontaigne which agreed to a total purchase price of $27.5 million (subject to adjustments) for all of the assets that TransMontaigne is acquiring from us and from Penn Octane. We, Penn Octane and TransMontaigne agreed to an allocation of $17.4 million for our assets and $10.1 million for Penn Octane’s LPG assets based primarily on the appraisal prepared for us by Baker & O’Brien.
Conditions to the Asset Sale (page 52)
      Neither we nor TransMontaigne is required to complete the asset sale unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the purchase and sale agreement by the majority of the holders of our common units;

•	the absence of any applicable law or legal ruling that would make the asset sale illegal or would otherwise prohibit the consummation of the asset sale; and

•	other customary closing conditions specified in the purchase and sale agreement.

      TransMontaigne is not required to complete the asset sale unless a number of additional conditions are satisfied, including:

•	the concurrent closing of the transaction between TransMontaigne and Penn Octane for the sale to TransMontaigne of Penn Octane’s LPG assets;

•	TransMontaigne’s satisfaction with its investigation of us, our assets and our business, which investigation TransMontaigne may conduct until five business days prior to the date the asset sale occurs;

•	our securing of specified easements and real property rights and any other relevant real property rights that TransMontaigne determines we do not have during TransMontaigne’s investigation of our assets and our business, or agreement by TransMontaigne and us to another resolution to compensate TransMontaigne for the real property rights (which resolution may include a purchase price adjustment);

•	our remediation of any environmental condition related to our real property that TransMontaigne identifies during its investigation of our assets and our business, or agreement by TransMontaigne and us to another resolution to compensate TransMontaigne for the environmental condition (which resolution may include a purchase price adjustment);

•	the attainment of various approvals from Mexican authorities, including the issuance or transfer of permits; and

•	the assignment to TransMontaigne of our contract with P.M.I. Trading Limited, a corporation operating in Mexico (referred to in this proxy statement as PMI), pursuant to which PMI has agreed to purchase LPG from us through March 31, 2006. PMI is the primary purchaser of the LPG sold by us.
Representations and Warranties (page 46)
      Our representations and warranties contained in the purchase and sale agreement include customary representations regarding our business and the assets to be conveyed to TransMontaigne.
Indemnification (page 54)
      Under the terms of the purchase and sale agreement, we are required to indemnify TransMontaigne against specified liabilities, including liabilities resulting from:

•	a breach of any of our representations and warranties or covenants;

•	losses relating to the operation of our business prior to the closing of the asset sale; and

•	losses relating to liabilities that are not being assumed by TransMontaigne.
      Except in connection with a limited number of representations and warranties and other obligations, our maximum indemnification liability under the purchase and sale agreement will be the purchase price and we are only responsible for losses to the extent that they collectively exceed $300,000. In most cases, our indemnification obligations will expire three years after the asset sale occurs.
Termination of the Purchase and Sale Agreement (page 54)
      We and TransMontaigne may agree in writing to terminate the purchase and sale agreement at any time prior to completing the asset sale, even if the holders of our common units have approved the purchase and sale agreement and the asset sale.

      Either we or TransMontaigne can terminate the purchase and sale agreement if, among other things:

•	the asset sale has not been consummated by October 31, 2005;

•	we do not or cannot perform any of the actions required by TransMontaigne to remedy an environmental condition or to obtain relevant real property rights we do not have, and we and TransMontaigne are unable to agree to another resolution for the environmental condition or relevant real property rights; or

•	the completion of the asset sale would violate any non-appealable final order or a governmental entity.
      TransMontaigne can terminate the purchase and sale agreement if it is not satisfied with the content of any schedule to the purchase and sale agreement that was completed by us after the execution of the purchase and sale agreement and TransMontaigne elects to terminate the agreement within five business days of its receipt of the schedule. The purchase and sale agreement will not be terminated if, within three business days after TransMontaigne elects to terminate the agreement, we provide a new schedule satisfactory to TransMontaigne or provide a monetary remedy to resolve any problem with the schedule identified by TransMontaigne.
      We can terminate the purchase and sale agreement if we accept a superior offer from a third party that meets specified requirements, enter into an agreement with the third party and pay TransMontaigne a termination fee of $700,000.
Regulatory Matters (page 38)
      We and TransMontaigne do not believe that any U.S. antitrust approvals are required to consummate the asset sale. However, we are required to obtain various approvals from Mexican authorities, including obtaining the issuance or transfer of permits.
Appraisal Rights (page 56)
      Neither Delaware law nor our partnership agreement entitles the holders of our common units to seek appraisal of the fair value of the common units in connection with the asset sale or the amendment of our partnership agreement.
No Solicitation (page 48)
      We have agreed that, prior to the earlier of the termination of the purchase and sale agreement or the asset sale, neither we nor any of our affiliates, which includes Penn Octane, will directly or indirectly:

•	solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any of the following (referred to in this proxy statement as an acquisition proposal):

•	a transaction in which any third party may acquire our assets that are to be sold to TransMontaigne;

•	a transaction in which any third party may acquire more than 50% of the partnership interests of Rio Vista Operating Partnership or the limited liability company interests of Penn Octane International;

•	a merger or other business combination in which a third party may acquire more than 50% of the partnership interests of Rio Vista Operating Partnership or the limited liability company interests of Penn Octane International or the equity interests of the entity surviving the merger or business combination; and

•	any other transaction in which any third party may acquire control of the assets of Rio Vista Operating Partnership or Penn Octane International having a fair market value equal to or greater than 50% of the fair market value of all of Rio Vista Operating Partnership’s assets and all of Penn Octane International’s assets;

•	engage in negotiations or discussions concerning, or provide any non-public information to any third party relating to, any acquisition proposal; or

•	agree to or recommend any acquisition proposal.
      However, under specified circumstances, we may:

•	Furnish information to or enter into discussions with a third party making or recommending an unsolicited bona fide written acquisition proposal or recommend the offer to the company if the general partner determines in good faith, after consultation with outside counsel and receiving an opinion from a financial advisor, that the proposal is reasonably likely to result in a transaction (referred to in this proxy statement as a superior proposal) more favorable to us from a financial point of view than the transaction with TransMontaigne. Prior to furnishing information to any third party, we are required to receive a confidentiality agreement from the third party at least as favorable to us as our confidentiality agreement with TransMontaigne.

•	Comply with federal requirements regarding an unsolicited acquisition proposal.

•	Accept a superior proposal, enter into an agreement with a third party related to the superior proposal, terminate the purchase and sale agreement and pay TransMontaigne a termination fee of $700,000.
Federal Income Tax Consequences (page 38)
      The sale of our assets will be a taxable transaction for U.S. federal income tax purposes and holders of common units will be taxed on their share of gain or loss resulting from the sale. Generally, we expect that the common unitholders as a group will be allocated approximately $1,350,000 of gain from the asset sale, a portion of which will be characterized as ordinary income, and the balance of which will be characterized as capital gain. Those unitholders who acquired their common units in the September 2004 spin-off would be allocated gain of approximately $0.71 per common unit. Unitholders who acquired their units after the spin-off are likely to be allocated more or less gain per unit, and may even be allocated a tax loss, depending on the price they paid for their units. The actual taxes paid by any particular unitholder will depend upon the circumstances when the unitholder acquired his, her or its common units, and the extent and nature of the unitholder’s other income and loss. Common unitholders will be required to pay tax on their share of our gain, even if they do not receive any cash distributions from us.
      As a publicly traded partnership, we will continue to be taxed as a partnership only if 90% or more of our gross income for every taxable year consists of “qualifying income.” Although we plan to continue to operate so as to meet this requirement, there can be no assurances that we will do so. If we were to fail to satisfy this requirement, we would be taxed as a corporation which would have material adverse tax consequences to the unitholders.
      Common unitholders may be subject to state, local and foreign taxes and return filing requirements in connection with the proposed transaction.
      Common unitholders which are qualified retirement plans, individual retirement accounts, charitable organizations and other organizations generally exempt from the imposition of federal income tax should be aware that any income resulting from their common units generally has been, and will continue to be, subject to taxation as unrelated business taxable income. These types of common unitholders should consult their own tax advisors regarding the tax treatment of the proposed transaction.
      For a more detailed explanation of the tax consequences of the proposed asset sale, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 38 of this proxy statement.

      Tax matters are very complicated, and the tax consequences of the proposed transactions and their effect on you will depend on the facts of your own situation. You are urged to consult with your own tax advisor with respect to your own individual tax consequences.
Interests of Penn Octane and Other Parties in the Purchase and Sale Agreement, the Asset Sale and the Amendment to Our Partnership Agreement (page 32)
      In considering the recommendations of our general partner for the approval of the purchase and sale agreement, the asset sale and the amendment to the partnership agreement, you should be aware that Penn Octane, its officers and directors, and our general partner, and its officers and managers, may have interests in the asset sale and the amendment to our partnership agreement that may be in addition to, or different from, the interests of the holders of our common units.
      Penn Octane currently owns 100% of our general partner and, except for those matters on which a vote is required of the holders of the common units, the general partner is responsible for the management of the company. Because of Penn Octane’s ownership of the general partner, Penn Octane has the ability to appoint members to the board of managers of our general partner and, as a result, indirectly control the company, subject to the fiduciary duties of the members of the board of managers and the limitations of our partnership agreement. The board of managers of our general partner was aware of these interests, which include those summarized below, and considered them, among other matters, in approving the purchase and sale agreement, the asset sale and the amendment to the partnership agreement:

•	TransMontaigne will pay a total purchase price of $27.5 million, subject to some adjustments, for the assets it is acquiring from us and from Penn Octane, consisting of $17.4 million for our assets and $10.1 million for Penn Octane’s assets. The allocation of the purchase price agreed to by the company, Penn Octane and TransMontaigne was based primarily on the appraisal performed by Baker & O’Brien and was approved by the board of directors of Penn Octane and the board of managers of our general partner.

•	In connection with our spin-off from Penn Octane on September 30, 2004, we were required to become a guarantor of most of Penn Octane’s current and long-term debt and to pledge all of our assets as collateral for those obligations. As of June 30, 2005, the dollar amount of Penn Octane’s obligations which we guaranteed or for which our assets were pledged totaled $10.9 million. As of June 30, 2005, we had assets with a book value of $16.5 million pledged as collateral in connection with Penn Octane’s obligations. If Penn Octane is unable to pay its liabilities under any debts that we have guaranteed, we would have liability to pay those debts. If the asset sale is completed, our guarantees of Penn Octane’s credit obligations will be terminated and our assets will no longer be pledged as security for any of Penn Octane’s outstanding obligations.

•	All senior members of management of our general partner are also members of the management of Penn Octane, including Charles C. Handly, who is the chief executive officer and president of both the general partner and Penn Octane, and Ian T. Bothwell, who is vice president, chief financial officer and treasurer of both entities.

•	We and our general partner rely on officers and employees of Penn Octane for managerial services and support staff. Penn Octane conducts businesses and activities of its own in which we have no economic interest. There can be material competition between the company and the general partner, on the one hand, and Penn Octane, on the other hand, for the time and effort of these officers and employees. The officers and employees of Penn Octane are not required to work full time on our affairs. These officers and employees are required to devote significant time to the affairs of Penn Octane and are compensated by it for the services rendered to it.

•	We are required to reimburse our general partner and Penn Octane for costs incurred in managing and operating the company, including costs incurred in providing managerial services and support staff to us. Because we are obligated to reimburse our general partner for all direct expenses it incurs on our behalf, there is no maximum amount that we may be required to pay to our general partner. The partnership agreement provides that our general partner determines the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

•	Our general partner has a 2% partnership interest in the company. Cash distributions from the company are shared by the holders of our common units and the general partner as described in our partnership agreement based on a formula under which our general partner receives disproportionately more distributions per percentage interest (the incentive distribution rights) than the holders of the common units if annual cash distributions exceed specified milestones. If the asset sale occurs, but our partnership agreement is not amended, a liquidation distribution will occur in the manner required by our partnership agreement. See Annex D for a discussion of our cash distribution policy and the incentive distribution rights contained in our partnership agreement.

•	There are agreements between us and Penn Octane which may be affected by the asset sale. In particular, an LPG supply agreement that requires us to purchase all of our LPG requirements from Penn Octane will be terminated if the asset sale is completed.

•	Because of our significant cash flow problems, we have had limited funds available, including funds available for payroll. If the asset sale does not occur, we may not have sufficient cash flow to pay salaries and other obligations.

•	Each of Jerome B. Richter and Shore Capital LLC, an entity owned by Richard Shore, Jr., has an option to purchase a 25% interest in the general partner for approximately $82,000. The general partner owns the incentive distribution rights, which are described in Annex D. Effective May 12, 2005, Mr. Richter retired from his position as chairman of the general partner and as a member of the board of managers of the general partner. Mr. Richter also retired from his positions as chairman and chief executive officer of Penn Octane and as a member of Penn Octane’s board of directors. As of August 31, 2005, Mr. Richter owned approximately 25.0% of our outstanding common units and approximately 24.9% of Penn Octane’s common stock. In addition, Mr. Richter had a note payable to Penn Octane in the amount of $3,196,693 which was due on July 29, 2005. On August 3, 2005, in connection with Mr. Richter’s retirement in May 2005 and his past services, Penn Octane approved an extension of the note to July 29, 2007 and a discount of the note to $1,696,693 plus accrued interest not waived on its maturity date under specified circumstances. The interest rate on the note is the prime rate plus 2% and Penn Octane will waive interest for any period that Mr. Richter guarantees debt of Penn Octane to any party in an amount equal to at least $1.8 million.

•	After his retirement, Mr. Richter has continued to serve as a consultant to our general partner and to Penn Octane in connection with finding a potential buyer for our business and Penn Octane’s LPG assets. Mr. Richter is also serving as an advisor to the board of managers of our general partner and the board of directors of Penn Octane. In connection with these services, Mr. Richter has entered into a consulting agreement with the company and Penn Octane. The fee for his services will be equal to 2% of the cash received (net of transaction costs) from:

•	our asset sale and the sale to TransMontaigne of Penn Octane’s LPG assets; and

•	our LPG sales above 3.5 million gallons in each of July 2005 and August 2005, 6 million gallons in September 2005, 9 million gallons in October 2005, 13 million gallons in each of November 2005, December 2005, January 2006 and February 2006 and 9 million gallons in March 2006.
        We also have agreed to reimburse Mr. Richter for his expenses. We may, at our option, offset any amounts that we or Penn Octane owe to Mr. Richter by reducing the principal amount of his note payable to Penn Octane that is due July 29, 2007. We currently estimate that the fee that Mr. Richter will receive from our asset sale and the sale of Penn Octane’s LPG assets will be approximately $540,000 and that this amount will be offset against his note payable to Penn Octane that is due July 29, 2007. The company will separately reimburse Penn Octane for any amounts that Penn Octane pays to Mr. Richter on our behalf. We currently estimate that the company will reimburse Penn Octane approximately $340,000 for the payments made to Mr. Richter in connection with our asset sale.
Future Business
      If the asset sale is completed and we have not acquired any other assets, substantially all of our assets will be held as cash. If the amendment to the partnership agreement is approved, we intend to invest at least part of the cash in other business opportunities. Under the terms of our partnership agreement, our acquisitions are generally limited to businesses that generate “qualifying income” for federal income tax purposes which would primarily consist of exploration, development, mining or production, processing, refining, transportation, including pipelines transporting gas or oil or related products, or the marketing of any mineral or natural resource.
      We expect that our potential acquisitions would be in the oil and gas industry and could include pipelines, exploration and development, production and marketing assets. We may consider acquiring assets that produce “qualifying income” that are in industries other than oil and gas. The types and amounts of acquisitions will depend on available opportunities and what the general partner determines is in the best interests of the company and the holders of our common units.
      Prior to the asset sale to TransMontaigne, we may engage in acquisitions or take other actions that may avoid the possibility of our becoming a “shell company” under new SEC regulations. These actions could include joint ventures or other transactions involving Penn Octane or third parties. However, we would not expect to undertake any acquisition that could affect our status of being taxed as a partnership.
Use of Proceeds from the Asset Sale
      We currently estimate that our gross proceeds from the asset sale will total approximately $15.9 million based on:

•	a purchase price of $17.4 million, less

•	$1.3 million of indebtedness payable on the loan from TransMontaigne that will be credited as part of the purchase price in connection with the closing of the asset sale; and less

•	a purchase price adjustment related to working capital that is currently estimated at $225,000.

The purchase price may be subject to additional adjustments pursuant to the purchase and sale agreement as described in “THE PURCHASE AND SALE AGREEMENT — Consideration for the Asset Sale” beginning on page 44 of this proxy statement.
      If the asset sale is completed, but our partnership agreement is not amended, we are required to dissolve the company and distribute available funds to our partners, including the general partner. If our partnership agreement is amended and we are not required to dissolve the company, we intend to use the proceeds from the asset sale to:

•	pay our expenses related to the asset sale;

•	fund working capital requirements;

•	resume our minimum quarterly distributions to our partners (including the holders of our common units, who are our limited partners) and pay all arrearages in those distributions; and

•	acquire assets or businesses that generate “qualifying income” for federal income tax purposes.
      We did not make the minimum quarterly distribution for the quarter ended June 30, 2005 and do not currently have sufficient cash to make the minimum quarterly distribution for the quarter ended September 30, 2005. The minimum quarterly distribution is $0.25 per quarter per common unit and the total amount of our arrearage for the quarter ending June 30, 2005 is $487,000. See Annex D for a discussion of our cash distribution policy contained in our partnership agreement.
      Until we acquire business assets, we will invest the cash proceeds from the asset sale in short-term and other liquid assets. The types of acquisitions we make may be influenced by our desire to avoid inadvertently becoming an investment company under the Investment Company Act of 1940. For example, we may need to limit the amount of cash that we invest in municipal securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      The statements contained in this proxy statement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” and other comparable expressions. Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed in our most recent annual report on Form 10-K and under “Forward-Looking Statements” in our most recent quarterly report on Form 10-Q filed with the SEC, as well as factors relating to the asset sale. Forward-looking information may involve known and unknown risk over which we have no control, including, without limitation:

•	the requirements that the holders of our common units approve the purchase and sale agreement and the asset sale and the amendment to the partnership agreement;

•	the possibility that the company may be dissolved;

•	the failure to satisfy other conditions to the asset sale;

•	the tax consequences of the asset sale;

•	the tax consequences of operating our business after the asset sale;

•	the amount of any liquidation distribution if we are dissolved following the asset sale;

•	the future financial condition of Penn Octane and the future financial condition of the company; and

•	our ability to implement our current or future business strategies, including our potential use of the proceeds of the asset sale.
      See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 58 of this proxy statement. Holders of common units and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement and reflect our views as of that date, and we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, except as required by law.
THE SPECIAL MEETING OF HOLDERS OF COMMON UNITS
      We are furnishing this proxy statement to you, as a holder of our common units, as part of the solicitation of proxies by the board of managers of our general partner for use at the special meeting of the holders of common units.
Date, Time and Place of the Special Meeting
      The special meeting of the holders of our common units will be held at the Hilton Waterfront Beach Resort, 21100 Pacific Coast Highway, Huntington Beach, California 92648, on October 26, 2005, at 9:00 a.m., local time.

Purpose of the Special Meeting
      The purpose of the special meeting is:

1. to approve the purchase and sale agreement, dated as of August 15, 2005, between our wholly owned subsidiaries, Rio Vista Operating Partnership and Penn Octane International, on the one hand, and TransMontaigne, on the other hand, and the sale of substantially all of our assets to TransMontaigne;

2. to approve an amendment to our partnership agreement to permit our continued operation after the asset sale; and

3. to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the purchase and sale agreement, the asset sale and the amendment to our partnership agreement.
The Recommendation of the Board of Managers of Our General Partner
      The board of managers of our general partner has unanimously approved the purchase and sale agreement with TransMontaigne and determined that the purchase and sale agreement and the asset sale are advisable and in the best interests of our company and the holders of the common units and that the continued operation of our company after the asset sale is advisable and in the best interests of our company and the holders of the common units. Accordingly, the board of managers of our general partner recommends that you vote “FOR” the approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to our partnership agreement.
Record Date; Common Units Entitled to Vote
      The holders of record of common units as of the close of business on September 26, 2005, which is the record date for the special meeting, are entitled to receive notice and to vote at the special meeting. On the record date, there were approximately 1,910,656 common units outstanding held by approximately 97 holders of record.
Quorum
      A quorum of the holders of our common units is necessary to have a valid meeting of the holders of the common units. The required quorum for the transaction of business at the special meeting is the presence in person or by proxy of a majority of the outstanding common units. Abstentions will be counted as present for purposes of determining the existence of a quorum.
      If a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies. Under our partnership agreement, if a quorum is not present at the special meeting, the holders of a majority of the outstanding common units attending the special meeting, either in person or by proxy, may adjourn the meeting to another time or place. When a meeting is adjourned to another time or place, notice is not required to be provided to the holders of the common units of the adjourned meeting and a new record date is not required if the time and place of the adjournment are announced at the meeting at which the adjournment is taken and the adjournment is for no more than 45 days. If we adjourn the special meeting to a later date, we will conduct the same business at the later meeting and only those unitholders who were eligible to vote at the original meeting may vote at the adjourned meeting.
Vote Required
      Under the terms of our partnership agreement, holders of a majority of the common units entitled to vote at the special meeting must vote “FOR” approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to the partnership agreement. It also is a condition to TransMontaigne’s obligation to purchase substantially all of our assets that holders of a majority of our outstanding common units vote “FOR” approval of the purchase and sale agreement and the asset sale.
      Each holder of common units will be entitled to one vote per common unit on any matter that may properly come before the special meeting and any adjournment of that meeting. Failure to vote in person or by proxy will have the same effect as a vote “AGAINST” approval of the purchase and sale agreement and the asset sale and a vote “AGAINST” the amendment to the partnership agreement.
      Brokers or other nominees who hold common units in “street name” for customers who are the beneficial owners of the common units may not give a proxy to vote those customers’ common units in the absence of specific instructions from those customers. These non-voted common units will not be counted as votes cast and will have the same effect as a vote “AGAINST” approval of the purchase and sale agreement and the asset sale and a vote “AGAINST” the amendment to our partnership agreement.
      The affirmative vote of the holders of a majority of the outstanding common units present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval of the purchase and sale agreement and the asset sale and approval of the amendment to our partnership agreement. Failure to vote in person or by proxy will have no effect on the approval of the adjournment proposal.
      Under the terms of the partnership agreement, no amendment to the partnership agreement may become effective without the approval of the holders of at least 90% of the outstanding common units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any limited partner of Rio Vista Energy Partners. We have obtained an opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the company, a copy of which is attached as Annex E, stating that the proposed amendment to the partnership agreement to permit our continued operation after the asset sale will not affect the limited liability of any of the limited partners.
Voting
      Holders of record of our common units on the record date may vote their common units by attending the special meeting and voting their common units in person or by proxy. To vote by proxy, you may complete the enclosed proxy card or vote by telephone or the Internet. To vote by proxy card, you need to sign and date the card and mail it to our transfer agent in the enclosed postage-prepaid envelope. To vote by telephone or Internet, you need to follow the “Telephone and Internet Voting Instructions” that are included on the proxy card.
      All common units represented by properly executed or submitted proxies received in time for the special meeting, or any later special meeting if the initial special meeting is adjourned, will be voted at the special meeting, or any later special meeting, in the manner specified by the holder. If you sign and return a proxy card without instructions, your common units represented by the proxy card will be voted “FOR” approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to our partnership agreement.
      Holders of common units who have questions or requests for assistance in completing and submitting proxy cards should contact Ian T. Bothwell, our general partner’s vice president, chief financial officer, treasurer and assistant secretary, at Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024, telephone number (713) 467-8235.
      Many investors hold their common units in “street name,” meaning that the common units are held in the name of a bank, broker or other person who is the record holder and the holder of the securities is the “beneficial” owner of the securities. Holders of common units who hold their common units in “street name” must either direct the record holder of the common units how to vote their common units or obtain a proxy from the record holder to vote their common units at the special meeting. Your broker or any other record holder of your common units cannot vote your common units without your instructions.

Revocability of Proxies
      You may change your vote at any time before your proxy is voted at the special meeting if you:

•	send a written, dated notice to the company, c/o Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401, stating that you would like to revoke your proxy;

•	complete, date and submit a new proxy card;

•	vote by telephone or on the Internet before 5:30 p.m., Central time, on October 25, 2005 (for which you will need the PIN number on your proxy card); or

•	attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.
Solicitation of Proxies
      We are soliciting your proxy by mail. In addition, managers, directors, officers, employees and consultants of our general partner or Penn Octane may solicit proxies through mail, telephone, the Internet or other means. These individuals will not receive additional compensation for soliciting proxies, but we will reimburse them for their out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement and the proxy card. We currently do not expect to use an outside proxy solicitor. If, however, we do decide to retain an outside firm to assist us in the solicitation of proxies, we would expect the firm to assist us in solicitations through mail, telephone, the Internet or other electronic means or in person. We anticipate that the solicitation fee of a solicitation firm would be approximately $10,000, plus expenses related to the solicitation.
Adjournment of the Special Meeting
      We are submitting a proposal for consideration at the special meeting to approve one or more adjournments of the special meeting if there are insufficient votes at the special meeting to constitute a quorum. In that event, we might need to adjourn the special meeting in order to solicit additional proxies to obtain the requisite quorum.
      The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the outstanding common units present in person or by proxy and entitled to vote at the special meeting. The failure to vote your common units will not have any effect on the approval of the adjournment proposal.
      Our general partner recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. When a meeting is adjourned to another time or place, notice is not required to be provided to the holders of common units of the adjourned meeting and a new record date is not required if the time and place of the adjournment are announced at the meeting at which the adjournment is taken and the adjournment is for no more than 45 days. If we adjourn the special meeting to a later date, we will conduct the same business at the later meeting and only those holders of common units who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.
THE ASSET SALE AND AMENDMENT TO THE PARTNERSHIP AGREEMENT
Background of the Asset Sale
      Rio Vista Energy Partners was formed by Penn Octane on July 10, 2003 and initially was a wholly owned subsidiary of Penn Octane.

      On September 30, 2004, Penn Octane completed a series of transactions involving:

•	the transfer of substantially all of its owned pipeline and terminal assets in Brownsville, Texas and Matamoros, Mexico, which assets Baker & O’Brien, Inc., an independent appraiser, appraised in January 2004, and some immaterial liabilities to Rio Vista Operating Partnership;

•	the transfer of all of its interests in Rio Vista Operating Partnership to Rio Vista Energy Partners; and

•	the distribution of all of our common units to the Penn Octane stockholders in a spin-off.
      As a result of the spin-off, Rio Vista Energy Partners became a public company. Rio Vista GP LLC, our general partner, continues to be owned by Penn Octane and is responsible for the management of the company.
      As part of the spin-off, substantially all of our assets were pledged or committed to be pledged as collateral on Penn Octane’s revolving credit facility, its LPG trade payables and other debts and promissory notes.
      On December 3, 2004, the board of managers of our general partner met and discussed the possibility of our making asset acquisitions.
      From December 2004 through the spring of 2005, we held discussions with other parties about potential acquisitions. All of the potential acquisitions were related to the oil and gas industry and related to businesses that produce “qualifying income” as defined in the Internal Revenue Code. In particular, we explored the feasibility of making acquisitions that would increase our cash flow. During the period, we initiated discussion with various parties, but did not enter into any letters of intent or purchase agreements for any potential acquisitions.
      In or around January 2005, Penn Octane contacted TransMontaigne about the possibility of TransMontaigne acquiring the general partner and TransMontaigne indicated that it was not interested.
      On February 2, 2005, Burton McCumber & Cortez, L.L.P., our independent certified public accountants, completed their audit report in connection with our financial statements for the fiscal year ended December 31, 2004. In their report, the auditors stated that conditions existed “which raise substantial doubt about [the Company’s] ability to continue as a going concern including (1) [the Company’s] dependence of Penn Octane to continue as a going concern and (2) continued sales to PMI at acceptable volumes and margins to provide sufficient cash flow to pay [the Company’s] expenses and guarantees of Penn Octane’s obligations assuming Penn Octane’s inability to pay such obligations.”
      On February 21, 2005, Penn Octane’s board of directors and the board of managers of our general partner held a joint meeting to discuss a preliminary proposal in which a third party indicated its interest (i) in contributing income-producing assets to the company in return for 59% of our common units after completion of the transaction and (ii) acquiring the general partner. The proposal to acquire our common units and the general partner was structured as a single transaction and would have required approval of (i) the board of managers of the general partner on behalf of the company, (ii) the board of directors of Penn Octane, (iii) the holders of our common units and (iv) Jerome B. Richter and Shore Capital LLC, which held options to acquire a cumulative 50% ownership of the general partner. The board of managers of our general partner and the Penn Octane Board of directors authorized their independent members, none of whom sat on both boards, to consider the potential transaction.
      On February 23, 2005, the independent members of the board of managers of the general partner determined that the proposed transaction for 59% of our common units was not in the best interests of the company or the holders of our common units because it was potentially dilutive to the holders of our common units.

      On February 24, 2005, the independent members of the board of directors of Penn Octane held a meeting at which they discussed strategic alternatives for Penn Octane and our general partner (which Penn Octane owns). The independent members determined that because the independent members of the board of managers of the general partner had rejected the offer for a 59% interest in the company, it was not necessary to reach a final decision on the related proposal to acquire the general partner. The board of directors of Penn Octane was advised that the board and the board of managers of our general partner each should consider obtaining its own independent legal counsel because of potential conflicts between us and Penn Octane. The Penn Octane board also discussed Penn Octane’s ability to pay its outstanding debt.
      Beginning in or around April 2005, we and Penn Octane attempted to determine if any third parties would consider the possibility of buying substantially all of our assets and Penn Octane’s LPG assets. We and Penn Octane informed four companies, of which TransMontaigne was one, that we were interested in soliciting bids for the assets. Additional solicitations of the same potential buyers were made in early June 2005.
      In early May 2005, we began discussions with TransMontaigne and another potential buyer (referred to in this proxy statement as the initial potential buyer) concerning the possibility of their acquiring substantially all of our assets and Penn Octane’s LPG assets.
      Effective May 12, 2005, Jerome B. Richter announced that he would retire from Penn Octane and from our general partner. He served as the chairman and chief executive officer of Penn Octane and chairman of our general partner. He also resigned as a director of Penn Octane and a member of the board of managers of our general partner. Following his resignation, Mr. Richter agreed to become a consultant to Penn Octane and the general partner in order to assist Penn Octane and the company in negotiating and completing a transaction for the sale of substantially all of our assets and Penn Octane’s LPG assets.
      On May 16, 2005, the board of directors of Penn Octane met and discussed Mr. Richter’s retirement from Penn Octane, the possibility of either selling our general partner to raise cash or selling, in conjunction with a sale of the company’s assets, Penn Octane’s LPG assets. The board also discussed the severe cash flow problems resulting from the low level of orders and low price margins from PMI. The board discussed potential transactions that were then being explored by management.
      On May 16, 2005, the board of managers of our general partner met and discussed Mr. Richter’s retirement from our general partner and two potential transactions, including one in which the initial potential buyer indicated that it would be willing to acquire our business and the LPG assets held by Penn Octane. The members of the board of managers determined that pursuing the potential transactions was advisable in light of our weak financial position. Members of the board of managers instructed management to press for completion of a possible transaction and to determine which potential third party could most quickly complete a transaction and on what terms.
      On May 16, 2005, we executed a confidentiality agreement with the initial potential buyer. Promptly following the execution of the confidentiality agreement, we sent a draft of a letter of intent to the initial potential buyer. The initial potential buyer indicated that it preferred to negotiate a definitive agreement and not to enter into a letter of intent. We and Penn Octane determined that the initial potential buyer was in the best position to promptly conclude a transaction. No other buyer, at that time, had demonstrated a willingness or ability to timely complete a transaction.
      In late May 2005, TransMontaigne indicated its initial interest in acquiring the various assets, but did not indicate that it was in a position to complete the transaction as quickly as the initial potential buyer.
      On May 25, 2005, Penn Octane received written notification from the Nasdaq Stock Market’s Listing Qualification Department that, for at least 30 consecutive days, the bid price on Penn Octane’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq SmallCap Market. Penn Octane was given until November 21, 2005 to regain compliance.

      On June 2, 2005, the board of directors of Penn Octane met and discussed the worsening volume of sales and price margins to PMI and the possibility of selling assets to the initial potential buyer if the board of managers of our general partner also found the transaction acceptable. The Penn Octane board discussed that at the current volumes and price margins, Penn Octane would run out of cash in two or three weeks.
      On June 2, 2005, the board of managers of our general partner met and discussed the need to expedite negotiations with the initial potential buyer because we had only minimal remaining cash.
      On June 3, 2005, the initial potential buyer sent to the company and Penn Octane a draft of a purchase and sale agreement for the purchase of substantially all of our assets and Penn Octane’s LPG assets.
      On June 6, 2005, we received a written confirmation from PMI of PMI’s expected orders of LPG for the period June 4, 2005 through March 31, 2006. Under the terms of the confirmation, the volume and price margins of PMI’s orders were expected to be significantly lower than PMI’s historical volume commitments and margins. On June 9, 2005, the company and Penn Octane each issued a Current Report of Form 8-K announcing the new commitment and estimating expected cash shortfalls during the period of PMI’s commitment.
      On June 13, 2005, the executive committee of the initial potential buyer approved the potential transactions with the company and with Penn Octane.
      On June 20, 2005, we were informed that the board of directors of the initial potential buyer had decided not to acquire our assets or Penn Octane’s LPG assets. Following receipt of the initial potential buyer’s decision, our general partner and Penn Octane determined that it was in our best interests and the best interests of Penn Octane to seek another buyer for our assets and Penn Octane’s LPG assets.
      On June 20, 2005, we and Penn Octane contacted three other companies, including TransMontaigne, which had previously expressed a potential interest in acquiring substantially all of our assets and Penn Octane’s LPG assets. The two companies, other than TransMontaigne, that were contacted did not indicate any interest at that time in acquiring our assets or Penn Octane’s LPG assets.
      On June 22, 2005, TransMontaigne signed and delivered a confidentiality agreement with the company.
      On June 22, 2005, Richard Shore, Jr. resigned from his positions as president and chief executive officer of our general partner as well as from his position on the general partner’s board of managers. He also resigned as president and as a director of Penn Octane. Following Mr. Shore’s resignation, all members of the board of managers of our general partner were independent and none sat on Penn Octane’s board of directors. From that time, the entire board of managers was able to act as the general partner’s conflicts committee.
      On June 23, 2005, Charles C. Handly was appointed as the president and chief executive officer of our general partner and of Penn Octane.
      On June 28, 2005, we issued a press release stating that we were actively pursuing discussions regarding a possible sale of all or a portion of our LPG assets. Penn Octane also issued a press release stating that it was pursuing a sale of its LPG assets.
      On June 28, 2005, we and Penn Octane met with representatives of TransMontaigne in Brownsville, Texas to discuss the terms of a potential transaction. After initial discussions, TransMontaigne indicated that, upon the signing of the purchase and sale agreement, it would be willing to provide a bridge loan of $1.3 million to be secured by a portion of our assets.
      On June 30, 2005, the dollar amount of Penn Octane’s obligations which we guaranteed or for which our assets were pledged totaled $10.9 million.

      On July 7, 2005, the company and Penn Octane sent to TransMontaigne a draft purchase and sale agreement for the purchase of substantially all of our assets and Penn Octane’s LPG assets. This draft was based on the earlier draft agreement prepared by the initial potential buyer.
      On July 15, 2005, TransMontaigne sent to the company and Penn Octane comments to the draft of the purchase and sale agreement previously provided to TransMontaigne by the company and Penn Octane. The draft of the purchase and sale agreement was then separated into two agreements, one agreement between Rio Vista Operating Partners and Penn Octane International, on the one hand, and TransMontaigne, on the other hand, and a second agreement between Penn Octane and TransMontaigne.
      On July 19, 2005, independent legal counsel was appointed to advise the board of managers of our general partner.
      On July 20, 2005, we and Penn Octane met with representatives of TransMontaigne in Denver, Colorado to discuss deal terms, including provisions of the draft purchase and sale agreement with the company and the draft of the purchase and sale agreement with Penn Octane.
      During July and August 2005, TransMontaigne conducted due diligence on the company and Penn Octane.
      On August 5, 2005, we formally engaged Baker & O’Brien to provide an updated appraisal of the assets we were proposing to sell, including providing as appraisal of our intangible assets.
      On August 5, 2005, the board of directors of Penn Octane met to discuss the approval of the purchase and sale agreement between Penn Octane and TransMontaigne. The allocation of the purchase price between Rio Vista and Penn Octane was discussed, including that management had examined different methodologies to determine what valuation was fair to Penn Octane and its stockholders. In particular, the board relied on the prior appraisal value provided by Baker & O’Brien for the company, historic book values of assets and internal valuation calculations performed by management. The board also observed that the price offered by TransMontaigne was the same as that offered by the initial potential buyer and since the initial potential buyer was an arms’ length third party, it acted as an independent form of valuation.
      On August 6, 2005 the board of directors of Penn Octane, by unanimous written consent, approved the execution of the purchase and sale agreement between Penn Octane and TransMontaigne.
      On August 9, 2005, we and Penn Octane met with representatives of TransMontaigne in Houston, Texas to finalize various terms of the transactions.
      On August 9, 2005, the members of the board of managers of our general partner, all of whom were independent and all of whom were members of the conflicts committee of the board of managers, met to discuss the approval of the purchase and sale agreement with TransMontaigne and the approval of the loan by TransMontaigne to us of $1.3 million. The board of managers discussed whether the $1.3 million loan was sufficient to enable us to close the transaction, and the various conditions to the closing of the transaction. The allocation of the purchase price between us and Penn Octane was considered, including the appraisal prepared by Baker & O’Brien concerning the value of our assets. Kyle Pearson, a vice president and Dallas, Texas office manager for Baker & O’Brien, stated that his firm had done two prior valuations of our assets and discussed the procedures in which his firm was currently engaged. Mr. Pearson indicated that he thought that the final valuation of the company’s assets would be close to $17.0 million, plus or minus $500,000. He indicated that Baker & O’Brien would soon provide a written report to the company. Richard Burton of Burton McCumber & Cortez, L.L.P., our independent auditors, discussed the historical book value of our assets. The board also discussed that the price offered by TransMontaigne was the same as was offered by the initial potential buyer and since the initial potential buyer was an arms’ length third party, it acted as an independent form of valuation. The specifics of the purchase and sale agreement were also discussed, including that the company’s indemnification obligations would exclude the first $300,000 in liabilities of the company under the purchase and sale agreement. In addition, the board of managers discussed the investment possibilities for the company after the closing of the transaction. The board of managers said that it would need to reconvene and reconsider its decision if the final report of Baker & O’Brien indicated a final valuation that was materially different from Mr. Pearson’s oral presentation.
      On August 9, 2005, the board of managers of our general partner and the conflicts committee of the board of managers of our general partner approved by unanimous written consent the execution of the purchase and sale agreement by Rio Vista Operating Partnership and Penn Octane International. The general partner of Rio Vista Operating Partnership also approved the execution of the purchase and sale agreement. In addition, the board of managers of our general partner approved our borrowing $1.3 million from TransMontaigne and the amendment to our partnership agreement to permit the company’s continued operations after the asset sale, including recommending approval of the amendment to our common unitholders.
      On August 15, 2005, Penn Octane and TransMontaigne executed the purchase and sale agreement for the sale by Penn Octane of its LPG assets.
      On August 15, 2005, Rio Vista Operating Partnership and Penn Octane International, on the one hand, and TransMontaigne, on the other hand, executed the purchase and sale agreement for the sale of substantially all of our assets.
      On August 15, 2005, in connection with our borrowing $1.3 million from TransMontaigne, we signed a promissory note and a security agreement. The security agreement granted TransMontaigne a security interest in four petroleum and six LPG storage tanks and other related assets.
      On August 16, 2005, we, Penn Octane and TransMontaigne each issued a separate press release announcing the execution of the purchase and sale agreement for the sale of substantially all of our assets and the purchase and sale agreement between Penn Octane and TransMontaigne for the sale of Penn Octane’s LPG assets.
      On September 2, 2005, the board of managers of our general partner, by unanimous written consent, set the time, place and record date for the special meeting of the holders of our outstanding common units to approve the purchase and sale agreement, the asset sale and the amendment to our partnership agreement.
      On September 6, 2005, Baker & O’Brien delivered its final appraisal report stating that as of August 1, 2005, the assets being sold by Rio Vista had an estimated value of $17.2 million.
Reasons for the Asset Sale and Recommendations of the Board of Managers of the General Partner
      We are managed by our general partner. The governing body of our general partner is its board of managers. All three members of the board of managers have been determined by the board of mangers to be independent of Penn Octane and also act as the conflicts committee for our general partner under the terms of our partnership agreement. In the course of reaching its decision to adopt the purchase and sale agreement and approve the asset sale and the amendment to the partnership agreement, the board of managers of our general partner consulted with the management of our general partner and our financial and legal advisors and considered a number of factors, including the following:

•	the value of the consideration to be received by us for our assets;

•	the consideration will be received primarily in cash;

•	after a search of potential buyers, the TransMontaigne offer was the highest price;

•	TransMontaigne was willing to provide bridge financing of $1.3 million until the closing of the asset sale;

•	we had insufficient cash flow to continue our operations and after significant inquiries had been unable to obtain sources of financing at reasonable rates, including selling our common units in public or private offerings and borrowing from third parties given that substantially all of our assets are already pledged as collateral to secure the debts of Penn Octane;

•	our need to pay currently outstanding debts;

•	Penn Octane was facing severe cash flow problems and would likely be unable to pay its obligations as they came due;

•	we have guaranteed, or pledged substantially all of our assets as collateral for, a substantial portion of Penn Octane’s debt and that as a result of the guarantees and pledges and our reduced cash flow our auditors in their report on our financial statements for the fiscal year ended December 31, 2004 said substantial doubt had been raised as to our ability to continue as a going concern;

•	if the asset sale is completed, our guarantees of Penn Octane’s credit facility and other financial obligations will be terminated and our assets will no longer be pledged as security for any of Penn Octane’s outstanding obligations;

•	our dependence on Penn Octane for services, and if Penn Octane is unable to maintain its current staffing, it may be unable to continue to provide those services on which we rely;

•	our dependence on PMI for substantially all of our LPG sales, and our conclusion that for the immediate future, the amount of LPG that we could sell, and the price margins at which we could sell LPG, to PMI would be insufficient to meet our cash flow requirements;

•	our dependence on Penn Octane for our LPG supply;

•	our inability to date to develop additional sources of revenues, including through finding customers in addition to PMI or through strategic acquisitions;

•	the results of the updated appraisal of Baker & O’Brien of our assets indicating that the assets we intend to sell to TransMontaigne had an estimated value, as of August 1, 2005, of $17.2 million;

•	the significant decline in the price of our common units since November 2004;

•	the lack of funds to permit us to make acquisitions in order to grow our current business;

•	the provisions of the purchase and sale agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and TransMontaigne and its counsel, on the other hand;

•	the terms and conditions of the purchase and sale agreement, including:

•	our ability, under specified circumstances, to furnish information to, and engage in negotiations with, a third party and, upon the payment to TransMontaigne of a termination fee of $700,000, to terminate the purchase and sale agreement and accept a superior proposal;

•	the requirement that the transaction be closed by October 31, 2005;

•	our ability to not complete the transaction if the holders of our common units do not approve the amendment to our partnership agreement to permit our continued operations after the completion of the asset sale; and

•	we would not have any liability for a breach of most of our representations and warranties until all claims exceed $300,000 and then only to the extent that the claims exceed $300,000;

•	the likelihood that the asset sale will be consummated, in light of TransMontaigne’s financial capability and the absence of any financing condition to TransMontaigne’s obligation to complete the asset sale;

•	TransMontaigne offered the same purchase price for substantially all of our assets and Penn Octane’s LPG assets ($27.5 million) as had been offered by the initial potential buyer, which is an indication of the fairness of the price;

•	potential opportunities to invest the proceeds that we will receive in the asset sale, including potential acquisitions in the oil and gas industry;

•	the value related to our being a publicly traded company that is structured as a master limited partnership;

•	all members of the board of managers of our general partner are independent of Penn Octane and unanimously approved the proposed transactions; and

•	we were unable to pay the minimum quarterly distribution for the quarter ended June 30, 2005 and do not currently have the cash necessary to make the minimum quarterly cash distribution for the quarter ended September 30, 2005.
      In the course of its deliberations, the board of managers of our general partner also considered a variety of risks and other countervailing factors related to our entering into of the purchase and sale agreement, including:

•	the risk that the asset sale will not be completed, even if the holders of our common units approve the purchase and sale agreement and the asset sale;

•	if the asset sale is not completed, the potential adverse effect of the public announcement of the asset sale on our business, including the ability of our general partner and Penn Octane, on which we depend for management, to attract and retain key management personnel and our relationship with PMI and other potential customers;

•	the restrictions that the purchase and sale agreement impose on soliciting competing proposals and the fact that we would be obligated to pay a $700,000 termination fee to TransMontaigne to pursue a superior proposal;

•	the likelihood that if the transaction is not completed, we will have to transfer ten storage tanks to TransMontaigne because of our inability to repay the $1.3 million borrowed from TransMontaigne;

•	the cost of the transaction given our cash position;

•	the asset sale is occurring at a time when PMI has reduced its LPG orders and price margins and that, if future orders and price margins are increased, the value of our assets might increase;

•	following the asset sale, we will dissolve if the holders of our common units do not approve the amendment to the partnership agreement;

•	following the asset sale, our assets will primarily consist of cash, and if the holders of our common units approve the amendment to the partnership agreement and we continue to operate, there may be limited opportunities for the investment of the cash, especially since almost all of our investments must be in businesses that produce “qualifying income;”

•	if we invest the proceeds of the asset sale in another business, we may lack the necessary experience to operate the newly acquired business;

•	the possibility that the price of our common units might increase in the future if the asset sale does not occur;

•	some of the managers, directors, officers and employees of our general partner and Penn Octane may have conflicts of interest in connection with the asset sale as they may receive benefits that are different from, and in addition to, those of the holders of our common units, as described below under the caption “— Interests of Penn Octane and Other Parties;”

•	our need to agree to an allocation of the purchase price to be paid by TransMontaigne for our assets and Penn Octane’s LPG assets;

•	the transaction is a taxable event and that, in most cases, the holders of our common units will be required to pay taxes in connection with the asset sale;

•	following the asset sale, we and the general partner will still be dependent on Penn Octane for managerial services and support staff;

•	except in a few select industries, including pipeline companies, most public companies are corporations and not limited partnerships;

•	we are required to obtain consent of the holders of our common units to amend our partnership agreement to permit our continued operations after the asset sale and, in connection with obtaining the consent, we are required to obtain an opinion of counsel that the amendment will not affect our limited partners’ limited liability;

•	because of the provisions of the Investment Company Act of 1940, until we invest the proceeds of the asset sale in new business opportunities, we may be limited in the types of investments that we make;

•	the effect of recent increases in petroleum costs on the cost of potential asset acquisitions;

•	if we attempt to raise monies through future public offerings of our common units prior to acquiring any new assets, we might be subject, under some circumstances, to additional reporting requirements under U.S. securities laws as a “blank check company;”

•	under new federal regulations, we might be considered a “shell company” which would result in our having to make substantial filings with the SEC in order to acquire any new business;

•	the recent resignations of two senior officers of our general partner and Penn Octane might make it more difficult for us to operate any new business that we might acquire; and

•	the costs of continuing to operate as a publicly traded company and compliance with the filing and other legal requirements of the SEC.
      The forgoing discussion of the factors considered by the board of managers of our general partner is not intended to be exhaustive, but does include the principal factors considered by the board. The board of managers of our general partner reached the unanimous conclusion to adopt the purchase and sale agreement and approve the asset sale and to adopt the amendment to the partnership agreement to permit our continued operation after the completion of the asset sale in light of the various factors described above and other factors that each member of the board of managers felt were appropriate. In considering the factors discussed above, individual members of the board of managers may have given different weights to different factors. In making their recommendations, the members of the board of managers considered the totality of the information presented to them and the investigation conducted by the management of the general partner.
      The primary factors in the board of managers’ decision to engage in the asset sale were our current lack of cash, our projected cash flows, our dependence on a single customer, the lack of opportunities for obtaining additional financing, our potential exposure if Penn Octane were unable to pay its obligations as they became due and the ability of TransMontaigne to acquire our assets for cash.
      In view of the wide variety of other factors considered by the board of managers as part of its evaluation of the asset sale and the complexity of these matters, the board of managers did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to any other factors it considered in reaching its decision and did not undertake to make any determination as to whether any other factor, or any aspect of any other factor, was favorable or unfavorable to the ultimate determination.

      As part of its evaluation of the proposal to amend the partnership agreement to permit our continued operations after the asset sale, the board of managers did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of managers.
      After evaluating the factors listed above and consulting with its legal counsel and financial advisors, the board of managers of our general partner determined that the purchase and sale agreement and the asset sale were advisable and in the best interests of the holders of our common units and that the continued operation of our company after the asset sale is advisable and in the best interests of our company and the holders of the common units. Accordingly, the board of managers of our general partner has unanimously adopted the purchase and sale agreement and the asset sale and the amendment to our partnership agreement. The board of managers of our general partner recommends that you vote “FOR” the approval of the purchase and sale agreement and the asset sale and “FOR” the amendment to our partnership agreement.
Appraisal
      In October 2003, Penn Octane engaged Baker & O’Brien to appraise the fair market value of the assets Penn Octane intended to transfer to the company in connection with our spin-off from Penn Octane. Penn Octane selected Baker & O’Brien for a number of reasons, including the recommendation of individuals involved in the oil and gas industry, Baker & O’Brien’s qualifications and reputation and Penn Octane’s prior satisfaction with Baker & O’Brien’s work in connection with an appraisal done in 2002. Baker & O’Brien specializes in providing technical and economic valuations of facilities operating in, among other areas, refining, gas processing, transportation and marketing assets in the U.S. and internationally, and it has performed previous valuations of LPG terminals.
      Baker & O’Brien delivered its original report to Penn Octane in January 2004. Baker & O’Brien received fees of approximately $48,000 in connection with this engagement.
      On August 5, 2005, the company retained Baker & O’Brien to update the original report and to value our inventory and intangible assets. The board of managers of the general partner selected Baker & O’Brien primarily because of Baker & O’Brien’s familiarity with our assets, which could potentially increase the efficiency and reduce the cost of preparing the appraisal. The board of managers of our general partner also took into account Baker & O’Brien’s qualifications, reputation, specialization and the quality of its earlier reports. The company agreed to pay Baker & O’Brien a fee of $35,000 for that engagement.
      On August 9, 2005, Baker & O’Brien delivered to the board of managers of our general partner its oral report that it expected that the assets we have agreed to sell to TransMontaigne have a value of approximately $17 million, plus or minus $500,000. This estimate was subject to completion of Baker & O’Brien’s due diligence review of the assets, completion of additional calculations and issuance of its final report.
      On September 6, 2005, Baker & O’Brien delivered its formal report, which we refer to in this proxy statement as the updated appraisal. The updated appraisal states the assumptions made, procedures followed, matters considered and qualifications and limitations of the scope of the appraisal conducted by Baker & O’Brien. The full text of the updated appraisal is attached as Annex C to this proxy statement. You should read the text in its entirety.
      Baker & O’Brien provided the updated appraisal to the board of managers of our general partner for its consideration in connection with evaluating the asset sale. The updated appraisal is not intended to be a recommendation as to whether to proceed with the asset sale or how any holder of common units should vote on the purchase and sale agreement and the asset sale.

      Our management instructed Baker & O’Brien to value specific assets, which did not include the four office leases and limited other items we do not intend to transfer to TransMontaigne. Baker & O’Brien updated its prior valuation by, among other things, conducting visual inspections of the assets at our Brownsville and Matamoros terminals, engaging in discussions with our management and performing additional calculations.
      Baker & O’Brien assumed that our assets will be acquired for on-going business activities and the valuation reflects the continued use of our assets in their current locations.
      Baker & O’Brien valued our assets, as of August 1, 2005, using the following methodologies:

•	for our physical assets, consisting of our Brownsville and Matamoros terminals and the dual pipelines connecting the two terminals (as well as construction permits and rights of way associated with those assets), the deferred replacement methodology;

•	for our LPG inventory, the local market price; and

•	for our intangible assets, consisting of the contract pursuant to which PMI purchases our LPG and other contracts, permits, leases and rights of way, an income analysis.
      For our physical assets, Baker & O’Brien considered using a comparable sales analysis, but did not utilize this approach due to the lack of recent, comparable data.
      The deferred replacement methodology Baker & O’Brien used considers the replacement cost of each asset, in current dollars, depreciated to account for that portion of the asset’s useful life that has already been consumed. Probable useful life statistics provide a basis for this determination, taking into account the current age and average retirement age of similar equipment, with potential adjustments for unit modernization or refurbishment. Baker & O’Brien estimated that the deferred replacement value of our Brownsville and Matamoros terminals and the pipeline system connecting the two facilities, including associated real property rights we hold, is $16.6 million.
      Using the local market price on August 1, 2005, Baker & O’Brien valued our LPG inventory at $578,137. Baker & O’Brien assumed that the volume and blend of our LPG inventory on August 1, 2005 was equal to the LPG volume and blend the purchase and sale agreement specifies that we will have in inventory when the asset sale occurs (with our actual volume and blend on the date the asset sale occurs causing an upward or downward adjustment to the purchase price, if that actual volume or blend is different from what the purchase and sale agreement specifies). If the local market price is higher or lower on the date the asset sale occurs, the value attributable to our LPG inventory pursuant to this valuation method would be accordingly higher or lower as of that date.
      To value our intangible assets, Baker & O’Brien identified contractual and other legal rights that can be sold or otherwise transferred separate and apart from our tangible assets. It identified our contract to sell LPG to PMI, our lease of the Brownsville terminal site and our operating permits as intangibles potentially having independent value. Baker & O’Brien then applied an income valuation methodology to these assets, which methodology considers a future business climate in which the asset must compete and attributes value to the asset according to its ability to generate income for investors. Under this method, estimated future after-tax cash flows are discounted at a capitalization rate that reflects returns expected by investors in similar assets. The discounted earnings value is the present net worth of estimated future cash flows.
      Based on this analysis, Baker & O’Brien assigned no net present value to our intangible assets. Baker & O’Brien concluded that our current contract with PMI contains no incremental value above our operating and overhead costs associated with the contract and the expected return on capital. For reasons stated in the updated appraisal, Baker & O’Brien also determined that the company’s permits to operate in Mexico and its lease of the Brownsville terminal site also have no independent value.
      Subject to the stated assumptions and qualifications, the updated appraisal concludes that, as of August 1, 2005, the overall value of our tangible assets, inventory and intangible assets (other than those assets not intended to be transferred to TransMontaigne pursuant to the purchase and sale agreement) was approximately $17.2 million.
      In addition to the copy attached to this proxy statement as Annex C, we will make a copy of Baker & O’Brien’s updated appraisal available at the principal executive office of Rio Vista Energy Partners, located at 820 Gessner Road, Suite 1285, Houston, Texas 77024. Any interested holder of common units or any person designated in writing as a unitholder’s representative may inspect and copy the updated appraisal during regular business hours. We will also deliver promptly upon written or oral request a copy of the updated appraisal to any interested holder of common units or any person designated in writing as the unitholder’s representative. Written requests for copies of the updated appraisal should be directed to: Ian T. Bothwell, our general partner’s vice president, chief financial officer, treasurer and assistant secretary, at Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024. Oral requests should be directed to Mr. Bothwell by telephone at (713) 467-8235.
Failure to Approve the Amendment to the Partnership Agreement or to Complete the Asset Sale
      Our general partner has the right to not complete the asset sale if the holders of our common units do not approve both (i) the purchase and sale agreement and the asset sale and (ii) the proposed amendment to the partnership agreement. If the holders of the common units approve the purchase and sale agreement and the asset sale, but do not approve the proposed amendment to the partnership agreement, the board of managers of our general partner will determine whether it is in the company’s best interests and the best interests of the holders of our common units to complete the asset sale. If the asset sale is completed, but the proposed amendment to the partnership agreement is not approved, we will be required to dissolve the company and distribute our assets in the manner required by our partnership agreement.
      If you approve the amendment to the partnership agreement and the asset sale is not completed for any reason, the amended partnership agreement will permit, but not require, the general partner to distribute the proceeds of an asset sale and dissolve the company. Your approval of the amendment to the partnership agreement will not obligate any party, including us or our general partner, to complete the asset sale if the conditions to the purchase and sale agreement are not met or the board of managers of our general partner determines that completion of the asset sale is not in the best interests of the company and the holders of our common units.
      At the time of the execution of the purchase and sale agreement, we borrowed $1.3 million from TransMontaigne. As collateral for the loan, we granted TransMontaigne a security interest in four petroleum and six LPG storage tanks. If the asset sale does not occur, we have agreed to either promptly repay the loan or convey title to the ten tanks and assign related assets to TransMontaigne. If title to the tanks is transferred to TransMontaigne, we will lease the tanks back from TransMontaigne for $10,000 per month until we can repay the $1.3 million principal amount of the TransMontaigne loan, plus interest on the loan that accrues from November 2005. Once we have repaid the TransMontaigne loan (including any interest), TransMontaigne will transfer the ten tanks and the related assets back to us. No assurances can be given that we will have the cash or resources available to repay the TransMontaigne loan or lease the ten tanks.
      As a result of the various conditions to the completion of the asset sale, we cannot assure you that the asset sale will be completed even though the requisite approval is obtained from the holders of the our common units.
Dissolution of the Company
      If the asset sale is completed, but the holders of the common units do not approve the amendment to our partnership agreement to permit our continued operation after the asset sale, we will be required to dissolve the company. If the holders of the common units approve the amendment to our partnership agreement, we will pursue other business opportunities and will continue to operate after the closing of the asset sale, and we intend to continue to have our common units listed on the Nasdaq National Market.

      If the partnership is dissolved, our general partner will be required to select one or more persons, which may include our general partner, to act as a liquidator. The liquidator would be required to dispose of our assets, discharge our liabilities and wind up our affairs in the manner and over the period of time as the liquidator determines to be in the best interests of our partners. With respect to any of our contingent, conditional or unmatured claims, including any obligations to Penn Octane and any guarantees of Penn Octane’s obligations, the liquidator would be required to either settle the claims or establish a reserve of cash or other assets to provide for their payment.
      Distributions would be made to our partners in accordance with our cash distribution policy described in Annex D. The amount of any reserve is uncertain. Assuming that we do not have to make any contingent, conditional or unmatured payments, we estimate that if the asset sale occurs on or around October 26, 2005 and the company is dissolved, approximately $15,680,000 will be available for distribution to our common unitholders ($8.21 per common unit). This amount is based on our current estimation of revenue and expenses and the assumption that there will be no adjustment to the purchase price to be paid by TransMontaigne or significant capital expenditures. If $16,000,000 is available for distribution upon our dissolution, payments would be:

	Payable to	Payable to
	Holders of	General
	Common Units	Partner	Total

Arrearage for Quarter Ending June 30, 2005 ($0.25 per common unit)	$477,664	$9,748	$487,412
Minimum Quarterly Distributions for Quarter Ending September 30, 2005 ($0.25 per common unit)	$477,664	$9,748	$487,412
Liquidation Distributions	$14,724,672	$300,504	$15,025,176
Totals	$15,680,000	$320,000	$16,000,000
      No assurances can be given as to the amount, or timing, of any liquidation distributions and the amount and timing would depend on the amount of expenses payable by us, including in connection with any contingent, conditional or unmatured claims, and the liquidator’s determination of the timing of any distributions. We currently estimate that the amount of adjustments to the purchase price will reduce the amount of cash that we receive in the asset sale by approximately $225,000 (or $0.12 per common unit to $8.09 per common unit) and the amount of the liquidation distribution to the holders of the common units and the general partner would be reduced to $14,504,172 and $296,004, respectively. Because of our potential obligations, including contingent, conditional and unmatured claims, a portion of the liquidation distributions might not be made to the holders of our common units for a significant time period.
Interests of Penn Octane and Other Parties
      In considering the recommendations of the board of managers of our general partner with respect to the approval of the purchase and sale agreement and the asset sale and the amendment to the partnership agreement, you should be aware that Penn Octane, its officers and directors, and our general partner, and its officers and managers, have interests in the asset sale and the amendment to the partnership agreement that may be in addition to, or different from, the interests of the holders of our common units. Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Penn Octane), on the one hand, and us and the holders of the common units, on the other hand.
      Penn Octane currently owns 100% of our general partner and, except for those limited matters on which a vote is required of the holders of the common units, the general partner is responsible for the management of the company. Each of Shore Capital LLC, an entity owned by Richard Shore, Jr., and Jerome B. Richter has an option to purchase a 25% interest in the general partner for approximately $82,000. If these options are exercised, Penn Octane will own 50% of the general partner, but will retain voting control of the general partner under the terms of a voting agreement.

      As a result of its ownership of the general partner and its ability to appoint the members of the board of managers of our general partner, Penn Octane has the ability, indirectly, to control the company, subject to the fiduciary duties of the members of the board of managers and the limitations of our partnership agreement. The board of managers of our general partner was aware of these interests, which include those summarized below, and considered them, among other matters, in approving the purchase and sale agreement and the asset sale and the amendment to the partnership agreement and recommending that the holders of our common units vote in favor of the purchase and sale agreement and the asset sale and the amendment to the partnership agreement.

Background Related to Our General Partner and Penn Octane
      The members of the board of managers and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to Penn Octane, its sole owner. At the same time, the members of the board of managers and officers of our general partner have fiduciary duties to manage us in a manner beneficial to us and the holders of our common units.
      Our partnership agreement contains provisions that allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. In effect, these provisions limit our general partner’s fiduciary duties to the holders of the common units. The partnership agreement also restricts the remedies available to holders of common units for actions taken that, without those limitations, might constitute breaches of fiduciary duty.
      Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. At the request of our general partner or as required by our omnibus agreement with Penn Octane, a conflicts committee of the board of managers of our general partner will review conflicts of interest. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to the company or the holders of the common units if the resolution of the conflict is considered fair and reasonable to us. Any resolution is considered fair and reasonable to us if that resolution is:

•	approved by the conflicts committee of the board of managers;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
      The purchase and sale agreement and the asset sale and the amendment to our partnership agreement have been approved by the conflicts committee of our general partner.
      Unless the resolution is specifically provided for in the partnership agreement, when resolving a conflict, our general partner may consider:

•	the relative interests of the parties involved in the conflict or affected by the action;

•	any customary or accepted industry practices or historical dealings with a particular person or entity; and

•	generally accepted accounting practices or principles and other factors it considers relevant, if applicable.
      Unless our general partner has acted in bad faith when resolving a conflict of interest in accordance with these standards, the action taken by the general partner to resolve the conflict of interest will not constitute a breach of its fiduciary duties.

      The amount of cash that is available for distribution to holders of common units is affected by decisions of our general partner regarding matters such as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional common units; and

•	the creation, reduction or increase of cash reserves in any quarter.
      Borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to the holders of common units, including borrowings that have the purpose or effect of enabling our general partner to receive distributions on the incentive distribution rights. For example, if we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, then our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. The partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our subsidiaries.
      The partnership agreement allows our general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates, including Penn Octane, on our behalf. Neither the partnership agreement nor any of the other agreements, contracts or arrangements between us and our general partner and its affiliates are the result of arms’ length negotiations. Our partnership agreement requires all of these transactions to be on terms that are fair and reasonable to us.

Penn Octane and Our General Partner
      Concurrent with the execution of our purchase and sale agreement with TransMontaigne, Penn Octane entered into a purchase and sale agreement for the sale to TransMontaigne of additional LPG assets owned by Penn Octane. Actual and potential conflicts between us and Penn Octane, either directly or through its ownership of our general partner, include the following:

•	TransMontaigne will pay a total purchase price of $27.5 million, subject to some adjustments, for the assets it is acquiring from us and from Penn Octane, consisting of $17.4 million for our assets and $10.1 million for Penn Octane’s assets. The allocation of the purchase price agreed to by the company, Penn Octane and TransMontaigne was primarily based on an appraisal performed by Baker & O’Brien and was approved by the board of directors of Penn Octane and the board of managers of our general partner. The appraisal was based on information provided to Baker & O’Brien by Penn Octane and our general partner.

•	In connection with our spin-off by Penn Octane on September 30, 2004, we were required to become a guarantor of most of Penn Octane’s current and long-term debt and to pledge all of our assets as collateral for those obligations. As of June 30, 2005, the dollar amount of Penn Octane’s obligations which we guaranteed or for which our assets were pledged totaled $10.9 million, of which $4.2 million relates to trade accounts payable, $3.9 million relates to lines of credit, $1.8 million relates to total debt and $1.1 million relates to letters of credit in excess of LPG and fuel products and trade accounts payable. As of June 30, 2005, we had assets with a book value of $16.5 million pledged as collateral in connection with Penn Octane’s obligations. In addition, we agreed to indemnify Penn Octane until December 31, 2007 for any federal income tax liabilities resulting from the spin-off in excess of $2.5 million. At present, Penn Octane does not believe that its federal income tax obligation for the spin-off will exceed $2.5 million. If Penn Octane is unable to pay its liabilities under any debts that we have guaranteed, we would have liability to pay those debts. If the asset sale is completed, our guarantees of Penn Octane’s credit facility and other credit obligations will be terminated and our assets will no longer be pledged as security for any of Penn Octane’s outstanding credit obligations.

•	All senior members of management of our general partner are also members of the management of Penn Octane, including Charles C. Handly, who is the chief executive officer and president of both the general partner and Penn Octane, and Ian T. Bothwell, who is vice president, chief financial officer and treasurer of both entities.

•	We and the general partner rely on officers and employees of Penn Octane and our general partner for managerial services and support staff. Penn Octane conducts businesses and activities of its own in which we have no economic interest. There can be material competition between the company and the general partner, on the one hand, and Penn Octane, on the other hand, for the time and effort of these officers and employees. The officers and employees of Penn Octane are not required to work full time on our affairs. These officers and employees are required to devote significant time to the affairs of Penn Octane and are compensated by it for the services rendered to it.

•	We are required to reimburse our general partner and Penn Octane for costs incurred in managing and operating us, including costs incurred in providing managerial services and support staff to us. Because we are obligated to reimburse our general partner for all direct expenses it incurs on our behalf, there is no maximum amount that we may be required to pay to our general partner. Our partnership agreement provides that our general partner determines the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

•	Our general partner has a 2% partnership interest in the company. Under our partnership agreement, cash distributions from the company are shared by the holders of our common units and the general partner based on a formula under which our general partner receives disproportionately more distributions per percentage interest (the incentive distribution rights) than the holders of the common units if annual cash distributions exceed specified milestones. If the asset sale occurs, but our partnership agreement is not amended, a liquidation distribution will occur in the manner required by our partnership agreement. See Annex D for a discussion of our cash distribution policy contained in our partnership agreement and the incentive distribution rights.

•	In addition to our guarantees of Penn Octane’s debt, there are two agreements between us and Penn Octane which may be affected by the asset sale. They are:

•	Omnibus Agreement. The omnibus agreement includes the following provisions:

•	Indemnification. Under this agreement:

•	Penn Octane will indemnify us against potential environmental liabilities associated with the operation of the assets contributed to us, and assets retained, by Penn Octane that relate to events or conditions occurring or existing before September 30, 2004. Penn Octane will also indemnify us for liabilities relating to (i) legal actions against Penn Octane, (ii) events and conditions associated with any assets retained by Penn Octane, (iii) defects in the title to the assets contributed to us by Penn Octane that arise prior to September 30, 2007 to the extent the defects materially and adversely affect our ownership and operation of the assets, (iv) our failure to obtain certain consents and permits necessary to conduct our business to the extent the liabilities arise prior to September 30, 2007 and (v) some income tax liabilities attributable to the operation of the assets contributed to us prior to the time that they were contributed.

•	We are required to indemnify Penn Octane for potential environmental liabilities associated with the operation of the assets contributed to us by Penn Octane that relate to events or conditions occurring or existing after September 30, 2004 and for federal income tax liabilities in excess of $2.5 million incurred by Penn Octane as a result of the spin-off.

•	Services. Penn Octane provides us with corporate staff and support services that are substantially identical in nature and quality to the services previously provided by Penn Octane as part of its management and operation of our assets during the one-year period prior to September 30, 2004. These services include centralized corporate functions, such as accounting, treasury, engineering, information technology, insurance, administration of employee benefit and incentive compensation plans and other corporate services. Penn Octane is reimbursed for the costs and expenses it incurs in rendering these services, including an overhead allocation to us of Penn Octane’s indirect general and administrative expenses from its corporate allocation pool. Our general partner determines the general and administrative expenses that are allocated to us. Administrative and general expenses directly associated with providing services to us (such as legal and accounting services) are not included in the overhead allocation pool.

•	Related Party Transactions. The omnibus agreement prohibits us from entering into any material agreement with Penn Octane without the prior approval of the conflicts committee of the board of managers of our general partner. For purposes of the omnibus agreement, the term material agreements means any agreement between us and Penn Octane that requires aggregate annual payments in excess of $100,000.

•	Amendment and Termination. The omnibus agreement may be amended by written agreement of the parties. If the amendment would adversely affect the holders of our common units, it must be approved by the conflicts committee of our general partner. The omnibus agreement has an initial term of five years that automatically renews for successive five-year terms and, other than the indemnification provisions, will terminate if we are no longer an affiliate of Penn Octane.

•	LPG Purchase Contract. Under this agreement, we agree to purchase all of our LPG requirements from Penn Octane to the extent Penn Octane is able to supply the LPG requirements. This agreement further provides that we do not have any obligation to purchase LPG from Penn Octane if the distribution of LPG to our customers would not require the use of any of the assets that Penn Octane contributed to us. The price we pay for LPG under this contract is indexed to the price quoted by the Oil Price Information Service for Mt. Belvieu non-tet propane and non-tet normal butane, plus other costs and amounts based on a formula that takes into consideration operating costs to both us and to Penn Octane. This contract terminates on the earlier to occur of:

•	Penn Octane’s ceasing to have the right to access a pipeline that connects to our Brownsville terminal facilities; or

•	our ceasing to sell LPG using any of the assets contributed by Penn Octane to us.

If the asset sale occurs, the LPG purchase contract will automatically terminate. Because the purchase and sale agreement generally requires us to indemnify TransMontaigne for three years, the asset sale may have the effect of lessening the time period in which Penn Octane would have an obligation to indemnify us under the omnibus agreement for the assets transferred to us by Penn Octane. Following the asset sale, we and Penn Octane may determine that, as a result of the asset sale or the acquisition of any new assets, it may be appropriate or advisable to amend portions of the omnibus agreement.

Interests of Our Executive Officers
      The executive officers of the general partner, who are also the executive officers of Penn Octane, have, in addition to those matters already discussed in the preceding section, actual or potential conflicts with regard to the purchase and sale agreement, the asset sale and the amendment to the partnership agreement to permit us to continue to operate after the asset sale as follows:

•	Because of our significant cash flow problems, the company and Penn Octane have had limited funds available, including funds available for payroll. If the asset sale does not occur, we and Penn Octane may not have sufficient cash flow to pay salaries and other obligations.

•	To date, neither the board of managers of our general partner nor the board of directors of Penn Octane has agreed to, or determined whether, any bonuses or additional compensation will be paid to any of the members of management of the general partner or the management of Penn Octane in connection with our asset sale and the sale of Penn Octane’s LPG assets. However, the board of managers and the Penn Octane board of directors, in their discretion, may determine that members of management should receive additional compensation for their efforts in connection with our asset sale and the sale of Penn Octane’s LPG assets.

Interests of Former Executive Officers and Significant Owner
      Two former executive officers of the general partner, each of whom has an option to acquire an ownership interest in our general partner and one of whom is a substantial owner of our common units, have actual or potential conflicts with regard to the purchase and sale agreement, the asset sale and the amendment to the partnership agreement to permit us to continue operate after the asset sale as follows:

•	Each of Jerome B. Richter and Shore Capital LLC, an entity owned by Richard Shore, Jr., has an option, which will expire on July 10, 2006, to purchase a 25% interest in our general partner at a price of approximately $82,000. Our general partner owns the incentive distribution rights, which are described in Annex D. Effective May 12, 2005, Mr. Richter retired from his position as chairman of the general partner and as a member of the board of managers of the general partner. Mr. Richter also retired from his positions as chairman and chief executive officer of Penn Octane and as a member of Penn Octane’s board of directors. As of August 31, 2005, Mr. Richter owned approximately 25.0% of our common units and approximately 24.9% of the outstanding common stock of Penn Octane. Mr. Richter had a note payable to Penn Octane in the amount of $3,196,693 which was due on July 29, 2005. On August 3, 2005, in connection with Mr. Richter’s retirement in May 2005 and his past services, the company approved an extension of the note to July 29, 2007 and a discount of the note to $1,696,693 plus accrued interest not waived on its maturity date under specified circumstances. The interest rate on the note is the prime rate plus 2% and Penn Octane will waive interest provided that Mr. Richter guarantees debt of Penn Octane to any party in an amount equal to at least $1.8 million.

•	After his retirement, Mr. Richter has continued to serve as a consultant to our general partner and to Penn Octane in connection with finding a potential buyer for our business and Penn Octane’s LPG assets. Mr. Richter is also serving as an advisor to the board of managers of our general partner and the board of directors of Penn Octane. In connection with these services, Mr. Richter has entered into a consulting agreement with the company and Penn Octane. The fee for his services will be equal to 2% of the cash received (net of transaction costs) from:

•	our asset sale and the sale to TransMontaigne of Penn Octane’s LPG assets; and

•	our LPG sales above 3.5 million gallons in each of July 2005 and August 2005, 6 million gallons in September 2005, 9 million gallons in October 2005, 13 million gallons in each of November 2005, December 2005, January 2006 and February 2006 and 9 million gallons in March 2006.
        We also have agreed to reimburse Mr. Richter for his expenses. We may, at our option, offset any amounts that we or Penn Octane owe to Mr. Richter by reducing the principal amount of his note payable to Penn Octane that is due July 29, 2007. We currently estimate that the fee that Mr. Richter will receive from our asset sale and the sale of Penn Octane’s LPG assets will be approximately $540,000 and that this amount will be offset against his note payable to Penn Octane that is due July 29, 2007. The company will separately reimburse Penn Octane for any amounts that Penn Octane pays to Mr. Richter on our behalf. We currently estimate that the company will reimburse Penn Octane approximately $340,000 for the payments made to Mr. Richter in connection with our asset sale.

REGULATORY MATTERS
      We and TransMontaigne do not believe that any U.S. antitrust approvals are required to consummate the asset sale. However, we are required to obtain various approvals from Mexican authorities, including obtaining the issuance or transfer of permits. We have made some required filings with the Mexican authorities concerning the transfer of permits.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
      This discussion is a general summary of some of the material United States federal income tax consequences of the sale of our assets to TransMontaigne that may be relevant to unitholders who are individual citizens or residents of the United States.
      The information in this discussion is based on the federal income tax laws as in effect on the date of this proxy statement. The laws include the Internal Revenue Code (referred to in this proxy as the Code), current, temporary and proposed regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as expressed in private letter rulings that are not binding on the IRS except for a taxpayer that receives the ruling, and published court decisions. There is a risk that future legislation, regulations, administrative interpretations or court decisions will significantly change the current law or adversely affect existing interpretations of the federal income tax laws. Any change could apply retroactively to transactions preceding the date of the change.
      We have not requested a ruling from the IRS nor an opinion of counsel regarding any of the income tax consequences discussed in this section. Accordingly, there can be no assurance that the IRS will not challenge any of the conclusions described in this discussion, nor that any challenge will not be sustained by the courts. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which the common units trade. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders.
      This discussion addresses only those federal income tax considerations that are generally applicable to a holder of common units who is an individual, who is a citizen or resident of the United States and who holds common units as a capital asset. It does not discuss all aspects of federal income taxation that might be relevant to a specific unitholder in light of his, her or its own particular investment or tax circumstances. In particular, except as otherwise expressly provided, the following discussion has only limited application to unitholders which are corporations, partnerships, limited liability companies, estates, trusts, nonresident aliens or to unitholders who are subject to specialized tax treatment, including individual retirement and other tax-deferred accounts, banks and other financial institutions, insurance companies, tax-exempt organizations, dealers, brokers or traders in securities or currencies and persons subject to the alternative minimum tax.
      This summary does not address any foreign, state and local income tax considerations except where specifically identified, and those consequences may be materially different from the federal income tax consequences described in this summary. Each unitholder should consult his, her or its own tax advisor regarding the application of the income tax laws of his, her or its state of residence.
      A unitholder that is itself a partnership or limited liability company and whose partners or members include foreign persons should consult with its own tax advisor regarding any special United States tax consequences to it and its partners or members that may result from the transactions described in this proxy statement.
      Unitholders which are Keogh plans, pension and profit sharing plans or other employee benefit plans qualifying under Code Section 401(a) (Qualified Plans), individual retirement accounts described in Code Section 408 (IRAs) or charitable organizations generally exempt from taxation under Code Section-

501(c) (referred to in this proxy statement as Exempt Organizations) which are otherwise exempt from the imposition of federal income tax should be aware that generally any income resulting from their common units has been, and will continue to be, subject to taxation as unrelated business taxable income. Unitholders which are Exempt Organizations should consult their own tax advisors regarding the tax treatment of the proposed transaction.
      This discussion is not intended to be, and it should not be construed by unitholders as tax advice. In reviewing this discussion, unitholders should note that their own tax consequences may vary depending on their particular tax situations. The following discussion is not a substitute for careful tax planning by each unitholder in consultation with his, her or its own tax advisor.
      YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU THAT WILL RESULT FROM THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, WITH REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO YOU.
Taxation of the Company as a Partnership
      We are classified for tax purposes as a partnership. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his, her or its share of items of income, gain, loss and deduction of the partnership in computing his, her or its federal income tax liability, even if no cash distributions are made to him, her or it by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his, her or its partnership interest.
      Although the Code provides as a general rule that publicly traded partnerships, like us, are taxed as corporations, the Code contains an exception to this general rule for publicly traded partnerships if 90% or more of their gross income for every taxable year consists of “qualifying income” (referred to in this proxy statement as the Qualifying Income Exception). For purposes of this exception, “qualifying income” includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines) or marketing of any mineral or natural resource. Other types of “qualifying income” include interest (other than from a financial business or interest based on profits of the borrower), dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a “dealer” in real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes “qualifying income.”
      We believe that, since our inception, we have satisfied the Qualifying Income Exception. In addition, if the asset sale occurs and the amendment to our partnership agreement is approved, we intend to acquire assets and operations that would allow us to continue to conduct our business so as to meet the Qualifying Income Exception. We expect to continue to be taxed as a partnership, even though we are publicly traded.
      If we were to fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we would be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we failed to meet the Qualifying Income Exception, in return for stock in that corporation, and as if we had then distributed that stock to the holders of our common units in liquidation of their interests in us. This contribution and liquidation would be tax-free to us and to holders of common units so long as we, at that time, did not have liabilities in excess of the tax basis of our assets. We then would be classified as a corporation for federal income tax purposes.
      If we were classified as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the holders of our common units, and our net income would be taxed to us at corporate rates (currently at a maximum rate of 35%). In addition, any distribution made to holders of common units would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his, her or its common units, or taxable capital gain, after the unitholder’s tax basis in his, her or its common units is reduced to zero. Accordingly, treatment of the company as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and could result in a substantial reduction in the value of the common units.
Sale of Assets to TransMontaigne
      If the sale of assets is approved and completed in accordance with the purchase and sale agreement, our assets will be sold in exchange for approximately $17.4 million in total consideration, subject to a number of adjustments described in the purchase and sale agreement. This consideration figure includes: the $1.3 million loan that was made to us by TransMontaigne upon execution of the purchase and sale agreement, and which is applied as a deposit towards the purchase price if the asset sale is completed; approximately $3 million that is being funded by TransMontaigne pursuant to the terms of the purchase agreement and will be paid to us at the closing as repayment of intercompany debt; and the assumption by TransMontaigne of approximately $240,000 of Mexican tax liabilities of the Mexican subsidiaries that relate to periods before the closing.

Allocation of Purchase Price
      We and TransMontaigne will endeavor to agree on an allocation of the purchase proceeds among the various assets being sold, which generally will be based on the relative fair market values of the assets being sold. We will calculate and characterize the gain or loss separately as to each asset we sell based on the allocation. However, there can be no assurance that we will be able to reach an agreement with TransMontaigne as to the allocation for each and every asset. The IRS is not bound by any agreement between the company and TransMontaigne, and may challenge our allocation of the purchase price and attempt to adjust the amount and character of gain or loss that we report and allocate to you.

Amount of Gain
      For income tax purposes, realized gain upon the sale of an asset generally equals the excess, if any, of the proceeds from the disposition over the asset’s adjusted tax basis. Loss generally equals the excess, if any, of the asset’s adjusted tax basis over the proceeds.
      The precise calculation of our realized gain on the proposed sale of our assets is complicated by, among other things, the fact that we have made the election permitted by Code Section 754. This election requires purchasers of common units to make adjustments to their shares of the basis in our assets to reflect their purchase price for their common units, pursuant to Code Section 743(b) of the Code (referred to as Section 743(b) adjustments). The Section 743(b) adjustments are attributed solely to the purchasers of common units and are not added to the common basis of our assets. Thus, for purposes of determining taxable gain from the sale of our assets, those unitholders who purchased common units after the September 30, 2004 spin-off will have a different per unit basis for many of our assets for purposes of calculating gain or loss on the sale of our assets than those unitholders who acquired their common units as a result of the September 30, 2004 spin-off and have continued to hold their common units ever since.
      If we were to ignore the effect of the Section 743(b) adjustments, we estimate that our gain from the sale of our assets would be approximately $1,500,000. Of this realized gain, unitholders as a group would be allocated approximately $1,350,000. Unitholders who acquired their common units in the spin-off would be allocated realized gain of approximately $0.71 per unit. Any unitholders who purchased their common units after the spin-off for more than $8.37 per unit — i.e., at a higher price per unit than their approximate per unit share of the approximate aggregate basis in our assets at the time of their purchase — are likely to realize less gain than this, and may even realize a loss. Conversely, any unitholders who purchased their common units for less than $8.37 per unit — i.e., at a lower price per unit than their approximate per unit share of the approximate aggregate basis in our assets at the time of their purchase — are likely to realize more gain than this.
      It should be noted that, to help reduce the complexity of the calculations and the resulting administrative cost to us arising from the Section 743(b) adjustments, we have applied the following method in making the necessary adjustments pursuant to the Section 754 election on transfers: the price paid by a transferee for the common units he, she or it owns is deemed to be the lowest quoted trading price for the common units during the calendar month in which the transfer occurred, without regard to the actual price paid. It is possible that the IRS will successfully assert that the adjustments we have made do not meet the requirements of the Code or the applicable Treasury Regulations, and may require that different basis adjustments be made, which could result in material adjustments to the amount of taxable gain or loss allocated to unitholders who have purchased their common units after the spin-off.
      Each unitholder will be obligated to report his, her or its allocable share of gain or loss on his, her or its income tax return. For those unitholders who, like us, are calendar year taxpayers, the gain or loss will be taken into income in the calendar year in which the sale closes. Common unitholders may be required to pay tax on their share of our gain, even though their tax liability may substantially exceed the amount of any cash distributions they may receive from us.

Character of Gain or Loss
      Generally, for individuals, gains from the disposition of capital assets held for more than 12 months are taxed at favorable long-term capital gain rates (currently for most types of capital assets, at a maximum rate of 15%) while gain from the sale of inventory or property held for sale to customers in the ordinary course of business is taxed at ordinary income rates. Losses from capital assets must be used first to offset capital gains. Any capital loss in excess of capital gains may be used by individual taxpayers to offset up to $3,000 of ordinary income and the balance may be carried forward to future years indefinitely.
      Gains and losses from sales or exchanges of depreciable personal property and real property used in a trade or business (whether or not depreciable) that has been held for more than 12 months (and gains and losses from some involuntary conversions) (referred to as Section 1231 gains and Section 1231 losses) are characterized under special rules contained in Code Section 1231. A taxpayer’s Section 1231 gains, other than previously taken accelerated cost recovery deductions, generally are treated as long-term capital gains, taxed at favorable rates, but only to the extent they exceed the taxpayer’s Section 1231 losses (including any Section 1231 losses that were deducted against ordinary income in any of the previous five years). Section 1231 losses that exceed Section 1231 gains are treated as ordinary losses and are generally deductible against ordinary income. Recaptured accelerated cost recovery deductions generally are taxed at ordinary income rates.
      Of the total gain realized by us, approximately $700,000 is expected to be recapture of previously taken cost recovery deductions which will be taxed at ordinary income rates (currently as high as 35%). The balance of our realized gain is expected to be long term capital gain from the sale of goodwill and other capital assets, taxed at a rate no higher than 15%.
      Thus, for those unitholders who acquired their common units in the spin-off and have not been affected by any Section 743 basis adjustments, as described above, it is expected that approximately 47% of the gain arising from the sale of our assets that is allocated to you will be subject to tax at ordinary income rates (currently as high as 35%). The remaining 53% of the gain allocated to you is expected to be long term capital gain, taxed at a rate no higher than 15%.
      For those unitholders who purchased common units after the spin-off, the extent to which your gain or loss will be ordinary versus capital gain or loss will vary depending upon your specific Section 743 basis adjustments.

Suspended Losses
      The deduction by a unitholder of his, her or its share of our losses from prior years may have been limited by the application of the “at risk” rules and/or passive loss limitations. Any losses that were previously disallowed to a unitholder as a result of these limitations will have been carried forward and will be allowable to offset the unitholder’s share of any gain recognized upon the sale of our assets.

Effect of Gain or Loss on Basis in Units
      Each unitholder’s adjusted tax basis in his, her or its common units will be increased or decreased (but not below zero) by his, her or its share of gain or loss recognized by us on the sale of our assets.
Dissolution of the Company
      As a general rule, when a partner receives a liquidating distribution, he, she or it will recognize gain only to the extent the cash (including generally marketable securities) distributed exceeds the adjusted basis in his, her or its partnership interest. Loss may be recognized on a liquidating distribution if no property other than cash is distributed and the cash distributed is less than the partner’s adjusted basis in his, her or its partnership interest.
      If we are dissolved and liquidated following the sale of the assets, it is anticipated that, in a typical case, a unitholder’s basis in his, her or its common units will substantially equal his, her or its liquidating distributions, primarily because the basis of his, her or its common units will have been increased (or decreased) by his, her or its share of any gain (or loss) on a sale of the assets. In such a case, little or no additional gain is likely to be recognized as a result of receiving liquidating distributions. However, this will not necessarily be true and some unitholders may recognize gain or loss on the liquidation of the company in addition to their share of gain or loss on the sale of the assets. Any gain or loss generally should be characterized as a capital gain or loss.
      It should be noted that upon a liquidation of the company, any suspended passive activity losses that a unitholder may have with respect to his, her or its common units may be used to offset any gain resulting from the liquidating distribution, and, if the suspended losses exceed the gain resulting from the liquidating distribution, the excess may be used to offset other income from other sources.
Individual Tax Liabilities Will Vary
      The actual taxes paid by any particular unitholder will depend upon the circumstances when the unitholder acquired his, her or its common units, and the extent and nature of the unitholder’s other income and loss, including whether the unitholder:

•	acquired the common units in the spin-off, or by purchase on the market;

•	has losses from dispositions of other capital assets in the current year;

•	has suspended passive activity losses from prior years;

•	has taxable income from other sources; and

•	is subject to the alternative minimum tax.
Foreign, State, Local and Other Tax Consequences
      Mexico will impose tax liability on any gain from the sale of our Mexican subsidiaries. We anticipate that there will be little or no gain from the sale of the Mexican subsidiaries, and that therefore there should be no material Mexican tax liabilities arising from the sale of our assets; however, there can be no assurance that any Mexican tax liabilities may not be significantly greater than expected.
      In addition to federal income taxes, a unitholder may be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact on the proposed transaction.
      It is the responsibility of each unitholder to investigate the tax impact on him, her or it of the proposed transaction under the laws of all pertinent jurisdictions. Accordingly, each unitholder is urged to consult his, her or its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him, her or it.
      The foregoing discussion of some of the material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of our common units. In reviewing this discussion, holders of our common units should note that their own tax consequences may vary depending on their particular tax situations.
THE PURCHASE AND SALE AGREEMENT
      This section of the proxy statement describes the material provisions of the purchase and sale agreement but does not purport to describe all of the purchase and sale agreement. The following summary is qualified in its entirety by reference to the complete text of the purchase and sale agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the purchase and sale agreement because it is the legal document that governs the asset sale. We have included the purchase and sale agreement in this proxy statement to provide you with information about the terms of the purchase and sale agreement. Neither the purchase and sale agreement nor this description of the purchase and sale agreement is intended to provide you with any other factual information about us. Factual information about us can be found elsewhere in this proxy statement and in Rio Vista Energy Partners’ other public filings with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
The Assets We Propose To Sell
      Under the purchase and sale agreement, we propose to sell substantially all of our assets to TransMontaigne, including the following:

•	all of the equity of Penn Octane de Mexico, S. de R.L. de C.V. and Termatsal, S. de R.L. de C.V. (referred to in this proxy statement as Penn Octane de Mexico and Termatsal, respectively);

•	all of the equity interests of Tergas, S. de R.L. de C.V. (referred to as Tergas), following our exercise of options to acquire 100% of the equity of Tergas;

•	all real property we own or lease, other than leases for four offices;

•	all structures, facilities, pipelines, tanks, terminals, pumping facilities and other fixtures located on or under the real property we propose to transfer;

•	all easements, rights of way, property use rights and similar rights we hold in the United States connection with our business;

•	all fittings, machinery, equipment, engines, pipes, valves, connections, gates, computer software and hardware and other tangible personal property we use in connection with our business;

•	all of our agreements relating to our business, including our contract to supply LPG to P.M.I. Trading Limited for the period of June 4, 2004 through March 31, 2006;

•	all of our permits, licenses, authorizations, registrations, waivers and similar approvals granted by any U.S. federal, state or local government entity for our conduct of our business in the United States;

•	all LPG or other hydrocarbons we, Penn Octane de Mexico, Termatsal and Tergas own;

•	all of our claims arising out of our business and our ownership of our assets (other than the limited assets we are not selling to TransMontaigne); and

•	other assets used in connection with our business (for example, deposits we have made, charges we have pre-paid and most of our books and records).
      We refer to the assets we propose to sell to TransMontaigne as the operating assets. The operating assets exclude the leases to four offices and, all cash, accounts receivable, notes receivable and securities (other than our interests in Penn Octane de Mexico, Termatsal and Tergas). We refer to Penn Octane de Mexico, Termatsal and Tergas in this proxy statement as the Mexican subsidiaries.
Completion of the Asset Sale
      The asset sale will be effective on the fifth business day following the satisfaction or waiver of all of the conditions to the asset sale, unless we and TransMontaigne agree to another date.
Consideration for the Asset Sale
      TransMontaigne will acquire our operating assets for $17.4 million, subject to the following adjustments:

•	a dollar-for-dollar reduction for the amount of debt owed to the company by the Mexican subsidiaries;

•	an adjustment if the volume and quality of LPG we have in inventory and storage when the asset sale occurs is less than or greater than a level and standard we have agreed to with TransMontaigne;

•	a potential reduction for unpaid ad valorem and other property taxes payable on the operating assets for the period from January 1, 2005 through the date on which the asset sale occurs;

•	a potential deposit of a portion of the purchase price with a third party escrow agent if we have not obtained, when the asset sale occurs, specified rights of way and easements in Mexico, which portion of the purchase price will be released to us from escrow if we later obtain those rights of way and easements; and

•	a dollar-for-dollar increase for any amount by which the net working capital balances of the Mexican subsidiaries exceeds $0 when the asset sale occurs, or a dollar-for-dollar decrease for any amount by which the net working capital balances of the Mexican subsidiaries is less than $0 when the asset sale occurs.
      We currently estimate that there will be an approximately $225,000 reduction in the purchase price because of the net working capital balances of the Mexican subsidiaries. This adjustment primarily reflects expected tax liabilities of the Mexican subsidiaries as of the closing of the asset sale, which liabilities we would otherwise be required to pay.
      TransMontaigne will also assume all obligations, liabilities, debts or losses that occur and require payment in connection with the operation of our business and the ownership of our operating assets and the Mexican subsidiaries’ assets after the asset sale occurs.
      Among the debts of the Mexican subsidiaries that TransMontaigne will assume is debt owed by the Mexican subsidiaries to the company. At the closing, TransMontaigne will cause the Mexican subsidiaries to repay the estimated amount that they owe to us with a potential adjustment for the difference between the estimated and actual amounts of debt to be paid within 90 days of the asset sale. The amount of these repayments by the Mexican subsidiaries will offset any reduction to the purchase price for the amount of debt owed to us by the Mexican subsidiaries. At present, we expect that the adjustment because of the debt owed by the Mexican subsidiaries would be approximately $3.0 million. However, this reduction in the purchase price, if any, will be offset by the repayments to be made by the Mexican subsidiaries to us at the closing of the asset sale or shortly thereafter. After the repayments, the Mexican subsidiaries will not owe any amounts to us.
      As used in this proxy statement, the term purchase price means the adjusted purchase price, plus the amount of any debt repayments that the Mexican subsidiaries will make to us. Based on our current estimate, we anticipate that the purchase price, including potential adjustments and the Mexican subsidiaries repayments, will be approximately $17.2 million. We anticipate that the total consideration for the asset sale will remain $17.4 million, however, because of the value of the Mexican tax liabilities TransMontaigne will assume. No assurance can be given that the amount of the adjustments for the asset sale will equal our current estimates and the amount of any adjustment could be significantly greater than anticipated, with commensurate reductions in the purchase price and total consideration.
      TransMontaigne will pay the purchase price on the date the assets sale occurs, subject to any adjustments as discussed above and less the principal amount of a $1.3 million loan TransMontaigne made to the company when we signed the purchase and sale agreement. Accordingly, we currently estimate that the amount of cash we will receive at the closing of the asset sale, including the debt repayment by the Mexican subsidiaries, will be approximately $15.9 million.
The $1.3 Million Loan
      Under the terms of the purchase and sale agreement, TransMontaigne loaned us $1.3 million and we executed a promissory note and security agreement to TransMontaigne. Pursuant to the security agreement, four petroleum and six LPG storage tanks and related assets located in Brownsville, Texas are collateral for the $1.3 million loan. We have used the proceeds of the TransMontaigne loan to fund expenses associated with the purchase and sale agreement and for working capital purposes.
      If the asset sale does not occur, we have agreed to promptly repay the $1.3 million principal amount of the loan. Alternatively, if we cannot or choose not to repay the loan at that time, we must:

•	pay, in monthly installments, interest at the prime rate plus 2% on the $1.3 million principal amount of the loan, which interest will begin to accrue in November 2005;

•	repay, 120 days following demand by TransMontaigne (or earlier if we choose to do so), the $1.3 million principal amount of the loan, plus any accrued but unpaid interest; and

•	transfer to TransMontaigne title to the four petroleum and six LPG storage tanks and related assets, assign to TransMontaigne a related lease with the Brownsville Navigation District and lease the ten storage tanks back from TransMontaigne for a monthly fee of $10,000.
      Once we repay the principal amount of the loan and all accrued interest, TransMontaigne will transfer back to us the storage tanks, the related assets and the lease.
      We obtained consent to the TransMontaigne loan and TransMontaigne’s security interest in the ten storage tanks and related assets from RZB Finance, LLC, with which Penn Octane has a $20,000,000 credit facility and for which all of our assets are pledged as collateral. We are also required to obtain an estoppel letter from the Brownsville Navigation District.
      If the asset sale does not occur and we do not promptly repay the principal amount of the loan, we may be required to obtain additional consents in order to transfer to TransMontaigne title to the ten tanks, the related assets and the lease. No assurances can be given that we will be able to obtain any additional required consent on terms acceptable to us or at all. If we are unable to obtain any additional required consent, we would not be able to transfer the ten tanks and the related assets and lease to TransMontaigne without defaulting on our other obligations.

      If we do not either promptly repay the principal amount of the loan or transfer the ten tanks, the related assets and the lease to TransMontaigne, we may be deemed to be in default of our obligations to TransMontaigne under the purchase and sale agreement. If we are deemed to be in default of our obligations to TransMontaigne, among other things, the entire amount of the TransMontaigne loan may become due and payable immediately. No assurances can be given that we will have the cash or resources available to repay the TransMontaigne loan if that occurs.
      Moreover, if the asset sale does not occur, we cannot assure that we will have the cash or resources available to repay the $1.3 million principal amount of the TransMontaigne loan or pay the $10,000 monthly lease fee for the ten storage tanks, some of which are used in the operation of our business.
Representations and Warranties
      The purchase and sale agreement contains representations and warranties that Rio Vista Operating Partnership and Penn Octane International made to TransMontaigne and representations and warranties that TransMontaigne made to us. The assertions embodied in those representations and warranties were made solely for purposes of the purchase and sale agreement and may be subject to important qualifications and limitations, including qualifications contained in schedules that are not included with the purchase and sale agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to equity holders, such as our common unitholders, or were used for the purpose of allocating risk between TransMontaigne and us. For these reasons, you should not rely on the representation and warranties contained in the purchase and sale agreement as statements of factual information.
      Representations and warranties Rio Vista Operating Partnership and Penn Octane International made to TransMontaigne in the purchase and sale agreement relate to, among other things:

•	the organization, standing, qualification to carry on its business and other limited partnership matters of Rio Vista Operating Partnership;

•	the organization, standing, qualification to carry on its business and other corporate matters of the Mexican subsidiaries;

•	the authorization, execution, delivery, performance and enforceability of the purchase and sale agreement and related matters;

•	the absence of conflicts with, and violations of, the Mexican subsidiaries’ organizational documents, laws, our contracts and the Mexican subsidiaries’ contracts as a result of the execution of the purchase and sale agreement, our performance of our obligations under the purchase and sale agreement and the asset sale;

•	consents required as a result of the execution of the purchase and sale agreement, the asset sale and our performance of our obligations under the purchase and sale agreement;

•	capitalization and ownership of the Mexican subsidiaries (prior to any exercise of our rights to acquire 100% of Tergas);

•	preparation of the Mexican subsidiaries’ balance sheets in accordance with U.S. generally accepted accounting principles;

•	litigation;

•	environmental matters, including permits relating to environmental matters;

•	matters relating to our employees and the Mexican subsidiaries’ employees (including compensation and benefit plans, labor activity and employment practices);

•	tax matters;

•	our title to the operating assets and our interests in the Mexican subsidiaries;

•	our contracts and the Mexican subsidiaries’ contracts;

•	the sufficiency of the assets to be conveyed to TransMontaigne for the conduct of our business as conducted over the 12 months preceding the asset sale (assuming that TransMontaigne provides the necessary managerial, administrative and accounting personnel and systems to oversee and administer our business, the operating assets, and the Mexican subsidiaries’ assets);

•	insurance;

•	permits and compliance with laws;

•	the conduct of our business since December 31, 2004;

•	the absence of brokers’ and finders’ fees paid and payable by us and the Mexican subsidiaries in connection with the asset sale; and

•	the Mexican subsidiaries’ title to their assets.
      The purchase and sale agreement also contains representations and warranties TransMontaigne made to us, including representations and warranties relating to, among other things:

•	TransMontaigne’s organization, standing, power to carry on its business and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the purchase and sale agreement;

•	the absence of conflicts with, and violations of, laws, contracts and TransMontaigne’s organizational documents as a result of the execution of the purchase and sale agreement, TransMontaigne’s performance of its obligations under the purchase and sale agreement and the asset sale;

•	litigation;

•	TransMontaigne’s investment intent and its business and financial sophistication;

•	TransMontaigne’s financial capability to pay the purchase price and consummate the asset sale; and

•	the absence of brokers’ and finders’ fees paid and payable by TransMontaigne in connection with the asset sale.
Conduct of our Business Pending the Asset Sale
      From August 15, 2005, through the time the asset sale occurs or the purchase and sale agreement is terminated, we have agreed that, except for specified exceptions or as consented to by TransMontaigne, we will, and the Mexican subsidiaries will:

•	use commercially reasonable efforts to operate our and their business and the operating assets and their assets in the usual manner consistent with past practice;

•	use commercially reasonable efforts to preserve present business operations, organization and goodwill;

•	maintain our books and records in the usual manner consistent with past practice; and

•	continue to comply in all material respects with legal and contractual obligations.

      In addition, we have agreed that during the same period, except for specified exceptions or as consented to by TransMontaigne, we will not, and the Mexican subsidiaries will not:

•	permit any of the Mexican subsidiaries to acquire (by merger, consolidation or otherwise) any other entity;

•	create, incur or assume any debt for borrowed money that is secured by a lien (other than in connection with the existing line of credit with RZB Finance LLC);

•	make any material tax election;

•	amend any of the Mexican subsidiaries’ organizational documents;

•	permit any of the Mexican subsidiaries to issue or incur any obligation to issue equity interest (other than debt securities convertible or exchangeable into equity interests);

•	issue, sell or dispose of any of the operating assets or our interests in the Mexican subsidiaries;

•	amend any contract to be assigned to TransMontaigne or enter into any material contract relating to our business;

•	release or waive any material rights or benefits relating to the operating assets, the Mexican subsidiaries’ assets, the Mexican subsidiaries or our business; or

•	make any agreement to do any of the items listed in the eight bullet points above.
No Solicitation
      We have agreed that neither we nor any of our affiliates will, prior to the earlier of the termination of the purchase and sale agreement or the time the asset sale occurs, directly or indirectly, solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any of the following (referred to in this proxy statement as an acquisition proposal):

•	a transaction in which any party other than TransMontaigne may acquire our operating assets, our interests in the Mexican subsidiaries or the Mexican subsidiaries’ assets;

•	a transaction in which any third party may acquire more than 50% of the partnership interests of Rio Vista Operating Partnership or the membership interests of Penn Octane International;

•	a merger or other business combination in which a third party may acquire more than 50% of Rio Vista Operating Partnership or Penn Octane International or of the entity surviving the merger or business combination; or

•	any other transaction in which a third party may acquire control of a portion of the assets of Rio Vista Operating Partnership or Penn Octane International having a fair market value equal to or greater than 50% of the fair market value of all of their assets.
      We have also agreed that, prior to the earlier of the termination of the purchase and sale agreement or the time the asset sale occurs, neither we nor any of our affiliates will, directly or indirectly:

•	engage in negotiations or discussions concerning, or provide any non-public information to a third party relating to, any acquisition proposal; or

•	agree to or recommend any acquisition proposal.
      However, we may:

•	enter into discussions with a third party making an unsolicited bona fide written acquisition proposal if the general partner determines in good faith, after consultation with outside legal counsel and receiving an opinion from a financial advisor, that the unsolicited bona fide acquisition proposal is reasonably likely to result in a transaction more favorable to our common unitholders from a financial point of view than the transaction with TransMontaigne (referred to in this proxy statement as a superior proposal);

•	furnish information to a third party in connection with a superior proposal if we have received a confidentiality agreement from the third party at least as favorable to us as our confidentiality agreement with TransMontaigne;

•	recommend a superior proposal to our common unitholders;

•	comply with federal requirements regarding an unsolicited acquisition proposal; and

•	enter into an agreement with a third party to consummate a superior proposal, after terminating the purchase and sale agreement and paying TransMontaigne a termination fee of $700,000.

      We have agreed to notify TransMontaigne promptly if we receive any unsolicited acquisition proposal or any request for non-public information or access to our properties, books or records in connection with an unsolicited acquisition proposal. We have also agreed to cease any existing activities, discussions or negotiations concerning any acquisition proposal with anyone other than TransMontaigne and to use reasonable efforts to obtain the return of any non-public information we previously provided to anyone other than TransMontaigne in connection with discussions or negotiations concerning any acquisition proposal.
Real Property Matters
      We have agreed to provide to TransMontaigne, if the asset sale occurs, a number of items relating to real property, including the following (referred to in this proxy statement as the real property rights):

•	any agreements required to remedy any spatial gaps in the easements, rights of way and other real property rights we have to the property on which our pipelines and the Mexican subsidiaries’ assets are located;

•	valid rights of ingress and egress to the real property on which our pipelines and the Mexican subsidiaries’ assets are located;

•	any approvals, consents, filings or the like required in connection with our ownership, use and occupation of real property owned and leased by us or the Mexican subsidiaries and easements and rights of way granted to us or the Mexican subsidiaries;

•	any consents, approvals, filings or the like required to transfer to TransMontaigne any easements or other real property rights granted to us or the Mexican subsidiaries and real property owned by or leased to us or the Mexican subsidiaries; and

•	any other items necessary to ensure that TransMontaigne receives good title to real property owned and leased by us and the Mexican subsidiaries and other real property rights granted to us and the Mexican subsidiaries.
      We have agreed that TransMontaigne may investigate and review the real property rights. The purchase and sale agreement gives TransMontaigne the right to determine that we and the Mexican subsidiaries do not have all of the real property rights.
      We and TransMontaigne have also agreed that we will negotiate with third party landowners to obtain specified easements and other rights of way, which will be included in the operating assets. If we are not able to successfully conclude negotiations to obtain the specified easements and rights of way prior to the time the asset sale occurs, TransMontaigne may withhold from the purchase price and deposit into an escrow account an amount on which we and TransMontaigne agree. If we are successful in obtaining one or more of the specified easements or rights of way after the asset sale occurs, a corresponding portion of the amount deposited into escrow will be released to us.
      If TransMontaigne determines that we and the Mexican subsidiaries do not have all of the real property rights (other than the specified easements and rights of way), and the reasonably estimated cost of obtaining the real property rights we and the Mexican subsidiaries do not have (other than the specified easements and rights of way) exceeds $60,000, then TransMontaigne may:

•	delay the asset sale to provide us with additional time to undertake actions TransMontaigne reasonably determines are sufficient to obtain the real property rights that we and the Mexican subsidiaries do not have (other than the specified easements and rights of way);

•	negotiate with us for a reduction in the purchase price to compensate TransMontaigne for costs and damages associated with the real property rights that we and the Mexican subsidiaries do not have (other than the specified easements and rights of way); or

•	negotiate with us for another resolution, which might include adding items to the specified easements and rights of way (thereby increasing the amount of the consideration for the asset sale that might be withheld and deposited into the escrow account).
      Either we or TransMontaigne may terminate the purchase and sale agreement if:

•	we do not or cannot perform any of the actions required by TransMontaigne in connection with real property rights that we and the Mexican subsidiaries do not have (other than the specified easements and rights of way);

•	we and TransMontaigne cannot agree on an amount by which to reduce the purchase price to compensate TransMontaigne for real property rights that we and the Mexican subsidiaries do not have (other than the specified easements and rights of way); or

•	we and TransMontaigne cannot agree on another resolution relating to real property rights that we and the Mexican subsidiaries do not have.
Environmental Matters
      Until five business days before the asset sale occurs, TransMontaigne has the right to investigate, inspect, audit, study and test real property to which we and the Mexican subsidiaries have rights to be transferred to TransMontaigne under the purchase and sale agreement (including owned or leased real property, easements and rights of way) for:

•	the presence or release of any hazardous material from, in, on, under or onto any property or the environment in violation of environmental laws;

•	the presence or release of any hazardous material from, in, on, under or onto any property or the environment that results in any claims, judgments, liabilities, obligations, losses, costs or expenses;

•	threatened or actual proceedings or any investigation, enforcement, cleanup, removal, containment, remediation or other action by the government or a private party relating to environmental laws regulating hazardous materials or alleged violations of environmental laws;

•	the presence or release of a hazardous material from, in, on, under or onto any property or the environment resulting in a material adverse effect, in excess of $50,000, on our financial condition, our business, the operating assets or the Mexican subsidiaries; or

•	any alleged violation of an environmental law occurring prior to the asset sale.
We refer to any of these preceding items as an environmental condition.
      TransMontaigne also has the right to confer with governmental authorities and review copies of government records to determine if there is any environmental condition relating to real property included in the operating assets or to which the Mexican subsidiaries have rights.

      If TransMontaigne determines or at any time prior to the asset sale becomes aware of any environmental condition relating to real property include in the operating assets or to which the Mexican subsidiaries have rights, then TransMontaigne may:

•	delay the asset sale to provide us with additional time to undertake actions TransMontaigne reasonably determines are sufficient to remedy the environmental condition;

•	negotiate with us for a reduction in the purchase price to compensate TransMontaigne for costs and damages associated with the environmental condition; or

•	negotiate with us for another resolution relating to the environmental condition.
      Either we or TransMontaigne may terminate the purchase and sale agreement if:

•	we do not or cannot perform any of the actions required by TransMontaigne to remedy an environmental condition;

•	we and TransMontaigne cannot agree on an amount by which to reduce the purchase price to compensate TransMontaigne for the environmental condition; or

•	we and TransMontaigne cannot agree on another resolution relating to the environmental condition.
Employee Matters
      The purchase and sale agreement also contains provisions relating to our employees and the Mexican subsidiaries’ employees, including:

•	our obligation to provide TransMontaigne with access to our employees principally employed in the United States in connection with our business;

•	TransMontaigne’s obligation to provide us with a list of our employees principally employed in the U.S. to whom TransMontaigne will offer employment following completion of the asset sale;

•	TransMontaigne’s agreement to provide to our U.S. employees hired by TransMontaigne, for at least one year after the asset sale occurs, employee benefits substantially similar to the benefits TransMontaigne provides to its employees;

•	TransMontaigne’s agreement to give to our U.S. employees hired by TransMontaigne full credit for prior service with us for purposes of determining eligibility and vesting under employee benefit plans;

•	our obligations to our U.S. employees hired by TransMontaigne relating to 401(k) plans and employee loans;

•	our obligation to terminate, before the asset sale occurs, all employees of the Mexican subsidiaries who TransMontaigne does not wish to have continue as employees after the asset sale;

•	our retaining all liability for severance or other payments to our employees not hired by TransMontaigne and the Mexican subsidiaries’ employees whose employment is terminated before the asset sale occurs; and

•	the absence of any obligation of TransMontaigne hire or continue the employment or the employment terms and conditions of any of our employees if the asset sale occurs.

Additional Agreements
      The purchase and sale agreement contains a number of additional agreements between us and TransMontaigne to be carried out before and if the asset sale occurs. Agreements to be carried out before the asset sale occurs include:

•	making all filings with and obtaining all consents and permits of governmental entities required to consummate the asset sale, including:

•	an approval we must obtain from the Mexican government permitting all of the Mexican subsidiaries’ assets to be owned directly or indirectly by TransMontaigne or its affiliate;

•	an environmental permit we must obtain from the Mexican government sufficient to allow for continued operation of the Matamoros, Mexico terminal; and

•	any required approval from Mexico’s Federal Competition Commission, which TransMontaigne must obtain;

•	our removing and disposing of the contents of four petroleum tanks, cleaning those tanks and disposing of specified storage drums; and

•	finalizing all required exhibits and schedules.
      Agreements to be carried out if the asset sale occurs include:

•	our holding in trust and performing for the benefit of TransMontaigne any agreement, permit, easement or lease included in the operating assets or the Mexican subsidiaries’ assets under which TransMontaigne would not be able to exercise rights if the asset sale occurs;

•	TransMontaigne’s preservation of our books and records included in the operating assets and our right to access and copy those books and records;

•	TransMontaigne’s removing the name “Rio Vista” from the assets it acquires; and

•	the preparation and filing of tax returns and the pro ration of taxes.
      The purchase and sale agreement includes additional obligations that apply if the asset sale does not occur, including TransMontaigne’s treatment of our confidential information.
Conditions to the Asset Sale
      Subject to the terms of the purchase and sale agreement, we and TransMontaigne have agreed to use commercially reasonable efforts to cause the conditions to the asset sale to be satisfied. However, neither we nor TransMontaigne are required to complete the asset sale unless a number of conditions are satisfied or waived, as described in more detail below.

Conditions to Each Party’s Obligations
      The parties’ obligations to consummate the asset sale are subject to a number of conditions specified in the purchase and sale agreement. If those conditions are not satisfied, or if the party or parties requiring satisfaction of the conditions do not waive their satisfaction, the asset sale will not occur.
      Conditions that must be satisfied or must be waived by both TransMontaigne and us before the asset sale will occur include:

•	our common unitholders must have approved the purchase and sale agreement and the asset sale;

•	no U.S. or Mexican governmental authority has prohibited or restrained the asset sale; and

•	no law, order or tax has been adopted or imposed since the date the purchase and sale agreement was executed, or be imminent in its adoption or imposition, that would reasonably be expected to result in a material adverse effect on us.

      Under the purchase and sale agreement, a material adverse effect on us means any condition, circumstance, event or effect that would be material and adverse, in an amount of $50,000 or more, to:

•	the operation or condition (financial or otherwise) of our business;

•	our operating assets;

•	the Mexican subsidiaries; or

•	our financial condition.

Conditions to TransMontaigne’s Obligations
      Conditions that must be satisfied or may be waived by TransMontaigne before the asset sale will occur include:

•	TransMontaigne must have completed its due diligence investigation of us, the operating assets, our business and the Mexican subsidiaries and their assets and must be satisfied with the results;

•	our representations and warranties in the purchase and sale agreement must be true and correct;

•	we must have performed and complied with, in all material respects, all of our obligations under the purchase and sale agreement;

•	all liens on our operating assets and the Mexican subsidiaries’ assets must have been released and terminated (with the exception of liens relating to debt owed to us and Penn Octane by the Mexican subsidiaries);

•	P.M.I. Trading Limited must have approved the assignment of its contract for the purchase of LPG for the period from June 4, 2005 through March 31, 2006, to TransMontaigne;

•	the U.S. and Mexican governmental authorities must have issued any permits or consents required for the asset sale and for TransMontaigne to continue to operate our business, including:

•	unconditional authorization of the Mexican Federal Competition Commission and the Mexican Foreign Investment Commission for TransMontaigne to acquire our ownership interests in the Mexican subsidiaries;

•	approval by the Mexican government for TransMontaigne to own and operate, directly or indirectly, all of the Mexican subsidiaries’ assets; and

•	the environmental permit allowing continued operation of the Matamoros, Mexico terminal;

•	we must have exercised our options and purchased all of the ownership interests of Tergas; and

•	the asset sale must be consummated concurrently with the consummation of TransMontaigne’s purchase of Penn Octane’s LPG assets.

Conditions to Our Obligations
      Conditions that must be satisfied or may be waived by us before the asset sale will occur include:

•	TransMontaigne’s representations and warranties in the purchase and sale agreement must be true and correct;

•	TransMontaigne must have performed and complied with, in all material respects, all of its obligations under the purchase and sale agreement; and

•	our common unitholders must have approved an amendment to our partnership agreement to prevent our dissolution if the asset sale occurs.

Termination of the Purchase and Sale Agreement
      We and TransMontaigne may agree in writing to terminate the purchase and sale agreement at any time prior to completing the asset sale, even if the holders of our common units have approved the purchase and sale agreement, the asset sale and the amendment to the limited partnership agreement.
      Either we or TransMontaigne can terminate the purchase and sale agreement if:

•	we do not or cannot perform any actions required by TransMontaigne in connection with real property rights we or the Mexican subsidiaries do not have, and we and TransMontaigne are unable to agree to another resolution relating to those real property rights;

•	we do not or cannot perform any of the actions required by TransMontaigne to remedy an environmental condition, and we and TransMontaigne are unable to agree to another resolution relating to the environmental condition;

•	the completion of the asset sale would violate any non-appealable final order of a governmental entity; or

•	the asset sale has not been consummated by October 31, 2005.
      If, however, either we or TransMontaigne has satisfied all of the obligations we are or it is required to satisfy prior to the consummation of the asset sale and the asset sale does not occur by October 31, 2005 because the other party is in breach of its representations, warranties or obligations under the purchase and sale agreement, the breaching party will be liable to the other party for breaches of representations, warranties and covenants under the purchase and sale agreement.
      TransMontaigne can terminate the purchase and sale agreement if it is not satisfied with the content of any schedule that we complete after the execution of the purchase and sale agreement. TransMontaigne may elect to terminate the purchase and sale agreement within five business days of its receipt of the unsatisfactory schedule. If, however, we provide a new schedule or monetary remedy satisfactory to TransMontaigne within three business days of our receipt of TransMontaigne’s election to terminate the purchase and sale agreement, the purchase and sale agreement will not be terminated.
      We can terminate the purchase and sale agreement to enter into an acquisition agreement with a third party that has provided a superior offer. If we do so, however, we must pay TransMontaigne a termination fee of $700,000.
Amendment and Waiver
      We and TransMontaigne may amend the purchase and sale agreement at any time. If, however, our common unitholders have approved the purchase and sale agreement, we may be required by law to seek the approval of our common unitholders for some amendments. We may waive compliance with any purchase and sale agreement term intended to benefit us, and TransMontaigne may waive compliance with any purchase and sale agreement term intended to benefit it.
Indemnification
      Under the terms of the purchase and sale agreement, Rio Vista Operating Partnership and Penn Octane International, on the one hand, and TransMontaigne, on the other hand, have indemnification obligations to each other if the asset sale occurs.

Indemnification by Rio Vista Operating Partnership and Penn Octane International
      Rio Vista Operating Partnership and Penn Octane International must indemnify TransMontaigne against liabilities resulting from:

•	any breach of our representations, warranties or covenants in the purchase and sale agreement;

•	losses relating to our operation of our business prior to the consummation of the asset sale;

•	losses relating to liabilities, obligations and losses incurred by us or the Mexican subsidiaries relating to any period prior to the asset sale;

•	taxes payable by us or the Mexican subsidiaries for any period prior to the asset sale and incurred in connection with the asset sale; and

•	the cost of new or revised Mexican permits required by the purchase and sale agreement.
      With a few exceptions, the maximum liability of Rio Vista Operating Partnership and Penn Octane International for indemnification will be an amount equal to the purchase price, and Rio Vista Operating Partnership and Penn Octane International will be responsible for losses only to the extent that they collectively exceed $300,000. The exceptions for which the liability of Rio Vista Operating Partnership and Penn Octane International is not limited and for which they are responsible for the entire amount of the losses are:

•	any breach of our representations and warranties concerning:

•	our organization and our ability to enter into the purchase and sale agreement;

•	valid authorization, execution and delivery of the purchase and sale agreement;

•	our obtaining all consents required for the consummation of the asset sale;

•	capitalization of the Mexican subsidiaries;

•	our ownership of the operating assets and all equity interests in the Mexican subsidiaries; and

•	payments of fees or commissions to brokers and finders paid or payable in connection with the asset sale;

•	the cost of new or revised Mexican government permits the purchase and sale agreement requires us to obtain; and

•	any taxes payable by us or the Mexican subsidiaries attributable to any period before the asset sale occurs and taxes payable in connection with the asset sale.
      Other than for indemnification obligations related to taxes, which continue indefinitely, the indemnification obligations of Rio Vista Operating Partnership and Penn Octane International expire on the third anniversary of the asset sale.

Indemnification by TransMontaigne
      TransMontaigne must indemnify us against liabilities resulting from:

•	any breach of TransMontaigne’s representations, warranties or covenants in the purchase and sale agreement;

•	losses relating to any event occurring after the asset sale connected to TransMontaigne’s operation of the operating assets, the Mexican subsidiaries’ assets and our business;

•	losses relating to liabilities, obligations and losses that occur after the asset sale as a result of TransMontaigne’s or the Mexican subsidiaries’ operation of the operating assets, the Mexican subsidiaries’ assets and our business; and

•	any taxes of the Mexican subsidiaries attributable to the time period after the asset sale.
      With a few exceptions, TransMontaigne’s maximum liability for indemnification will be an amount equal to the purchase price, and TransMontaigne will be responsible for losses only to the extent that they collectively exceed $300,000. The exceptions for which TransMontaigne’s liability is not limited and for which it is responsible for the entire amount of the losses are:

•	taxes of the Mexican subsidiaries attributable to the time period after the asset sale; and

•	any breach of TransMontaigne’s representations and warranties concerning:

•	TransMontaigne’s corporate organization and ability to enter into the purchase and sale agreement;

•	valid authorization, execution and delivery of the purchase and sale agreement;

•	TransMontaigne’s obtaining all consents required for the consummation of the asset sale;

•	TransMontaigne’s investment interest and its business and financial sophistication; and

•	payments of fees or commissions to brokers and finders paid or payable in connection with the asset sale.
      Other than for TransMontaigne’s indemnification obligations related to taxes of the Mexican subsidiaries attributable to the time period after the asset sale, which continue indefinitely, its indemnification obligations expire on the third anniversary of the asset sale.
APPRAISAL RIGHTS
      Neither Delaware law nor our partnership agreement entitles the holders of our common units to seek appraisal of the fair value of their common units in connection with the asset sale or the amendment of our partnership agreement to permit our continued operation after the sale of substantially all of our assets.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership Of Certain Beneficial Owners
      The following table sets forth the amount of common units beneficially owned as of August 31, 2005 by each person known by us to own beneficially more than 5% of our outstanding common units.

	Amount and
	Nature of
	Beneficial
	Ownership of	Percentage of
	Common	Common
Name of Beneficial Owner	Units(1)	Units

Jerome B. Richter(2)	516,455	26.60%
The Cushing Fund LP(3)	165,450	8.66%
The Apogee Fund L.P., Paradigm Capital Corporation and Emmett M. Murphy(4)	145,687	7.60%
Trellus Management Company LLC(5)	104,548	5.47%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common units which are purchasable under warrants which are currently exercisable, or which will become exercisable no later than 60 days after August 31, 2005, are deemed outstanding for computing the percentage of the person holding such warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all common units shown as beneficially owned by them.

(2)	335 Tomahawk Drive, Palm Desert, California 92211. Includes 4,500 common units owned by Mr. Richter’s spouse and 31,250 common units issuable upon exercise of common unit purchase warrants.

(3)	3300 Oak Lawn Avenue, Suite 650, Dallas, Texas.

(4)	201 Main Street, Suite 1555, Fort Worth, Texas. Mr. Murphy, a director of Penn Octane, is the president of Paradigm Capital Corporation, a Texas corporation, which in turn, is the sole general partner of The Apogee Fund, L.P., a Delaware limited partnership. All of the referenced common units are owned of record by The Apogee Fund; beneficial ownership of such securities is attributable to Mr. Murphy and Paradigm Capital Corporation by reason of their shared voting and disposition power with respect to The Apogee Fund assets. Includes 6,250 common units issuable upon exercise of common unit purchase warrants granted to Mr. Murphy.

(5)	350 Madison Avenue, 9th Floor, New York, New York.
Security Ownership Of Management
      The following table sets forth information regarding the beneficial ownership of common units as of August 31, 2005 by each manager of our general partner, each executive officer of the general partner, and all managers and executive officers as a group. The address of each person in the table below is c/o Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024.

	Amount and
	Nature of
	Beneficial
	Ownership of	Percentage of
	Common	Common
Name of Beneficial Owner	Units(1)	Units

Ian T. Bothwell(2)	40,625	2.08%
Charles C. Handly(3)	19,375	1.01%
Jerry L. Lockett(4)	18,903	*
Murray Feiwell(5)	7,218	*
Richard R. Canney(6)	3,219	*
Douglas G. Manner(7)	3,219	*
All Managers and Executive Offices as a group (6 persons)(8)	92,559	4.64%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common units which are purchasable under warrants which are currently exercisable, or which will become exercisable no later than 60 days after August 31, 2005, are deemed outstanding for computing the percentage of the person holding such warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all common units shown as beneficially owned by them.

(2)	Includes 40,625 common units issuable upon exercise of common unit purchase warrants.

(3)	Includes 16,375 common units issuable upon exercise of common unit purchase warrants.

(4)	Includes 15,625 common units issuable upon exercise of common unit purchase warrants.

(5)	Includes 3,219 common units issuable upon exercise of common unit purchase warrants.

(6)	Includes 3,219 common units issuable upon exercise of common unit purchase warrants.

(7)	Includes 3,219 common units issuable upon exercise of common unit purchase warrants.

(8)	Includes 82,783 common units issuable upon exercise of common unit purchase warrants.

CERTAIN PRO FORMA FINANCIAL INFORMATION
      We have attached to this proxy statement as Annex F our unaudited pro forma condensed consolidated balance sheet as of June 30, 2005, which gives effect to the consummation of the asset sale. We have not included any pro forma consolidated statements of income because we considered their applicability to the asset sale to be limited.
PROPOSALS OF THE HOLDERS OF COMMON UNITS
      Your common units do not entitle you to make proposals at the special meeting. Since Rio Vista Energy Partners L.P. is a limited partnership, the holders of our common units have only limited rights to vote as set forth in our partnership agreement and do not participate in the election of the members of the board of managers of our general partner.
      Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of holders of our common units and are not required to file an annual proxy statement. Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding common units. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purpose for which the special meeting is to be called. Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for any future special meeting must submit such proposal within a reasonable time before we begin to print and mail our proxy materials or it will be considered untimely.
      SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ status under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.
HOUSEHOLDING OF PROXY STATEMENT
      In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, one proxy statement may be delivered to two or more holders of our common units who share an address, unless we have received contrary instructions from one or more of the holders of our common units sharing that address. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a holder of common units at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to holders of common units who share an address, should be directed to Rio Vista Energy Partners L.P., Attention: Assistant Secretary, 820 Gessner Road, Suite 1285, Houston, Texas 77024, and our telephone number is (713) 467-8235.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities and Exchange Act of 1934. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s web site at www.sec.gov. Our filings are also available to the public from commercial document retrieval services. You may also read and copy any document we file with the SEC at, or obtain copies of any information by mail from, the SEC’s public reference room located at:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549,
at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
      If you have any questions about this proxy statement, the special meeting, the purchase and sale agreement, the asset sale or the amendment to our partnership agreement or need assistance with the voting procedures, you should contact Ian T. Bothwell, our general partner’s vice president, chief financial officer, treasurer and assistant secretary, at Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024, telephone number (713) 467-8235.

By Order of the Board of Managers of
Rio Vista GP LLC,

By:	-s- Ian T. Bothwell

Ian T. Bothwell,
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary
Dated September 30, 2005
      WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.
      Unitholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated September 30, 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

ANNEX A

PURCHASE AND SALE AGREEMENT
dated as of August 15, 2005
between
RIO VISTA OPERATING PARTNERSHIP L.P.
and
TRANSMONTAIGNE PRODUCT SERVICES INC.

A-i

Page

SECTION 5.7.	Fees	A-19
SECTION 5.8.	Disclaimer	A-19
ARTICLE VI COVENANTS		A-19
SECTION 6.1.	Covenants of Seller	A-19
SECTION 6.2.	Covenants of Buyer	A-21
SECTION 6.3.	Other Covenants	A-22
ARTICLE VII TAX MATTERS		A-26
SECTION 7.1.	Preparation and Filing of Tax Returns	A-26
SECTION 7.2.	Access to Information	A-27
SECTION 7.3.	Seller’s Tax Indemnification	A-27
SECTION 7.4.	Buyer’s Tax Indemnification	A-27
SECTION 7.5.	Tax Indemnification Procedures	A-28
ARTICLE VIII CONDITIONS PRECEDENT TO BUYER’S OBLIGATION		A-28
SECTION 8.1.	Accuracy of Representations and Warranties	A-28
SECTION 8.2.	Performance of Covenants	A-28
SECTION 8.3.	Officers’ Certificates	A-28
SECTION 8.4.	No Order	A-28
SECTION 8.5.	Certified Resolutions	A-29
SECTION 8.6.	Secretary’s Certificate	A-29
SECTION 8.7.	Unitholder Approval	A-29
SECTION 8.8.	Consents	A-29
SECTION 8.9.	Liens and Secured Debt	A-29
SECTION 8.10.	PMI Contract	A-29
SECTION 8.11.	Due Diligence	A-35
SECTION 8.12.	Authorization to Assign	A-29
SECTION 8.13.	Governmental Approvals	A-29
SECTION 8.14.	Business Employees	A-29
SECTION 8.15.	POM Mexican Permit	A-30
SECTION 8.16.	Tergas Environmental Permit	A-30
SECTION 8.17.	Rights	A-30
SECTION 8.18.	Concurrent Closing with Penn	A-30
SECTION 8.19.	No Change in Law	A-30
ARTICLE IX CONDITIONS PRECEDENT TO SELLER’S OBLIGATION		A-30
SECTION 9.1.	Accuracy of Representations and Warranties	A-30
SECTION 9.2.	Performance of Covenants	A-30
SECTION 9.3.	Officer’s Certificate	A-30
SECTION 9.4.	No Order	A-30
SECTION 9.5.	Certified Resolutions	A-30
SECTION 9.6.	Secretary’s Certificate	A-30
SECTION 9.7.	No Change in Law	A-31
SECTION 9.8.	Unitholder Approval	A-31

A-ii

Exhibits

A	-Seller’s Approvals and Consents
B	-General Assignment, Conveyance and Bill of Sale
Annex 1 — Fee Properties
Annex 2 — Leases
Annex 3 — Improvements
Annex 4 — Easements
Annex 5 — Personal Property
Annex 6 — Assigned Contracts
Annex 7 — Permits
C	-Assumption Agreement
D-1	-Promissory Note
D-2	-Security Agreement

Schedules

1.1(a)	-Seller’s Individuals with Knowledge
1.1(b)	-Mexican Assets/Permits
1.1(c)	-List of Note Holders
3.1	-Calculation of Inter-Company Debt and Net Working Capital

A-iii

Schedules

4.3	-Seller’s and Companies’ Conflicts/Consents
4.6	-Balance Sheets
4.7	-Litigation; Orders
4.8	-Environmental Matters
4.9(a)	-Business Employees
4.9(b)	-Employee Matters
4.9(c)	-Seller Plans
4.10	-Taxes
4.12	-Assigned Contracts
4.13	-Bank Accounts and Powers of Attorney
4.15	-Insurance
4.16	-Permits and Mexican Permits/Compliance
4.17	-Certain Changes
4.18	-Fees
4.19	-Ownership of Mexican Assets
5.3	-Buyer’s Conflicts/Consents
6.3(e)(i)	-Minimum Requirement
6.3(g)	-Easements and Rights-of-Way
8.8-A	-BND Assignment of Lease for Lease No. 2823
8.8-B	-BND Assignment of Lease for Lease No. 3165
8.8-C	-BND Assignment of Lease for Lease No. 3154

A-iv

PURCHASE AND SALE AGREEMENT
      This PURCHASE AND SALE AGREEMENT, dated as of August 15, 2005 (this “Agreement”), is entered into by and between RIO VISTA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Rio”), PENN OCTANE INTERNATIONAL, LLC, a Delaware limited liability company (“International”) (Rio and International being herein sometimes collectively referred to as “Seller”), and TRANSMONTAIGNE PRODUCT SERVICES INC. (“Buyer”). Buyer and Seller may be referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS
      Seller is the owner of various leases, pipelines, terminals, contracts and other assets used by Seller in the purchase, transportation, marketing and sale of LPG, all of such leases, pipelines, terminals, contracts and other assets being more particularly described in the following provisions of this Agreement and collectively defined as the “Assets”.
      Seller is also the wholly owned subsidiary of Rio Vista Energy Partners L.P. (“RVEP”), an Affiliate of Penn Octane Corporation (“Penn”), which, in turn, has concurrently executed a Purchase and Sale Agreement with Buyer for the acquisition by Buyer of various leases, contracts, a pumping station and other assets used in the purchase, transportation, marketing and sale of LPG .
      Seller also owns all of the Equity Interests (defined below) in Penn Octane de México, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“POM”), and Termatsal S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“Termatsal”). Likewise, Seller has in place certain corporate and contractual arrangements based on which it has certain rights for indirect control of Tergas, S.A. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“Tergas”), which is owned by certain individuals of Mexican nationality (the “Individual Tergas Owners”) (all of such Equity Interests in POM, Termatsal and Tergas being herein collectively referred to as the “Shares”). POM, Termatsal and Tergas are herein collectively referred to as the “Companies.”
      It is the intent of the Parties hereto that the Closing of the transaction contemplated by this Agreement is specifically contingent upon the concurrent Closing of the transaction contemplated in the Purchase and Sale Agreement between Penn and Buyer.
      Buyer desires to purchase from Seller, and Seller is willing to sell to Buyer, (i) the Assets and (ii) the Shares of the Companies, as further described in this Agreement.
      Seller as owner of the Companies, is in a position to exercise its contractual option to acquire 100% of Tergas from the Individual Tergas Owners as part of the transaction contemplated herein.
      NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.1.     Certain Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:
      “Actively Employed” means that the individual is an employee of Seller, RVEP or any of the Companies on the day immediately prior to the Closing Date and on the Closing Date either such individual is performing his or her regular occupation for his or her employer (either at such employer’s usual places of business or at some location to which such employer’s business requires the employee to travel) or is on a previously scheduled and approved time-off, or such other leave of absence that would not have prevented such employee (if he or she had become a U.S. Continuing Employee as of the Closing Date) from receiving immediate coverage as of the Closing Date under the welfare benefit plans maintained by the Buyer Employer that will be provided to U.S. Continuing Employees as of the Closing Date.
      “Adverse Claim” means, with respect to any security or other financial instrument, an “adverse claim” as defined in Section 8-102(a)(1) of the Uniform Commercial Code as in effect in the State of Texas.
      “Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
      “Agreement” has the meaning given in the Preamble.
      “Assets” means the following assets of Rio, other than the Retained Assets:

(a) all real property held in fee by Rio or RVEP used in the Business in the United States consisting of those described on Annex 1 to the General Assignment (collectively, the “Fee Properties”);

(b) all leases of real property (excluding the four executive offices located in Houston, Texas, Seal Beach, California, El Segundo, California, and Palm Desert, California and all furniture, fixtures and equipment located therein) used in the conduct of the Business in the United States including, without limitation, those described on Annex 2 to the General Assignment (collectively, the “Leases”);

(c) the PMI Contract;

(d) all structures, fixtures, facilities, pipelines, tanks, terminals, racks, pumping facilities and appurtenances located on or under the real property described in clauses (a) and (b) above including those described on Annex 3 to the General Assignment (collectively, the “Improvements”);

(e) all easements, rights of way, property use agreements, line rights and real property licenses (including right-of-way Permits from railroads and road crossing Permits or other right of way Permits from Governmental Authorities) held by Rio or RVEP in connection with the conduct of the Business in the United States including, without limitation, those described on Annex 4 to the General Assignment (the “Easements”);

(f) to the extent the same do not constitute Improvements, any and all fittings, cathodic protection ground beds, rectifiers, local supervisory control software (SCADA), machinery, equipment, pumps, engines, pipes, valves, connections, gates, computer hardware and all other tangible personal property used in the Business including those described on Annex 5 to the General Assignment (the “Personal Property”);

(g) the contracts and agreements related to the sale, purchase, marketing, transportation and storage of LPG in connection with the Business (including the PMI Contract) and any leases of personal property to which Rio, RVEP or any of the Companies is a party and that are described on Annex 6 to the General Assignment (the “Assigned Contracts”);

(h) all permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Authorities or third Persons to Rio or RVEP, or its predecessors in interest for the ownership or conduct of the Business in the United States, in each case to the extent the same are assignable by Seller including those listed on Annex 7 to the General Assignment (the “Permits”);

(i) all LPG and any other hydrocarbons (in whatever physical state) owned by Rio, RVEP or any of the Companies in connection with the Business (including any of the same classified as inventory ) and whether located in storage facilities, pipelines, or other facilities or structures owned or leased by Rio, RVEP or any of the Companies or other Persons;

(j) all books, records and documents relating to the ownership or operation of the Business, Assets or the Companies (other than medical records of employees or medical records of independent contractors of Rio or the Companies for which written consent of the applicable employee or independent contractor to the release of such records is not obtained), including all contract, tax, financial, technical, insurance (past and present), pipeline, right of way, system mapping, engineering, environmental, safety and permitting records, information and files (the “Books and Records); excluding, however the records which will be retained by Seller (the “Retained Records”), which shall consist of (i) corporate records of Seller not directly related to the operation of the Assets or Business, (ii) records necessary for Seller’s continued operations following the Closing and (iii) copies of any records required in connection with preparation of any Tax Returns required to be filed by Seller or Seller’s Affiliates.

(k) all deposits and all service charges, utility bills and other goods or services prepaid by Rio, RVEP or any of the Companies in connection with the Business;

(l) all claims, causes of action, rights and remedies arising out of the conduct of the Business or the ownership of the Assets or Companies; and

(m) all patents and patent applications, and other intellectual property rights, United States or foreign, owned or licensed by Rio, RVEP or any of the Companies and used in the conduct of the Business (provided, however, that the Assets shall not include trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications technology, know-how, and processes utilized or owned by Seller)
      “Assigned Contracts” has the meaning given in the subsection (g) of the definition of Assets.
      “Assumed Liabilities” means the liabilities, obligations or Losses that occur, and require payment, performance or resolution, as a result of and in the course of operation of the Business, the Assets and the Mexican Assets by Buyer or the Companies during the period on or after the Closing Date, including the Inter-Company Debt.
      “Assumption Agreement” has the meaning given in Section 2.4(b).
      “Balance Sheets” has the meaning given in Section 4.6.
      “Basket Amount” has the meaning given in Section 11.4(a).
      “Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus, deferred compensation, incentive compensation, vacation or supplemental income plan, policy or arrangement.
      “BND” shall mean the Brownsville Navigation District.
      “Books and Records” has the meaning given in subsection (j) of the definition of Assets.
      “Business” shall mean the business currently or historically conducted by Rio, RVEP or any of the Companies with respect to and including the Owned Pipelines, the PMI Contract, the Companies and the Mexican Assets, and the purchase, transportation, storage and marketing of LPG.
      “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in Texas are authorized or required by Law to remain closed.

      “Business Employees” means the International Business Employees and the U.S. Business Employees and excluding any employees of Seller who occupy management positions or administrative positions and who work in any of the Sellers four executive offices located in Houston, Texas, Seal Beach, California, El Segundo, California, or Palm Desert, California.
      “Buyer” has the meaning given in the Preamble.
      “Buyer Confidentiality Agreement” means that certain letter agreement, dated as of June 6, 2005, by and between Rio and Buyer.
      “Buyer Employer” has the meaning given in Section 6.3(h)(i).
      “Closing” has the meaning given in Section 2.2.
      “Closing Date” has the meaning given in Section 2.2.
      “Closing Effective Time” means 7:00 a.m., central daylight time, on the Closing Date.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Collateral” has the meaning given in Section 3.1(d).
      “Company” means any of POM, Termatsal or Tergas, and “Companies” shall mean all of them.
      “Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage or insurance policy including any partnership, joint venture or operating agreement, any contract or agreement that grants a right of first refusal or right of first negotiation or other preferential right to a third party, any contract or agreement containing covenants limiting the freedom to engage in any line of business or to compete with any Person, any collective bargaining agreement, any employment, personal services, consulting, severance or similar agreement for any employees of Seller or the Companies, including, without limitation, the Assigned Contracts and the PMI Contract.
      “Deficiency Amount” means the difference between the Minimum Requirement and actual LPG inventory comprising the Assets at the Closing Effective Time as determined pursuant to Schedule 6.3(e)(i) in conjunction with the Purchase and Sale Agreement between Buyer and Penn.
      “Easements” has the meaning given in the subsection (e) of the definition of Assets.
      “Encumbrances” means any security interest, pledge, mortgage, lien (statutory or otherwise), charge, encumbrance, trust, Adverse Claim, preferential arrangement or restriction of any kind, including any restriction on the use, transfer, or other exercise of any attributes of ownership.
      “Environmental Audit” has the meaning given in Section 6.3(f)(i).
      “Environmental Condition” means:

(a) the presence (or any Release) of a Hazardous Material from, in, on, under or onto any properties or the environment in alleged violation of any Environmental Laws;

(b) the presence (or any Release) of a Hazardous Material from, in, on, under or onto any property or the environment that results in any Losses;

(c) any proceedings or investigatory, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time threatened in writing, instituted, or completed against or in respect to any properties or any use or activity on any properties pursuant to any applicable Environmental Laws relating to Hazardous Materials or alleged violation of Environmental Laws;

(d) the presence (or any Release) of a Hazardous Material from, in, on, under or onto any properties or the environment resulting in a Material Adverse Effect; or

(e) any alleged violation of Environmental Laws that occurred prior to the Closing Date.

      “Environmental Laws” means any Law or Order relating to protection of the environment, including, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential Release or regarding the manufacture, processing, production, gathering, transportation, generation, use, treatment, or storage of any Hazardous Materials.
      “Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or non-certificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, or the right to vote in the decisions of such partnership, excluding debt securities convertible or exchangeable into such equity.
      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
      “ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person, or that is a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.
      “Escrow Agent” means Stewart Title Company of Cameron County, Texas , 955 Paredes Line Road, Brownsville, Texas 78521.
      “Fee Properties” has the meaning given in the subsection (a) of the definition of Assets.
      “General Conveyance” has the meaning given in Section 2.3(a).
      “Governmental Authority” means any U.S. or Mexico federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.
      “Hazardous Materials” means any substance, whether solid, liquid, gaseous, or any combination of the foregoing or any other substance not expressly mentioned herein: (a) that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “contaminant,” or “pollutant” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws or otherwise prohibited, limited or regulated under any Environmental Laws; (b) that is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, or explosive or radioactive materials, and (c) that is or contains petroleum hydrocarbons, petroleum products, natural gas, crude oil, or any components, fractions, or derivatives thereof.
      “Hire Date” has the meaning given in Section 6.3(h)(i).
      “Idled Tank” means that tank consisting of a disassembled 15,000-barrel sphere currently located at the Mexican Terminal Site.
      “Improvements” has the meaning given in the subsection (d) of the definition of Assets.
      “Indemnified Party” has the meaning given in Section 11.3.
      “Indemnifying Party” has the meaning given in Section 11.3.
      “Individual Tergas Owners” has the meaning given in the Recitals.
      “Inter-Company Debt” means any indebtedness for money owing by the Companies to Seller or any of its Affiliates as reflected on Schedule 3.1.
      “International Business Employee” means any individual who is an employee of Seller, RVEP or any of the Companies and who is principally employed in Mexico in connection with the Business.
      “Knowledge” means with respect to Seller, the actual knowledge after due inquiry of any of the individuals specified on Schedule 1.1(a).

      “Law” means any U.S. or Mexico federal, state, provincial or local law, statute, rule, ordinance, code or regulation.
      “Leases” has the meaning given in the subsection (b) of the definition of Assets.
      “Legal Proceeding” means any judicial, administrative or arbitral action, suit, investigation or proceeding (public or private) by or before any U.S. or Mexico court or other Governmental Authority.
      “Lenders” means those note holders described in Schedule 1.1(c).
      “Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or other similar encumbrance.
      “Losses” means claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs and expenses.
      “LPG” means liquefied petroleum gas.
      “LPG Tanks” has the meaning given in Section 3.1(d)(ii).
      “Material Adverse Effect” means any condition, circumstance, event or effect that would be material and adverse to the operation or condition (financial or otherwise) of the Business, the Assets, the Companies or the financial condition of Seller including any casualty loss to, or taking through an eminent domain procedure of any of the Assets, in an amount of $50,000.00 or more.
      “Materiality Requirement” has the meaning given in Section 11.4(d).
      “Mexican Assets” means any sort of assets, facilities, goods or rights owned or otherwise to which the Companies may have a real property right or other rights in Mexico, tangible or intangible, including those assets, Mexican Permits and concessions, and real estate property and facilities, including, without limitation, the Idled Tank, the Mexican Right of Way, the Mexican Terminal Site, and the Owned Pipelines, all as listed in Schedule 1.1(b).
      “Mexican Permits” means all permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Mexican Governmental Authorities or third Persons to Rio, RVEP, the Companies or their respective predecessors in interest for the ownership or conduct of the Business in Mexico, including those listed Schedule 1.1(b).
      “Mexican Right of Way” means any and all easements, real estate rights, surface occupation rights, leases of any of the Companies for the construction and operation of the LPG terminal and transportation pipelines in Mexico by the Companies.
      “Mexican Terminal Site” means the plot of land and associated equipment and improvements owned by Termatsal, where the LPG or other petroleum products are stored, which is located at Carretera Sendero Nacional Km. 9, desviacion Carretera La Risita-Lucio Blanco Km. 3.4 desviacion brecha 22 s/n (a 500 metros), Ejido La Gloria, C.P. 87560, Matamoros, Tamaulips, Mexico.
      “Minimum Requirement” has the meaning given in Section 6.3(e)(i).
      “Order” means any order, judgment, injunction, ruling, or decree of any U.S. or Mexico court or other Governmental Authority.
      “Owned Pipelines” means the approximately 23-mile 6-inch and 8-inch pipelines and associated equipment and improvements connecting the terminal facility owned by Rio in Brownsville, Texas to the Mexican Terminal Site
      “Party” or “Parties” has the meaning given in the Preamble.
      “Penn” has the meaning given in the Recitals.
      “Permits” has the meaning given in the subsection (h) of the definition of Assets.

      “Permitted Encumbrances” shall mean, with respect to or upon any of the Assets, any Liens, caveats, claims, rights (including rights of Governmental Authorities), reservations, exceptions, easements, rights of way, conditions, restrictions (including restrictive covenants and zoning and land use restrictions imposed by applicable laws, regulations and ordinances), leases, licenses and other similar title exceptions or other imperfections of title, restrictions or encumbrances affecting such Assets that were not incurred in the borrowing of money and, individually and in the aggregate, are not expected to have a Material Adverse Effect or materially interfere with the use of the Assets in the ordinary conduct of the Business.
      “Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or economic unit, Governmental Authority, government instrumentality or other entity of any kind.
      “Petroleum Tanks” has the meaning given in Section 3.1(d)(i).
      “PMI” means P.M.I. Trading Limited, a corporation organized under the Laws of Ireland, having the administration of its business and place of address in Mexico City, Mexico.
      “PMI Contract” means the Matamoros LPG Mix Purchase and Sales Agreement, dated June 4, 2005, by and between RVEP and PMI for the purchase of LPG for the period of June 4, 2005 through March 31, 2006.
      “POM” has the meaning given in the Recitals.
      “Pre-Closing Tax Period” has the meaning given in Section 7.1(d).
      “Purchase Price” has the meaning given in Section 3.1(a).
      “Real Property” means the real property (i) covered by the Fee Properties, the Leases, the Mexican Right of Way, the Mexican Terminal Site, the Improvements and the Easements, and (ii) on which are located any of the other Mexican Assets.
      “Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.
      “Retained Assets” means all assets of Rio which are not intended to be transferred by Seller to Buyer including but not limited to:

(a) the four executive offices located in Houston, Texas, Seal Beach, California, El Segundo, California, and Palm Desert, California and all furniture, fixtures and equipment (including computers) located therein;

(b) trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications technology, know-how, and processes utilized or owned by Seller;

(c) the Retained Records; and

(d) all cash, accounts receivable, notes receivable, securities (other than the Shares) and other assets owned by Seller, RVEP or the Companies.
      “Retained Liabilities” means all liabilities, obligations and Losses of Seller, RVEP or any of the Companies relating to periods before the Closing Date other than the Assumed Liabilities including but not limited to:

(a) all liabilities, obligations or Losses arising out of violations by Seller, RVEP or any of the Companies of Laws, including Environmental Laws;

(b) all liabilities, obligations or Losses for criminal sanctions, fines, penalties or assessments imposed at any time by any competent court or Governmental Authority with respect to the conduct of the Business, operation of the Assets or operation of the Mexican Assets;

(c) all liabilities, obligations or Losses arising from the transportation and disposal, or arrangement thereof, of Hazardous Materials by Seller or its agents off the Real Property or otherwise from Hazardous Materials that resulted from the Business that are Released or threatened to be Released from any non-Real Property (including but not limited to the removal of all of the materials from the Petroleum Tanks and associated piping) as provided in Section 6.3 (j);

(d) all liabilities, obligations or Losses arising out of the negotiations with third party landowners for easements and rights-of-way for the conduct of the Business, operation of the Assets or operation of the Mexican Assets as provided in Section 6.3(g); and

(e) the obligations, liabilities, or Losses (including all accounts payable and notes payable), excluding the Inter-Company Debt, that occur, and require payment, performance or resolution, as a direct result of and in the course of operation of the Business, the Assets and the Mexican Assets by Seller or the Companies during the period before the Closing Date.
      “Retained Records” has the meaning given in paragraph (j) of the definition of Assets.
      “Rio” has the meaning given in the Preamble.
      “Rio GP” means Rio Vista GP LLC, a Delaware limited liability company.
      “RVEP” has the meaning given in the Recitals.
      “Secured Debt Facility” means the Amended and Restated Line Letter entered into between Seller, and RZB Finance LLC, dated as of September 15, 2004, as the same may be amended, modified or supplemented and all mortgages, guarantees, reimbursement agreements, security agreements and other instruments, agreements or documents entered into or delivered by Seller, RVEP or any of the Companies in connection therewith.
      “Secured Debt Lender” means RZB Finance LLC in its capacity as agent under the Secured Debt Facility.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Selected Employees” has the meaning given in Section 6.3(h)(iv).
      “Seller” has the meaning given in the Preamble.
      “Seller Group” means the affiliated group of corporations of which Seller is the common parent, which join in the filing of a consolidated federal income tax return (and any similar group under state law).
      “Seller Plans” means all Benefit Plans that are sponsored, maintained or contributed to by Seller, RVEP or any of the Companies on behalf of the Business Employees.
      “Shares” has the meaning given in the Recitals.
      “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, sociedad anónima, sociedad de responsabilidad limitada, whether incorporated in the U.S., Mexico or otherwise, or other entity of which a majority of the Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or other similar managing body of such corporation, partnership, limited liability company, or other entity of any kind are owned by such Person.
      “Tax or Taxes” means any U.S. or Mexico federal, state or local income, gross receipts, value added, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, transfer, capital stock, excise or other taxes imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition thereto.
      “Tax Indemnified Party” has the meaning given in Section 7.5(a).
      “Tax Indemnifying Party” has the meaning given in Section 7.5(a).

      “Tax Items” has the meaning given in Section 7.1(a).
      “Taxing Authority” means, with respect to any Tax, the U.S. or Mexico Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
      “Tax Return” means any U.S. or Mexico return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.
      “Tergas” has the meaning given in the Recitals.
      “Termatsal” has the meaning given in the Recitals.
      “Title Curative Work” has the meaning given in Section 6.3(b)(i).
      “U.S. Business Employee” means any individual who is an employee of Seller, RVEP or any of the Companies and who is principally employed in the United States in connection with the Business, but excluding any employees of Seller who occupy management positions or administrative positions and who work in any of the Sellers four executive offices located in Houston, Texas, Seal Beach, California, El Segundo, California, or Palm Desert, California
      “U.S. Continuing Employee” has the meaning given in Section 6.3(h)(i).
ARTICLE II
THE CLOSING
      Section 2.1.     Purchase and Sale of the Assets and Shares. At the Closing, upon the terms and subject to the satisfaction of the conditions precedent set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer and Buyer shall purchase and acquire from the Seller, all right, title and interest of Seller in and to (a) the Assets, and (b) the Shares free and clear of any Liens or Encumbrances (other than Permitted Encumbrances). Buyer shall have the right to designate one or more of its Affiliates (including TransMontaigne Partners L.P.) to be the transferee of the Assets and the Shares, as applicable. In addition, Buyer shall have the right to exclude the Idled Tank from the Mexican Assets, in which case the Idled Tank shall be a Retained Asset of Seller.
      Section 2.2.     Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of Buyer in Denver, Colorado at 10:00 a.m. local time, on the fifth Business Day after the satisfaction or waiver of the conditions set forth in Articles VIII and IX or at such other time and date as the Parties may mutually agree (the “Closing Date”).
      Section 2.3.     Deliveries to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a) the executed General Assignment, Conveyance and Bill of Sale in the form attached as Exhibit B (the “General Conveyance”);

(b) certificates evidencing the Shares, duly endorsed for transfer to Buyer or one or more Affiliates of Buyer designated by Buyer, or non-endorsable, new certificates issued by the Secretary of each of the Companies evidencing the transfer, and cancellation of any prior certificates;

(c) the certificates referred to in Sections 8.3, 8.5 and 8.6;

(d) copies of the consents or approvals referenced in Section 8.7, 8.8 and 6.3(c) that are required, in addition to any other approvals obtained under Exhibit A;

(e) copies of the release and termination documents referenced in Section 8.9;

(f) copy of the duly executed PMI Contract and consent by PMI to its assignment referred to in Section 8.10;

(g) the corporate books of the Companies, which shall include an entry in the Shareholders’ or Members Registry Book of each Company, as applicable, reflecting Buyer or it designated Affiliate, as applicable, as the new shareholders or members of each Company, as the case may be;

(h) copies of the corporate actions of the Companies approving the transfer of the Shares from Seller to Buyer, the resignation of all board members and substitution with individuals designated by Buyer, and the revocation of all powers of attorney issued by Seller prior to closing with respect to each of the Companies; and

(i) the agreement required under Section 8.18.
      Section 2.4.     Deliveries to Seller. At the Closing, Buyer shall deliver to Seller the following:

(a) a wire transfer of immediately available funds (to such accounts as Rio shall have specified to Buyer no later than one Business Day prior to the Closing) in an amount equal to the Purchase Price in accordance with Section 3.1(a);

(b) the executed Assumption Agreement in the form of Exhibit C (the “Assumption Agreement”);

(c) the certificates referred to in Section 9.3, 9.5 and 9.6;
      Section 2.5.     Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
ARTICLE III
PURCHASE PRICE
      Section 3.1.     Purchase Price.
      (a) (i) The purchase price to be paid by Buyer to Seller at the Closing will be $17,400,000 U.S. (as adjusted by Sections 3.1(f) below and Section 6.3 (the “Purchase Price”)). Seller may instruct Buyer to pay a part of the Purchase Price directly to the Secured Debt Lender and/or other Lenders in order to obtain a release of the Liens held by the Secured Debt Lender and/or other Lenders, respectively, on the Assets or the Shares as applicable.
      (ii) The amount of the Purchase Price shall be credited by (x) the estimated amount of Inter-Company Debt as of the date of Closing, for all the Companies, and (y) the cash required to make the estimated net working capital balance zero as of the date of Closing, for all the Companies. On the Closing Date, the amount of Inter-Company Debt and net working capital will be calculated, as of that date, pursuant to the procedures described here and in Schedule 3.1. For this purpose, the net working capital balance shall mean the fair market value of all current assets expected to be realized in cash within ninety days (such as accounts receivable and inventory) less all current liabilities expected to be paid in cash within the next ninety days (such as accounts payable, but excluding Inter-Company Debt). The Buyer shall cause the Companies to pay to Seller, concurrent with the Closing, the estimated balance of the Inter-Company Debt. Not later than 90 days following the Closing, Buyer and Seller shall, on the first Business Day after Buyer and Seller have mutually agreed on the final amount of net working capital and Inter-Company Debt, for each of the Companies, settle an amount equal to the difference between the estimated and final amounts of Inter-Company Debt and any net working capital.
      (b) In addition to the payment of the Purchase Price, at the Closing, Buyer (or its designated Affiliate) shall assume the Assumed Liabilities pursuant to the Assumption Agreement. Other than the Assumed Liabilities, Buyer shall not assume any Liabilities or obligations of Seller.
      (c) Seller will bear the cost of any documentary, stamp, sales, value added, transfer, excise or other Taxes (if any) payable in respect of (i) the transfer of the Assets or the Shares and (ii) the securing of necessary or revised Mexican Permits as specified in Section 8.13, 8.15 and 8.16 or as otherwise made necessary due to the change in ownership of the Companies, which shall occur as a result of the Closing.
      (d) Upon execution of this Agreement, Buyer will advance Seller the sum of $1,300,000 U.S. The advance of such amount will be conditioned upon Seller’s execution of the Promissory Note in the form of the attached Exhibit D-1 and the Security Agreement in the form of the attached Exhibit D-2 providing Buyer a security interest in the following “Collateral”:

(i) four petroleum storage tanks, having approximately 290,000 barrels total capacity along with Seller’s associated property leased from the BND in Brownsville, Texas pursuant to BND Lease No. 3165, as amended, and associated access to a 12 inch pipeline header to public docks at the Port of Brownsville (the “Petroleum Tanks”), and

(ii) six LPG storage tanks (Tanks #400, 401, 500, 501, 502, 503) having approximately 300,000 gallons total capacity, located upon Seller’s property leased from the BND in Brownsville, Texas pursuant to BND Lease No. 2823, as amended, (the “LPG Tanks”).
      (e) Prior to the advance of the foregoing amount, Seller will provide Buyer with documents demonstrating the subordination of the Secured Debt Lenders’ Liens in the Collateral. Seller shall also provide Buyer, within 30 days of execution of this Agreement, with an estoppel letter executed by the BND wherein it shall verify that all rental obligations, charges and assessments arising in favor of BND under Leases No. 3165 and No. 2823 have been paid and are current.
      (f) If Closing occurs under this Agreement, the Purchase Price at Closing will be reduced by $1,300,000, such amount being considered full payment of the Promissory Note, and the Collateral will be specifically included within the Assets conveyed to Buyer. Upon the Closing, Buyer shall mark the Promissory Note “Paid In Full” and return such Promissory Note to Seller. If Closing does not occur under this Agreement for any reason, then Seller will either:

(i) promptly provide Buyer with a bill of sale conveying all right and title to the Collateral to Buyer and assignment of the BND Lease No. 3165 (with the consent by BND to the assignment and subordination of BND’s Liens on the Petroleum Tanks) and Seller shall thereafter lease the Petroleum Tanks and LPG Tanks from Buyer on a month to month basis, at a monthly lease fee of $10,000, until such time that Seller repurchases the Petroleum Tanks and LPG Tanks from Buyer by paying Buyer the amount of $1,300,000 in which event Buyer will promptly provide Seller with a bill of sale conveying all right and title to the LPG Tanks and Petroleum Tanks (including an assignment of BND Lease No. 2823) to Buyer, or

(ii) pay Buyer the amount due under the Promissory Note. In either case, Buyer will promptly provide Seller with the necessary documentation to provide for the release of the Security Interest on the Collateral and cancellation of the Promissory Note.
      Section 3.2.     Payment of Consideration and Transfer of Assets and Delivery of Shares at Closing.
      (a) At the Closing, Buyer shall pay the Purchase Price to Seller and execute and deliver to Seller the Assumption Agreement, and Seller shall execute and deliver to Buyer (i) the General Assignment pursuant to which title to the Assets is transferred and conveyed to Buyer or one or more Affiliates of Buyer designated by Buyer, and (ii) the Shares or certificates representing the same in the appropriate form for transfer to Buyer or one or more Affiliates of Buyer designated by Buyer along with the registration in the Shareholders’ and/or Members’ Registry Book evidencing Buyer’s designated Affiliate(s) as new shareholders or members of the Companies and such other documents as are described in Section 2.3(g) and 2.3(h).
      (b) Buyer shall have the right to deduct from the Purchase Price and deposit with the Escrow Agent the amount determined pursuant to Section 6.3(g).

      Section 3.3.     Allocation. Seller and Buyer are each separately responsible for:

(a) preparing Form 8594 (the “Form”) Asset Acquisition Statement, under Section 1060 of the Code (and as required by Mexican Tax Laws, in connection with the Shares) and the regulations promulgated thereunder, or any successor form, and

(b) allocating the amount of the Purchase Price for the Assets and the Shares, as applicable, on the Form. Seller and Buyer will attempt to reach agreement as to allocation of the Purchase Price to the Assets and the Shares, as applicable. However, if they are unable to agree as to the allocation to any asset, each Party will prepare its Form allocating the portion of the Purchase Price to each such asset upon which they disagree in the manner as each may determine in its sole discretion without regard to the manner in which the other Party allocates an amount of the Purchase Price to such asset on its Form. Buyer or Buyer’s Affiliates, designated by Buyer for the acquisition of the Shares, may make as necessary under applicable Tax Laws, any income tax withholdings deriving from the sale of the Shares by a non-Mexican tax resident. Buyer and Seller hereby agree that they will report the federal, state, foreign and other Tax consequences of the transaction contemplated by this Agreement in a manner consistent with the allocation on each Party’s Form.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
      Seller represents and warrants to Buyer as follows as of the Closing Date:
      Section 4.1.     Organization; Power and Authority. (a) Rio is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to transact business in each jurisdiction in which qualification is required.
      (b) Each of the Companies is a sociedad de responsabilidad limitada de capital variable duly incorporated, validly existing and in good standing under the Laws of Mexico and is qualified to transact business in each jurisdiction in which qualification is required.
      (c) Each of the Companies and Rio has all requisite corporate, partnership and other power and authority to own and operate its assets and properties and conduct its businesses and operations as presently being conducted.
      Section 4.2.     Authorizations; Execution and Validity. (a) Except with respect to the transfer to Buyer or an Affiliate of Buyer of the Assets and the Shares , as of the date of execution of this Agreement, Seller has all requisite corporate, partnership and other power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the transaction contemplated hereby.
      (b) As of the Closing Date, and subject to obtaining the approval of the holders of a majority of the Equity Interests in RVEP, Seller will have all requisite corporate, partnership and other power and authority to consummate the transfer to Buyer or to an Affiliate of Buyer of the Assets and the Shares.
      (c) Except with respect to the transfer to Buyer or an Affiliate of Buyer of the Assets and the Shares , as of the date of execution of this Agreement, the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transaction contemplated hereby have been duly authorized by all necessary corporate, partnership and other action on the part of Seller.
      (d) As of the Closing Date, and subject to obtaining the approval of the holders of a majority of the Equity Interests in RVEP, the performance by Seller of its obligation to consummate the transfer to Buyer or to an Affiliate of Buyer of the Assets and the Shares shall have been duly authorized by all necessary corporate, partnership and other action on the part of Seller.

      (e) Except with respect to the transfer to Buyer or an Affiliate of Buyer of the Assets and the Shares, as of the date of execution of this Agreement, this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.
      (f) As of the Closing Date, and subject to obtaining the approval of the holders of a majority of the Equity Interests in RVEP, this Agreement will constitute a valid and binding obligation of Seller with respect to the performance by Seller of its obligation to consummate the transfer to Buyer or to an Affiliate of Buyer of the Assets and the Shares, and such obligation shall be enforceable against Seller in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.
      Section 4.3.     No Conflicts; Consents. Except as set forth on Schedule 4.3 or (in the case of (a), (c) or (d) below) as could not be reasonably expected to have a Material Adverse Effect, none of the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transaction contemplated hereby will

(a) violate any Law or Order,

(b) violate the organizational documents of the Companies,

(c) violate any Contract to which Seller or the Companies is a party or by which Seller or the Companies or their respective properties are bound, or

(d) require any consent from or filing with any Governmental Authority or any consent from any other Person.
      Section 4.4.     Capitalization. (a)The total authorized Shares of POM consists of one equity interest with a face value of 49,950 Mexican Pesos owned by Rio and one equity interest with a face value of 50 Mexican Pesos owned by Penn Octane International, L.L.C., all of which are free and clear of all Liens and other Adverse Claims.
      (b) The total authorized Shares of Termatsal consists of one equity interest with a face value of 49,950 Mexican Pesos owned by Rio and one equity interest with a face value of 50 Mexican Pesos owned by Penn Octane International, L.L.C., all of which are free and clear of all Liens and other Adverse Claims.
      (c) Prior to the Seller exercising its contractual option to acquire 100% of Tergas, as outlined in the recitals, the total authorized Shares of Tergas consists of one equity interest with a face value of 47,500 Mexican Pesos owned by Jose Vicente Soriano Garcia and one equity interest with a face value of 2,500 Mexican Pesos owned by Mario Guillermo Abelardo Mier y Concha Hidalgo, the Individual Tergas Owners, all of which are free and clear of all Liens and other Adverse Claims.
      (d) All of the outstanding Shares of each of the Companies have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding options, subscriptions, warrants, calls, commitments or other rights obligating any of the Companies to issue or sell any Equity Interests or any securities convertible into or exercisable for any Equity Interests in the Companies. None of the Shares were issued in violation of any preemptive rights.
      Section 4.5.     Subsidiaries. None of the Companies owns any Equity Interest in another Person.
      Section 4.6.     Balance Sheets. Attached as Schedule 4.6 are the un-audited balance sheet of each of the Companies as of December 31, 2004, March 31,2005, and June 30, 2005, in Mexican Pesos (the amounts contained in such balance sheets will, prior to the Closing Date, be converted by Seller to U.S. Dollars using the official rate of exchange existing on the date of the balance sheets), (collectively, the “Balance Sheets”). Except as described on Schedule 4.6, the Balance Sheets present fairly, in all material respects, the financial position of each of the Companies as of the dates indicated, in accordance with United States generally accepted accounting principles, consistently applied, except as otherwise stated in the Balance Sheets and except that the Balance Sheets lack footnotes and other presentation items.
      Section 4.7.     Litigation; Orders. Schedule 4.7 lists all Legal Proceedings pending or, to Seller’s Knowledge, threatened against the Seller, RVEP or any of the Companies and arising out of or relating to the Business, the Assets, and the Mexican Assets. There are no Legal Proceedings pending against Seller or, to Seller’s Knowledge, threatened against Seller, RVEP or any of the Companies that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Seller of the transaction contemplated hereby.
      Section 4.8.     Environmental Matters. Except as set forth in Schedule 4.8 or as could not be reasonably expected to have a Material Adverse Effect

(a) the operations and activities of Seller and RVEP (in respect of the Business and the Assets) and of the Companies are in compliance with all applicable Environmental Laws;

(b) none of Seller, RVEP (in respect of the Business and the Assets) or any of the Companies is subject to any existing, pending or, to Seller’s Knowledge, threatened Legal Proceedings under any Environmental Law;

(c) all Permits and Mexican Permits, if any, required to be obtained by Seller, RVEP or the Companies under any Environmental Law in connection with the Business or their respective properties, and the Assets and Mexican Assets have been obtained or filed and are valid and currently in full force and effect;

(d) there has been no Release created or caused by Seller, RVEP or any of the Companies of any Hazardous Material into the environment or, to the Knowledge of Seller, in connection with the Business and the Assets;

(e) no Environmental Condition created or caused by Seller, RVEP or any of the Companies exists at any of the Real Property; and

(f) none of Seller, RVEP or any of the Companies is subject to liability under applicable Environmental Laws arising in connection with the transportation and off-site disposal or arrangement thereof of any Hazardous Materials by Seller or an Affiliate of Seller from Hazardous Materials that resulted from the Business that are Released or threatened to be Released from any non-Real Property.
      Section 4.9.     Employee and Benefit Matters. (a) Schedule 4.9(a) sets forth a true, correct and complete list, as of the date set forth therein, of all Business Employees and the name of each Business Employee’s employer. The list described in the preceding sentence shows each such employee’s name, job title, hire date, work location, employer’s name, accrued and unused vacation, accumulated severance entitlement (calculated as of July 31, 2005) and current base salary or base wages. No changes in such base salary or base wages for such employees have been made, promised or authorized since December 31, 2004. There are no loans or other obligations payable or owing by Seller, RVEP or any of the Companies to any such employee, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such individuals to Seller, RVEP, or any of the Companies nor has any Seller, RVEP, or any of the Companies guaranteed any of such individual’s respective loans or obligations.
      (b) With respect to the Business Employees and except as set forth in Schedule 4.9(b),

(i) no Business Employees are represented by a union or other collective bargaining entity,

(ii) there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, work stoppage or lockout by Business Employees in the past five years,

(iii) Seller has not received written notice of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and, to the Knowledge of Seller, no such charges are threatened,

(iv) Seller has not received written notice of any claim relating to employment or loss of employment and, to the Knowledge of Seller, no such claims are threatened,

(v) Seller has not received written notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Seller’s Knowledge, no such investigation is threatened, and

(vi) no consent of any union, works council or other employee group is required for, and no agreement restricts the execution of this Agreement, the consummation of the transaction contemplated hereby, or the closing or relocation of any facility.
      (c) Except as set forth in Schedule 4.9 (c), neither Seller, RVEP nor any of the Companies sponsor, maintain, contribute or have an obligation to contribute to any Benefit Plan. Schedule 4.9(c) sets forth a true, correct and complete list, as of the date hereof, of all Seller Plans. On or before the date hereof, Seller has delivered to Buyer copies of each of the Seller Plans and, to the extent applicable, the most recent summary plan description relating to such plans.
      (d) With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by any Company, RVEP, Seller or any ERISA Affiliate of a Company, RVEP or Seller):

(i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,

(ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied,

(iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred,

(iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and

(v) no condition exists or event or transaction has occurred with respect to any such plan which would reasonably be expected to result in Buyer or any Company incurring any liability, fine or penalty.
      Section 4.10.     Taxes. Except as set forth on Schedule 4.10 or as could not reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns that are required to be filed on or before the Closing Date by Seller, RVEP or any of the Companies have been duly and timely filed;

(b) all Taxes that are shown to be due on such Tax Returns have been either paid in full or fully accrued;

(c) all withholding Tax requirements imposed on the Seller, RVEP or the Companies have been satisfied in full in all respects, except for amounts that are being contested in good faith (which contested amounts are disclosed on Schedule 4.10);

(d) none of the Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;

(e) there are no pending proposed deficiencies or other written claims for unpaid Taxes of the Companies; and

(f) that the tangible personal property being transferred to Buyer pursuant to this Agreement constitutes the entire operating assets of a separate branch, division, or identifiable segment of a business as such phrase is used in § 151.304(b)(2) of the Texas Tax Code and § 3.316(d) of Title 34 of the Texas Administrative Code. Therefore, Buyer’s acquisition of such property (excluding motor vehicles) is exempt from Texas sales and use taxes as an occasional sale pursuant to § 151.304 of the Texas Tax Code and § 3.316(d) of Title 34 of the Texas Administrative Code.
      Section 4.11.     Title to Assets and Shares. The delivery by Seller to Buyer at the Closing of the Shares or the certificates representing the Shares in accordance with the terms of this Agreement will vest in Buyer, on the Closing Date, good title to the Shares, free and clear of all Liens and other Adverse Claims.
      The execution and delivery by Seller to Buyer at the Closing of the General Conveyance in accordance with the terms of this Agreement will vest in Buyer, on the Closing Date, good and indefeasible title to the Assets free and clear of all Encumbrances other than Permitted Encumbrances.
      Section 4.12.     Assigned Contracts. Each Assigned Contract to which Seller is a party in connection with the conduct of the Business or by which any of the Assets are bound or encumbered by or subject to (excluding the Secured Debt Facility documents), and each Assigned Contract to which the Companies is a party or by which any asset or property of the Companies is bound or encumbered by or subject to, is described on Schedule 4.12. Seller has provided or made available to Buyer true and correct copies of each Assigned Contract identified on Schedule 4.12 and each amendment thereto. Except as described on Schedule 4.12, none of the Companies or Seller is in breach or default in the performance of its duties and obligations under any Assigned Contract that could reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, none of the other parties to any Assigned Contract described on Schedule 4.12 is in breach or default in the performance of its duties and obligations under such Assigned Contract that could reasonably be expected to have a Material Adverse Effect and none of such Assigned Contracts has been terminated or revoked by any such other party.
      Section 4.13.     Bank Accounts; Powers of Attorney. Schedule 4.13 sets forth a list of all bank accounts maintained by each of the Companies and all powers of attorney (or similar powers) granted by each of the Companies to any Person and in effect.
      Section 4.14.     Sufficiency of Assets. The Assets and Shares to be conveyed and transferred to Buyer at the Closing shall constitute all of the tangible and intangible property, rights, benefits, privileges, assets and entitlements that are necessary for Buyer to continue the Business after the Closing on substantially the same basis as the Business has been conducted over the 12 month period preceding the Closing Date; assuming, however, that Buyer provides the necessary managerial, administrative and accounting personnel and systems to oversee and administer the operation of the Business, the Assets and the Mexican Assets.
      Section 4.15.     Insurance. Schedule 4.15 lists all current insurance policies that are maintained by the Companies, RVEP or by Seller for the benefit of the Companies or Seller for the Business, the Assets, and the Mexican Assets. Except as set forth in Schedule 4.15, all of the policies listed on Schedule 4.15 are in full force and effect, all premiums due thereon have been paid, and Seller and the Companies have complied in all material respects with the provisions of such policies.
      Section 4.16     Permits and Mexican Permits; Compliance with Applicable Law.
      Except as set forth in Schedule 4.16:

(a) Seller and the Companies hold all Permits and Mexican Permits necessary for the lawful conduct of the Business and operation of the Assets and the Mexican Assets under and pursuant to, and have complied with and are not in default under or in violation of, any applicable Law, including, without limitation, regulations of the Texas Railroad Commission, the Federal Energy Regulatory Commission, the Mexican Secretaria de Energia, the Mexican Comision Reguladora de Energia or the Mexican Comision Nacional de Inversiones Extranjeros, except in each case where the failure to hold such Permit or Mexican Permit or such non-compliance or default could not reasonably be expected to cause a Material Adverse Effect. To Seller’s Knowledge, the Business and operation of the Assets and the Mexican Assets, are not being conducted in violation of any applicable Law, Order, Permit or Mexican Permit, except for any such violation which could not reasonably be expected to have a Material Adverse Effect.

(b) Seller and the Companies have not received any notice or other communication from any Governmental Authority asserting (i) any violation of Law arising out of the conduct of the Business and operation of the Assets and the Mexican Assets, (ii) any violation of or failure to comply with the term or requirement of any Permits or Mexican Permits, or (iii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Permit or any Mexican Permit, except for violations, failures to comply, revocations, withdrawals, suspensions, cancellations, terminations or modifications which could not reasonably be expected to have a Material Adverse Effect.

      Section 4.17     Absence of Certain Changes. Except as set forth on Schedule 4.17, since December 31, 2004, there has not been any:

(a) damage to or destruction or loss of any material asset or property of the Seller, RVEP or the Companies, including, without limitation, the Assets and the Mexican Assets;

(b) sale, lease or disposition of any material asset or property of the Seller, RVEP or the Companies, including, without limitation, the Assets and the Mexican Assets, other than the sale of LPG in the ordinary course of the Business;

(c) cancellation or waiver of any claims or rights with respect to the Business, the Assets or the Mexican Assets in excess of $30,000;

(d) material change in the accounting methods used by Seller, RVEP or any of the Companies, except as required by Law, Order or generally accepted accounting practices in the United States;

(e) single capital expenditure by Seller, RVEP or the Companies in excess of $30,000 for additions to property or equipment, including, without limitation, the Assets and the Mexican Assets, or aggregate capital expenditures in excess of $60,000;

(f) termination or cancellation of a Contract that, prior to such termination or cancellation, involved the payment to or receipt by Seller, RVEP or any of the Companies of amounts in excess of $150,000;

(g) other event or occurrence (whether or not covered by insurance) that has resulted in a change that has a Material Adverse Effect or could reasonably be expected to result in a change that has a Material Adverse Effect; or

(h) legal commitment by Seller, RVEP or any of the Companies to any of the foregoing.
      Section 4.18     Fees.
      Except as set forth in Schedule 4.18, none of Seller, RVEP or any of the Companies have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transaction contemplated hereby.
      Section 4.19     Ownership Of Mexican Assets.
      Except as set forth in Schedule 4.19, all of the Mexican Assets are owned by the Companies free and clear of all Liens and other Adverse Claims.
      Section 4.20     Disclaimer. Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever (whether express, implied, by statute, common law or otherwise) and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS

WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR MEXICAN ASSETS.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
      Buyer represents and warrants to Seller as follows as of the Closing Date:
      Section 5.1.     Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own and operate its assets and properties and conduct its business and operations as presently being conducted.
      Section 5.2.     Authorizations; Execution and Validity. As of the date of execution of this Agreement, the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement and the consummation by Buyer of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer.
      This Agreement upon being executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.
      Section 5.3.     No Conflicts; Consents. Except as set forth in Schedule 5.3, none of the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the transaction contemplated hereby will:

(a) violate any Law or Order, except as would not materially adversely affect the ability of Buyer to perform its obligations under and consummate the transaction contemplated by this Agreement,

(b) violate the certificate of incorporation, by-laws or other corporate governance instruments of Buyer,

(c) require any consent from or filing with any Governmental Authority, or any consent from any other Person, except as would not materially adversely affect the ability of Buyer to perform its obligations under and consummate the transaction contemplated by this Agreement, or

(d) violate or breach any material contract of Buyer, except as would not material adversely affect the ability of Buyer to perform its obligations under and consummate the transaction contemplated by this Agreement.
      Section 5.4.     Litigation. There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against Buyer that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Buyer of the transaction contemplated hereby.
      Section 5.5.     Investment Intent; Sophisticated Buyer. Buyer:

(a) is an informed sophisticated Person with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Assets and Shares,

(b) acknowledges that the purchase of the Assets and Shares is consistent with its general investment objectives,

(c) understands that the purchase of the Assets and Shares involves a high degree of risk,

(d) is financially able to bear the risks of purchasing the Assets and Shares,

(e) has had an opportunity to discuss the business, management and financial affairs of the Companies, the Business and the Assets with Seller and, in entering into this Agreement, is relying upon the representations, warranties and other terms and provisions of this Agreement and on its informed conclusions of its own investigations of the Companies, Business and the Assets,

(f) is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof,

(g) understands that the Shares have not been registered under the Securities Act or the applicable securities or blue sky Laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration,

(h) is an “accredited investor” as defined in Rule 501(a) under the Securities Act,

(i) understands that the exemptions from registration under the Securities Act relied upon by Seller are based in part on the fact that the Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and

(j) has no present need for liquidity in connection with its purchase of the Shares.
      Section 5.6.     Financial Ability. Buyer has, and will have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transaction contemplated by this Agreement.
      Section 5.7.     Fees. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transaction contemplated hereby.
      Section 5.8.     Disclaimer. Except to the extent expressly set forth in this Agreement, Buyer makes no representations or warranties whatsoever (whether express, implied, by statute, common law, or otherwise) and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Seller.
ARTICLE VI
COVENANTS
      Section 6.1.     Covenants of Seller. Seller covenants and agrees that:

(a) Conduct of Business. Until the Closing Date, Seller and the Companies shall (unless Buyer shall otherwise consent in writing or as necessary for Seller to carry out its obligations under the Assigned Contracts set forth on Schedule 4.12, required by Law or Order, or as otherwise specifically contemplated by this Agreement):

(i) use their commercially reasonable efforts to operate the Assets, Mexican Assets and Business in the usual, regular and ordinary manner consistent with past practice, and use their commercially reasonable efforts to preserve their present business operations, organization and goodwill, including, without limitation, those involving the Business;

(ii) maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply in all material respects with all contractual and other obligations, including, without limitation, those involving the Contracts;

(iii) comply in all material respects with all applicable Laws to which they are subject;

(iv) not permit the Companies to acquire (by merger, consolidation or purchase of Equity Interests or assets) any Person;

(v) not create, incur or assume any debt for borrowed money that is secured by a Lien on any of the Assets, Mexican Assets, the Shares, or the Collateral, except in connection with the Secured Debt Facility;

(vi) not make any material election with respect to Taxes;

(vii) not amend or modify the organizational documents of the Companies;

(viii) not permit any of the Companies to incur any obligations to issue any Equity Interests and not permit Seller to issue, sell or dispose of any of the Assets and Shares;

(ix) not amend any of the Contracts referenced on Schedule 4.12 or enter into any material Contract relating to the Business;

(x) not release or waive any material rights or benefits relating to the Business, the Assets, the Mexican Assets or the Companies; or

(xi) not agree to take any action or actions prohibited by any of the foregoing clauses (i) through (x).

(b) Required Approvals. Concurrent with the execution of this Agreement, Seller will, and will cause the Companies to, make all filings with Governmental Authorities required to be made by them in order to consummate the transaction contemplated by this Agreement. Without limiting the generality of the foregoing, the Companies shall file for the approval of the Mexican Ministry of Energy (Secretaría de Energía) and/or the Energy Regulatory Commission (Comisión Reguladora de Energía), in order to cause the Mexican Assets (including the transportation permit and the storage permit) to be covered under a single Mexican Permit owned by POM, so that all of the Mexican Assets and corresponding Mexican Permits can be owned, indirectly, by Buyer, an Affiliate of Buyer or any of the Companies notwithstanding the change in ownership of the Companies, which shall occur as a result of the Closing. Between the date of this Agreement and the Closing, Seller will, and will cause the Companies to, cooperate with Buyer with respect to all filings (if any) that Buyer is required to make with Governmental Authorities in connection with the transaction contemplated under this Agreement.

(c) Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Seller will use its commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied.

(d) Cash Advance. In the event of termination of this Agreement pursuant to its terms, Seller agrees to perform its obligation pursuant to Section 3.1(f).

(e) No Solicitation.

(i) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Seller and its Affiliates shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent:

(A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for (w) a transaction pursuant to which any person or entity (or group of persons or entities) (a “Third Party”) other than the Buyer or its Affiliates, may acquire the Assets, the Mexican Assets and the Shares, (x) a transaction pursuant to which a Third Party may acquire more than 50% of the outstanding Equity Interests of the Seller pursuant to a tender offer or exchange offer or otherwise, (y) a merger or other business combination involving the Seller pursuant to which any Third Party may acquire more than 50% of the outstanding Equity Interests of the Seller or of the entity surviving such merger or business combination, or (z) any other transaction pursuant to which any Third Party may acquire control of assets of the Seller having a fair market value equal to more than 50% of the fair market value of all the assets of the Seller immediately prior to such transaction, other than the transaction contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”),

(B) engage in negotiations or discussions concerning, or provide any non-public information to any Third Party relating to, any Acquisition Proposal, or

(C) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall, so long as Seller is not in material breach of its obligations under this Section 6.3(e) and subject to the provisions of Section 6.1(e)(iii), prevent the Seller or its Board of Managers from:

(1) furnishing information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written Acquisition Proposal (an “Unsolicited Acquisition Proposal”) by such Third Party or recommending an Unsolicited Acquisition Proposal to the holders of the Equity Interests of the Seller, if and only to the extent that:

(I) the Board of Managers of the Seller believes in good faith (after consultation with, and receiving a opinion from, a financial advisor) that such Unsolicited Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Equity Interests of the Seller, from a financial point of view, than the transaction contemplated by this Agreement (any such more favorable Unsolicited Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”) and the Board of Managers determines in good faith after consultation with outside legal counsel that such action is advisable in accordance with the fiduciary duties of the Board of Managers to holders of the Equity Interests under applicable law, and

(II) prior to furnishing non-public information to, or entering into discussions or negotiations with, such Third Party, such Board of Managers receives from such Third Party an executed confidentiality agreement with terms no less favorable to the Seller than those contained in the confidentiality agreement between the Buyer and the Seller dated June 6, 2005.

(2) complying with Rule 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934 or other applicable law or regulation with regard to an Unsolicited Acquisition Proposal; provided, however, that neither the Seller nor its Board of Managers shall, except as permitted by paragraph (1) of this Section 6.1(e)(i), propose to approve or recommend an Unsolicited Acquisition Proposal, or

(3) entering into an agreement to consummate a Superior Proposal (provided that the Seller shall have terminated this Agreement pursuant to Section 10.1(e)).

(ii) The Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the execution of this Agreement of the nature described in Section 6.1(e)(i) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

(iii) The Seller shall notify the Buyer promptly after receipt by the Seller of any Unsolicited Acquisition Proposal or any request for nonpublic information in connection with an Unsolicited Acquisition Proposal or for access to the properties, books or records of the Seller by any Third Party that informs the Seller that it is considering making, or has made, an Unsolicited Acquisition Proposal.
      Section 6.2.     Covenants of Buyer. Buyer covenants and agrees that:

(a) Return of Information. In the event of termination of this Agreement, Buyer will return or cause to be returned to Seller all documents and other materials obtained from, or on behalf of, Seller in connection with the transaction contemplated hereby and will keep confidential any such information in accordance with the terms of the Buyer Confidentiality Agreement.

(b) Seller’s Access to Documents; Preservation of Books and Records.

If the Closing occurs:

(i) For a period of three years from the Closing Date, (A) Buyer shall cause the Companies not to dispose of or destroy any of the Books and Records of the Companies transferred to Buyer pursuant to this Agreement without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction, and (B) Buyer shall cause the Companies to allow Seller and its agents access to all Books and Records (provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Companies’ businesses).

(ii) At least 90 days prior to the completion of the aforesaid period, Seller may advise Buyer in writing whether Seller desires to obtain possession of any of the documents which were delivered to Buyer at Closing. To the extent that Buyer has decided to dispose of or destroy such documents and not continue to retain such documents pursuant to the provisions of Section 6.2(b)(i), Seller shall be entitled to receive possession of such documents upon its request as provided for in this subparagraph.

(iii) The three year period referred to in Section 6.2(b)(i) shall be extended in the event that Seller advises Buyer in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such three year period and such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.

(c) Required Approvals. No later than five Business Days prior to the Closing Date, Buyer will make all filings with Governmental Authorities required to be made by it in order to consummate the transaction contemplated by this Agreement including if applicable the pre-merger approval of Mexico’s Federal Competition Commission (Comisión Federal de Competencia), for which purpose it shall have the full cooperation and assistance of Seller. Between the date of this Agreement and the Closing, Buyer will cooperate with Seller with respect to all filings that Seller is required to make with Governmental Authorities in connection with the transaction contemplated under this Agreement.

(d) Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions set forth in Article IX to be satisfied.
      Section 6.3.     Other Covenants.
      (a) Tax Proration. Ad valorem and real and tangible personal property taxes with respect to the Assets or the Companies for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer as of the Closing Date. If the amount of such Taxes with respect to any of the Assets or the Companies for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the Taxes with respect to such Assets or the Companies for the preceding calendar year shall be used to calculate such prorations. Seller’s portion of the prorated Taxes shall be applied as a credit against (thus a reduction of) the Purchase Price due from Buyer at the Closing.
      (b) Title Curative Work.

(i) “Title Curative Work” means:

(A) obtaining the consent of the grantor, or successor in interest of the grantor, of an Easement or a Mexican Asset if such consent is required by the agreement creating the Easement or Mexican Asset or otherwise involving the Real Property on which any Mexican Asset is located; or

(B) obtaining a needed or amended agreement for an Easement or Mexican Asset if a needed or amended agreement is required to remedy a spatial gap in the Easement or Mexican

Right of Way upon which the Owned Pipelines are located, to secure approval for any part of the Owned Pipelines located outside of an Easement or any other applicable Real Property boundary to remain outside such boundary or to otherwise remedy a lack of compliance with the terms and conditions of the agreement creating an Easement or Mexican Asset or otherwise involving Real Property on which any Mexican Asset is located ; or

(C) any other corrective curative work necessary for Buyer to receive good and indefeasible title to the Easements, Mexican Right of Way, and fee owned or leased real property interests or obtain the right to use any part of the Owned Pipelines for which Seller has no easement, right-of-way or fee owned or leased real property interest necessary to conduct the Business.

(ii) Such corrective curative work also includes obtaining valid rights of physical and legal ingress and egress to and from the Easements, Mexican Right of Way, any Real Property on which a Mexican Asset is located, or other fee owned or leased real property interests and from and to public systems or utility services, obtaining all approvals of Governmental Authorities (including certificates of use and occupancy, licenses, Permits, and Mexican Permits) required in connection with the ownership, use and occupation of such Easements, Mexican Right of Way, Real Property, or other fee owned or leased real property interests (to the extent such Permits, Mexican Permits, certificates and licenses are required to be in place for Buyer’s ownership of the Assets and conduct of the Business and the Companies ownership and operation of the Mexican Assets), and all approvals, consents, filings and notices required to be made or given by Seller or given to Seller to effectively transfer Seller’s rights to such Easements, Mexican Right of Way, Real Property, or other fee owned or leased real property interests and licenses, in each case whether or not such condition, defect or requirement was disclosed to or known to Buyer under any Schedule or otherwise.

(iii) Buyer shall have the right to conduct title due diligence with respect to the Real Property. Subject to Section 6.3(g), if any Title Curative Work is determined by Buyer to be required prior to the Closing and the reasonably estimated cost of such Title Curative Work exceeds $60,000, then Buyer may:

(A) allow Seller additional time prior to Closing in which to undertake actions sufficient, in the reasonable judgment of the Buyer , to cure any such Title Defects ;

(B) commence to negotiate with Seller a reduction in the Purchase Price so as to compensate Buyer for costs and damages which may be associated with any such Title Defects; or

(C) negotiate with Seller any other agreement with respect to any such Title Curative Work, including, without limitation, the retention by Seller of such Assets or Mexican Assets as a Retained Asset until such time as the Title Curative Work is completed and the placing of the corresponding portion of the Purchase Price with the Escrow Agent until the Title Curative Work is completed. Buyer’s obligations to close the transaction contemplated by this Agreement shall be conditioned upon such Title Curative Work being fully cured by the Closing or, if applicable, prior to the additional time referenced in clause (A) above or Buyer and Seller having reached an agreement that permits the Closing to occur without such full cure having been completed by the Closing.

(iv) If Seller is unable or unwilling to perform any such Title Curative Work or if Seller and Buyer are unable to reach an agreement as contemplated under subsections (B) or (C) above, then either Buyer or Seller may terminate this Agreement without any further obligation or liability of any Party hereto except the obligations set out in Section 3.1(f) above.
      (c) Assignments Requiring Consents. To the extent that, as necessary to complete the transaction contemplated by this Agreement, any Contract, Permit, Mexican Permit, Easement or Lease is not assignable by the terms thereof or consent to the assignment or transfer thereof cannot be obtained by Seller prior to Closing, then if Buyer elects to proceed with the Closing without obtaining such consent, such Contract, Permit, Mexican Permit, Easement or Lease shall be held by Seller in trust for Buyer and shall be performed by Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of Buyer; and at no cost to Buyer; provided, where entitlement of Buyer to such Contract, Permit, Mexican Permit, Easement or Lease is not recognized by any third Person, Seller shall, at the request of Buyer and at Buyer’s expense, enforce, in a reasonable manner and under the direction and control of Buyer, any and all rights of Seller, or otherwise available under the same, against such third Person.
      (d) Removal of Seller’s Name. Within 90 days after the Closing Date, Buyer shall remove or cause to be removed the name Rio Vista or any variations and derivations thereof or logos relating thereto from the Assets (including all pipeline markers) and Buyer shall not thereafter make any use whatsoever of such names or logos.
      (e) Minimum Requirement.
      (i) The Purchase Price has been determined based on the volume and quality of (A) the LPG inventory comprising the Assets to be transferred to Buyer at the Closing and (B) the LPG in the storage operated by the Companies, being no less than the minimum levels and standards for LPG inventory set forth on Schedule 6.3(e)(i) (the “Minimum Requirement”).
      (ii) To determine whether the Minimum Requirement is satisfied, Seller and Buyer shall cause the procedures described in Schedule 6.3(e)(i) to be implemented within or by the periods of time indicated in such Schedule 6.3(e)(i). If pursuant to Schedule 6.3(e)(i) it is determined that the Minimum Requirement was not satisfied as of the Closing Effective Time, then Seller shall pay to Buyer the Deficiency Amount as described in and determined pursuant to such Schedule 6.3(e)(i), such payment to be made by Seller to Buyer within five Business Days of such determination. If pursuant to Schedule 6.3(e)(i) it is determined that the Minimum Requirement was exceeded as of the Closing Effective Time, then Buyer shall pay to Seller the Excess Amount as described in and determined pursuant to such Schedule 6.3(e)(i), such payment to be made by Buyer to Seller within five Business Days of such determination.
      (f) Environmental Inspection.
      (i) Until five Business Days prior to the Closing Date, Buyer shall have the right to investigate, inspect, audit, study and test the Real Property, including the soil, groundwater and all other physical features, for the existence of Environmental Conditions and violations of Environmental Laws (the “Environmental Audit”). The scope, sequence and timing of the Environmental Audit shall be at the sole discretion of Buyer. The cost and expense of the Environmental Audit shall be born by Buyer.
      (ii) Buyer may confer with Governmental Authorities and review and copy all records of Governmental Authorities with respect to the Real Property in connection with the Environmental Audit.
      (iii) If the Environmental Audit reveals, or at any time prior to Closing Buyer otherwise becomes aware of, the existence of any Environmental Condition or violation of Environmental Law which Buyer, in its sole discretion, is unwilling to accept, Buyer shall have the right and option to:

(A) allow Seller additional time prior to Closing (as determined by Buyer) in which to undertake actions sufficient, in the reasonable judgment of Buyer, to remedy any such Environmental Condition or violation of Environmental Law, in which case the Closing shall be postponed by such additional time period;

(B) attempt to negotiate with Buyer a reduction in the Purchase Price so as to compensate Buyer for costs and damages which may be associated with any such Environmental Condition or violation of Environmental Law; or

(C) attempt to negotiate with Buyer any other agreement with respect to any such Environmental Condition or violation of Environmental Law. Buyer’s obligation to close the transaction contemplated by this Agreement shall be conditioned upon such Environmental Condition(s) and violation(s) of Environmental Law being fully remedied by the Closing or Buyer and Seller having reached an agreement that permits the Closing to occur without such full remedy having been completed by the Closing.

      (iv) If Seller is unable or unwilling to remedy any such Environmental Condition or violation of Environmental Law or if Seller and Buyer are unable to reach an agreement as contemplated under subsections (B) or (C) above, then either Buyer or Seller may terminate this Agreement without any further obligation or liability of any Party hereto except the obligations set out in Section 3.1(f) above.
      (g) Easement Negotiation. Seller is currently in negotiation with third party landowners for Easements and the Mexican Right of Way for the conduct of the Business as described on Schedule 6.3(g). It is the obligation of Seller to complete these negotiations and obtain the necessary Easements and the Mexican Right of Way from these third party landowners for the conduct of the Business and these obligations of Seller will be retained post Closing as described below. If Seller fails to obtain any such Easements and the Mexican Right of Way prior to the Closing, the Purchase Price shall be reduced by the amount, as mutually agreed upon by the Parties, and set forth below the description of such Easement or Mexican Right of Way on Schedule 6.3(g). Such amount by which the Purchase Price is reduced will be deposited with the Escrow Agent and upon Seller’s successfully obtaining any of such Easements or Mexican Right of Way, to Buyer’s satisfaction, the corresponding amount of the escrowed amount will be paid by the Escrow Agent to Seller.
      (h) Employee and Benefit Matters.
      (i) Seller, RVEP or any of the Companies shall make available to Buyer all U.S. Business Employees to discuss potential employment with Buyer or an Affiliate of Buyer (such entity that makes employment offers being the “Buyer Employer”). Seller shall provide Buyer with an updated list of the U.S. Business Employees within five (5) days of the date upon which any change therein has occurred. On or before the Closing Date, but effective as of the Closing Date and conditioned upon the occurrence of the Closing, Buyer shall cause the Buyer Employer to make offers of employment to the U.S. Business Employees who are employed by Seller, RVEP or any of the Companies immediately prior to the Closing Date and who are selected by the Buyer Employer in its sole discretion upon written notice to Seller at least five days prior to the Closing Date. The terms and conditions of each such offer of employment shall be on terms and conditions determined by the Buyer Employer in its sole discretion that are consistent with the provisions of this Section 6.3(h). All offers of employment shall be subject to the Buyer Employer’s policies concerning background and security checks and drug/substance abuse testing. As used in this Agreement, the term “U.S. Continuing Employees” means each U.S. Business Employee who accepts an offer of employment from the Buyer Employer as provided in the preceding provisions of this paragraph and reports to work and commences active duty for the Buyer Employer. The “Hire Date” for each U.S. Business Employee who accepts an employment offer from the Buyer Employer pursuant to the terms of this paragraph and who actually becomes employed by the Buyer Employer in accordance with such offer shall be the Closing Date, except with respect to those individuals to whom employment offers are made and (A) who are not Actively Employed as of the Closing Date, in which case the Hire Date shall be the date upon which such individual is able to and does commence active duty with the Buyer Employer, or (B) with respect to whom Buyer and Seller have agreed will have a later Hire Date.
      (ii) For a period of not less than one year beginning on the Closing Date, Buyer shall cause the Buyer Employer to provide the U.S. Continuing Employees while employed by the Buyer Employer during such period with employee benefits on a basis substantially similar to those provided to similarly situated employees of the Buyer Employer. From and after the applicable Hire Date, for purposes of (x) eligibility to participate in, and vesting under, the employee benefit plans that are intended to be qualified under Section 401 of the Code and that are maintained after such date by the Buyer Employer and (y) eligibility and benefit determination under the vacation policies maintained by the Buyer Employer, Buyer shall cause the Buyer Employer to recognize each U.S. Continuing Employee’s years of service for corresponding purposes that were credited prior to such U.S. Continuing Employee’s Hire Date under the corresponding Seller Plans in which the U.S. Continuing Employee participated immediately prior to the

Closing Date. Promptly after each U.S. Continuing Employee’s Hire Date, Seller shall provide written notice to Buyer of such prior service credit.
      (iii) On or before each U.S. Continuing Employee’s Hire Date, Seller shall (A) take any necessary action to fully vest as of such date the U.S. Continuing Employee’s account balances and other accrued benefits under all Seller Plans that are intended to be qualified under Section 401 of the Code and (B) take such actions, if any, as may be necessary to permit the continuation of loan repayments after such date by the U.S. Continuing Employee if he or she has an outstanding loan from any such Seller Plan as of such date. Such loan repayments shall be made directly by the U.S. Continuing Employee to the applicable Seller Plan, and shall be permitted so long as the U.S. Continuing Employee remains employed by the Buyer Employer or any of its Affiliates.
      (iv) Within a period not to exceed fifteen (15) days before the Closing, Buyer will inform Seller of the employees of the Companies to whom Buyer will make an offer to continue employment (the “Selected Employees”) after the purchase of the Shares by Buyer. The terms and conditions of each such offer of employment shall be on terms and conditions determined by Buyer in its sole discretion. Concurrent with the Closing, Seller shall terminate at its cost all employees of Companies that are not Selected Employees, and shall obtain their acknowledgement of the termination of their labor relationship with the Companies and, after the Closing, Seller shall utilize commercially reasonable efforts to obtain a full release of labor obligations as broad as possible under applicable Laws, ratified by the Federal Conciliation and Arbitration Board of Mexico or any other applicable local labor board.
      (v) Buyer and its Affiliates shall not, and from and after the Closing Date, the Companies shall not, have any responsibility or liability with respect to the Seller Plans. Any and all liabilities for severance payments and other amounts owed with respect to a Business Employee (A) who is not offered employment with Buyer, the Buyer Employer or any of their Affiliates, (B) who is otherwise not employed by Buyer, the Buyer Employer or any of their Affiliates or (C) whose employment with Seller, RVEP, the Companies and their Affiliates is terminated for any reason whatsoever shall, in each such case, remain the responsibility of Seller.
      Nothing in this Agreement shall require or be construed or interpreted as requiring Buyer, the Buyer Employer or any of their Affiliates to continue the employment of any of their employees (including the U.S. Continuing Employees) following the Closing Date, or to prevent Buyer, the Buyer Employer or any of their Affiliates from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including the U.S. Continuing Employees) following the Closing Date. Without limiting the generality of Section 12.4, this Section 6.3(h) is not intended to confer upon any Business Employee or U.S. Continuing Employee any rights or remedies hereunder.
      (i) Schedules. If, on the date on which this Agreement is executed by all Parties hereto, any schedule to this Agreement has not been completed, then such schedule shall be completed as promptly as commercially practical and such completed schedule shall be treated as if it had been delivered on the date of this Agreement. No representation or warranty contained in this Agreement shall be deemed breached as of the date of the making of such representation or warranty by reason of the fact that the relevant schedule was incomplete as of such date provided that a complete schedule that renders true such representation or warranty is delivered pursuant to this Section 6.3(i) at least ten Business Days before the Closing.
      (j) Removal of Substance from Tanks. Within 60 days after execution of this Agreement:

(i) Seller will remove and properly dispose of, at its sole cost and expense, any and all liquids, solids and other substances contained within the Petroleum Tanks and associated piping. Such contents and substances shall be removed by Seller and properly and legally disposed of off site. Upon removal of the contents from the Petroleum Tanks, Seller shall power wash the Petroleum Tanks and shall render them in a dry and gas free condition, suitable for inspection;

(ii) all plastic liners located in the slop pit (and any liquids, solids and other substances contained in or on them) shall be removed and legally disposed of off site; and

(iii) any drums and their contents located on the BND Lease No. 3165 site shall be removed by Seller and properly and legally disposed of off site.
ARTICLE VII
TAX MATTERS
      Section 7.1.     Preparation and Filing of Tax Returns. (a) Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller Group for all periods ending on or before the Closing Date, all items of income, gain, loss, deduction or credit (“Tax Items”) of the Companies that are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns. The income of the Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Companies as of the Closing Effective Time.
      (b) Seller shall prepare or cause to be prepared all Tax Returns of the Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date and are not described in Section 7.1(a). Seller shall deliver a copy of each such Tax Return to Buyer at least 30 days prior to the due date (including extensions) for filing such Tax Return. Buyer shall cause the Companies to timely file such Tax Returns and Seller shall pay or reimburse Buyer for all Taxes due with respect to such Tax Returns, such payment or reimbursement to occur simultaneously with the filing of such Tax Returns.
      (c) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Companies, Buyer shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior years, except as otherwise required by Law, shall cause to be included in such Tax Return all Tax Items required to be included therein, and at least 30 days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Seller. Buyer shall permit Seller to review and comment on such Tax Return and shall make such revisions to such Tax Return as reasonably requested by Seller. Buyer shall cause the Companies or the relevant Company to timely file such Tax Return with the appropriate Taxing Authority, and shall be responsible for the payment of all Taxes due with respect to the post-Closing period covered by such Tax Return and Seller shall pay or reimburse Buyer for all Taxes due with respect to the pre-Closing period covered by such Tax Return, such payment or reimbursement to occur simultaneously with the filing of such Tax Returns.
      (d) For purposes of determining the Taxes attributable to a taxable period or portion thereof ending on or before the Closing Date (a “Pre-Closing Tax Period”): (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.
      (e) If after the Closing Date Buyer or any of the Companies receives a refund or utilizes a credit of any Tax attributable to a Pre-Closing Tax Period, Buyer shall pay to Seller within ten Business Days after such receipt an amount equal to such refund received or credit utilized (or so much of such refund or credit as relates to the portion of the taxable period ending on or before Closing Date), together with any interest received or credited thereon. Buyer shall, and shall cause the Companies to, take such action to obtain a refund or credit attributable to a Pre-Closing Tax Period or to mitigate, reduce or eliminate any

Taxes that could be imposed for a Pre-Closing Tax Period (including with respect to the transaction contemplated hereby) as is reasonably requested by Seller.
      Section 7.2.     Access to Information. (a) After the Closing Date, Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the Books and Records relating to the Companies within the possession of Seller (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Taxing Authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.
      (b) After the Closing, Buyer shall grant or cause the Companies to grant to Seller (or its designees) access at all reasonable times to all of the Books and Records relating to the Companies within the possession of Buyer or the Companies (including work papers and correspondence with Taxing Authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax Authorities, and to implement the provisions of, or to investigate or defend any claims between Buyer and Seller arising under, this Agreement.
      (c) Each of Buyer and Seller will preserve and retain all Books and Records, as applicable, relating to any Tax Returns of or with respect to the Companies or to any claims, audits or other proceedings affecting the Companies until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.
      Section 7.3.     Seller’s Tax Indemnification. Seller hereby agrees to protect, defend, indemnify and hold harmless Buyer and the Companies from and against, and agrees to pay all Taxes of the Companies attributable to a Pre-Closing Tax Period and Taxes under Section 3.1(c).
      Section 7.4.     Buyer’s Tax Indemnification. Buyer hereby agrees to protect, defend, indemnify and hold harmless Seller from and against, and agrees to pay, all Taxes of the Companies attributable to the time period after the Closing Date.
      Section 7.5.     Tax Indemnification Procedures.
      (a) If a claim (“Tax Indemnified Claim”) shall be made by any Taxing Authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the “Tax Indemnified Party”), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the “Tax Indemnifying Party”) in writing of such fact.
      (b) The Tax Indemnifying Party shall have the right, at its sole cost, to control the defense, prosecution, settlement or compromise of the Tax Indemnified Claim, and the Tax Indemnified Party shall take such action in connection with contesting a Tax Indemnified Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including reasonable attorneys’ and accountants’ fees and disbursements. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by Section 7.5(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.
      (c) Subject to the provisions of Section 7.5(b), the Tax Indemnified Party shall only enter into a settlement of such contest with the applicable Taxing Authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction as instructed by the Tax Indemnifying Party.
      (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to this Section 7.5, the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable Taxing Authority and any recovery of legal fees from such Taxing Authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax in the year of recovery without regard to any other Tax Items).
ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION
      The obligation of Buyer to consummate the transaction contemplated hereby on the Closing Date is subject to the satisfaction of each of the following conditions at or prior to the Closing:
      Section 8.1.     Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in Article IV of this Agreement shall be true and correct, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period).
      Section 8.2.     Performance of Covenants. Seller shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement, including, without limitation those in Section 6.1 and those in Section 6.3, required herein to be performed or complied with by Seller between the date hereof and the Closing Date.
      Section 8.3.     Officers’ Certificates. Buyer shall have received certificates from Rio to the effect set forth in Sections 8.1 and 8.2 hereof, dated as of the Closing Date, signed by a duly authorized officer of Rio-GP.
      Section 8.4.     No Order. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transaction contemplated in this Agreement.
      Section 8.5.     Certified Resolutions. Buyer shall have received a certificate of the Secretary or an Assistant Secretary of Rio GP, dated as of the Closing Date, setting forth the resolutions of the Board of Managers of Rio and Rio GP, respectively, authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
      Section 8.6.     Secretary’s Certificate. Buyer shall have received a certificate of the Secretary or an Assistant Secretary of Rio GP attesting as to the incumbency and signature of each director or officer of Rio who shall execute this Agreement.
      Section 8.7.     Unitholder Approval. Holders of a majority of the outstanding common units of RVEP shall have approved the principal terms of this Agreement and the transaction contemplated hereby, as required by applicable law and the partnership agreement of RVEP.
      Section 8.8.     Consents. Each of the consents identified in Schedule 4.3 shall have been obtained, including, but not limited to, the consent by BND to the assignment to Buyer of any Lease or Easement located on BND Real Property, in accordance with the forms of assignment included in Schedules 8.8-A, 8.8-B and 8.8-C.

      Section 8.9.     Liens and Secured Debt. All Liens on the Assets, the Mexican Assets and the Shares securing any obligations under or with respect to the Secured Debt Facility shall have been released and terminated and copy of the documents evidencing such release and termination shall have been provided to Buyer. Similarly, with the exception of the Inter-Company Debt owing to Seller and its Affiliates, any Liens on the Assets, Mexican Assets or the Shares, including, without limitation those of the Lenders, shall have been released and terminated and copy of the documents evidencing such release and termination shall have been provided to Buyer.
      Section 8.10.     PMI Contract. Seller and PMI shall have entered into the PMI Contract and PMI shall have approved of the assignment of the contract by Seller to Buyer.
      Section 8.11.     Due Diligence. Buyer shall have completed its due diligence within five Business Days of the Closing Date and shall be satisfied, in its sole discretion, with the results of all due diligence conducted by Buyer with respect to Seller, the Business, the Assets, the Mexican Assets and the Companies, including, without limitation, with respect to all matters pertaining to financial assumptions, title to Real Property, and environmental, labor, regulatory, accounting, business practices, transparency and corporate governance issues.
      Section 8.12.     Authorization to Assign. Seller shall have delivered to Buyer certified copies of the corporate resolutions adopted by the General Shareholders’ and/or Members’ Meeting of the Companies, as applicable, authorizing the transfer of Shares and/or Equity Interests in accordance with the terms of this Agreement, and admitting Buyer or its designated Affiliate(s), as applicable, as new shareholders or members of such Companies, in form and substance reasonably satisfactory to Buyer.
      Section 8.13.     Government Approvals. Seller and Buyer and, to the extent applicable, the Companies shall have obtained, if required under applicable Laws based on the characteristics of the transaction and the Parties, clear, unconditional authorization of the Mexican Federal Competition Commission and the Mexican Foreign Investment Commission for the acquisition of the Shares. In addition, Seller, Buyer and, to the extent applicable, the Companies shall have obtained all other applicable approvals (including without limitation all applicable Permits and Mexican Permits and all applicable transfer, issuance or re-issuance of Permits and Mexican Permits) of Governmental Authorities (i) required in connection with the sale and transfer to, and the purchase, ownership and operation by, the Buyer or an Affiliate of the Buyer of the Assets, Mexican Assts and the Shares, as applicable, and (ii) required in order for the Companies to conduct the Business in Mexico notwithstanding the change in ownership of the Companies which shall occur as a result of this Agreement.
      Section 8.14.     Business Employees. The Business Employees, other than the Selected Employees and U.S. Continuing Employees who have accepted the offer of employment made by Buyer, shall be terminated on the Closing Date in accordance with Section 6.3(h).
      Section 8.15.     POM Mexican Permit.
      Seller and Buyer shall have obtained the single Mexican Permit as set forth in Section 6.1(b) and such single Mexican Permit shall allow the Companies, when owned by Buyer or an Affiliate of Buyer, as contemplated by this Agreement, to own all of the Mexican Assets and to operate with all of the requisite Mexican Permits.
      Section 8.16.     Tergas Environmental Permit.
      Seller shall have obtained an environmental Permit, without any cited deficiencies, sufficient to allow for the continued operation of the Mexican Terminal Site.
      Section 8.17.     Rights.
      Seller prior to Closing shall have exercised its rights and option and purchased the shares of Tergas.
      Section 8.18.     Concurrent Closing with Penn.

      The concurrent Closing of the Purchase and Sale Agreement between Penn and Buyer must take place.
      Section 8.19.     No Change in Law.
      No Law, Order or Tax that was not in force as of the date of the execution of this Agreement shall have been adopted or imposed (or shall be reasonably imminent in being adopted or imposed), and no increase in rates of taxation shall have occurred (or shall be reasonably imminent in occurring) after the date of execution of this Agreement, that, in any such event, would reasonably be expected to result in any Material Adverse Effect.
ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION
      The obligation of Seller to consummate the transaction contemplated hereby on the Closing Date is subject to the satisfaction of each of the following conditions at or prior to the Closing:
      Section 9.1.     Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period).
      Section 9.2.     Performance of Covenants. Buyer shall have performed and complied, in all material respects, with the covenants and provisions in this Agreement, including, without limitation those in Sections 6.2 and 6.3, required herein to be performed or complied with by Buyer between the date hereof and the Closing Date.
      Section 9.3.     Officer’s Certificate. Seller shall have received a certificate from Buyer to the effect set forth in Sections 9.1 and 9.2 hereof, dated as of the Closing Date, signed by a duly authorized officer of Buyer.
      Section 9.4.     No Order. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transaction contemplated in this Agreement.
      Section 9.5.     Certified Resolutions. Seller shall have received a certificate of a duly authorized officer of Buyer, dated as of the Closing Date, setting forth the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
      Section 9.6.     Secretary’s Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer attesting as to the incumbency and signature of each officer of Buyer who shall execute this Agreement.
      Section 9.7.     No Change In Law.
      No Law, Order or Tax that was not in force as of the date of the execution of this Agreement shall have been adopted or imposed (or shall have be reasonably imminent in being adopted or imposed), and no increase in rates of taxation shall have occurred (or shall be reasonably imminent in occurring) after the date of execution of this Agreement, that, in any such event, would reasonably br expected to result in a Material Adverse Effect.
      Section 9.8.     Unitholder Approval.
      Holders of a a majority of the outstanding common units of RVEP shall have approved the principal terms of this Agreement and the transaction contemplated hereby, as required by applicable law and the partnership agreement of RVEP. In addition, holders of a majority of the outstanding common units of

RVEP shall have approved an amendment of the partnership agreement of RVEP to prevent the dissolution of RVEP upon the Closing.
ARTICLE X
TERMINATION
      Section 10.1.     Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time before the Closing Date as follows:

(a) By mutual written consent of Seller and Buyer;

(b) By Seller or Buyer, if the Closing shall not have occurred prior to or on October 31, 2005 (which date may be extended in writing by the mutual agreement of Seller and Buyer);

(c) By Seller or Buyer, if consummation of the transaction contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction; or

(d) By Buyer at any time within five (5) Business Days following completion of any schedule to this Agreement pursuant to Section 6.3(i) if Buyer is not satisfied with the contents of any Schedule; provided, however, that Seller is afforded at least three business days before termination of this Agreement to (i) provide a Schedule satisfactory to Buyer or (ii) provide a monetary remedy.

(e) By the Seller if the Seller has, in accordance with the terms of Section 6.1(e)(i)(3) above, entered into an agreement to consummate a Superior Proposal. If the Seller terminates this Agreement pursuant to this Section 10.1(e), the Seller shall pay the Buyer a termination fee of $700,000 within 60 days after such termination; provided that in no event shall the Seller be required to pay such fee if, immediately prior to the termination of this Agreement, the Buyer was in material breach of its obligations under this Agreement.
      Section 10.2.     Effect of Termination. (a) If this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the Parties shall terminate without further liability of any Party to another (except for the obligations outlined in Section 3.1(f) and Section 10.1(e) as the case may be) and each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, the obligations of Buyer under the Buyer Confidentiality Agreement shall survive any such termination.
      (b) Notwithstanding Section 10.2(a), if all conditions precedent to the obligations of a Party set forth in Article VIII or Article IX (as applicable) have been met (or the non-breaching Party is ready, willing and able to satisfy such conditions) and the Closing does not occur on or before the date specified in Section 10.1(b) because of the other Party being in breach of any of its representations, warranties or obligations hereunder, then the breaching Party shall remain liable for the breach of such representations, warranties and obligations.
ARTICLE XI
INDEMNIFICATION
      Section 11.1.     Seller Indemnification. (a) Subject to the limitations set forth in this Article XI, if the Closing occurs, then from and after the Closing Date Seller shall indemnify and hold Buyer and Buyer’s Affiliates (including the Companies) and their respective officers, directors, partners, members, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:

(i) any breach of any representation or warranty of Seller contained in Article IV or any inaccuracy in the certificate delivered to Buyer pursuant to Section 8.3,

(ii) any breach of any agreement or covenant on the part of Seller contained in this Agreement,

(iii) any Losses arising out of any act, event or omission occurring prior to the Closing Date (and not otherwise constituting an Assumed Liability) in the conduct by Seller, RVEP or any of the Companies of the Business, including, without limitation, legal, tax, title and ownership issues, and

(iv) the Retained Liabilities.
      (b) The foregoing shall not apply to any breach of Seller’s representations and warranties set forth in Section 4.10, or to any breach of Seller’s covenants set forth in Article VII, it being agreed and understood that Buyer’s sole and exclusive remedies for any matters relating to Taxes shall be as provided in Article VII.
      Section 11.2.     Buyer Indemnification. (a) Subject to the limitations set forth in this Article XI, if the Closing occurs, then from and after the Closing Date Buyer shall indemnify and hold Seller and Seller’s Affiliates and their respective officers, directors, members, partners, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:

(i) any breach of any representation or warranty of Buyer contained in this Agreement or any inaccuracy in the certificate delivered to Seller pursuant to Section 9.3,

(ii) the breach of any agreement or covenant on the part of Buyer contained in this Agreement,

(iii) any Losses arising out of any act, event or omission occurring after the Closing Date (and not otherwise constituting a Retained Liability) in the conduct by Buyer, Buyer’s Affiliates or the Companies of their Business or operation of the Assets or the Mexican Assets, and

(iv) the Assumed Liabilities.
      (b) The foregoing shall not apply to any breach of Buyer’s covenants set forth in Article VII, it being agreed and understood that Seller’s sole and exclusive remedies for matters relating to Taxes shall be as provided in Article VII.
      Section 11.3.     Indemnification Procedures. If any third Person (i.e., a Person other than a Party or any Affiliate of a Party) asserts any claim against a Party which, if successful, would entitle the Party to indemnification under this Article XI (the “Indemnified Party”), it shall give notice of such claim to the Party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense of such claim at its expense. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim. In addition, the Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case (a) the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim, and (b) the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. If the Indemnifying Party fails to assume the defense of any such claim, the Indemnified Party may defend against or settle such claim and the Indemnifying Party shall be liable for any settlement of any such claim.
      Section 11.4.     Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) Seller shall not have any obligation to provide indemnification for Losses pursuant to Section 11.1 except to the extent that the aggregate amount of all such Losses exceeds $300,000, in which case Seller shall be liable to Buyer only for such Losses in excess of $300,000 (the “Basket

Amount”). The maximum obligation of Seller to provide indemnification for all Losses pursuant to Section 11.1 shall be limited to an amount equal to the Purchase Price. Notwithstanding the foregoing, the Basket Amount and such liability cap will not apply with respect to any breach of Seller’s representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.11, 4.13 and 4.18.

(b) Buyer shall not have any obligation to provide indemnification for Losses indemnified pursuant to Section 11.2 except to the extent that the aggregate amount of all such Losses exceeds the Basket Amount, in which case Buyer shall be liable to Seller only for such Losses in excess of the Basket Amount. The maximum obligation of Buyer to provide indemnification for Losses pursuant to Section 11.2 shall be limited to an amount equal to the Purchase Price. Notwithstanding the foregoing, the Basket Amount and such liability cap will not apply with respect to any breach of Buyer’s representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.5 and 5.7.

(c) Seller shall not have any obligation to provide indemnification hereunder for any Losses pursuant to Sections 11.1 unless a written notice of claim specifying in reasonable detail the specific nature and basis of the Losses and the estimated amount of such Losses is delivered to Seller prior to 5:00 p.m., Houston, Texas time, on the third anniversary of the Closing Date. Buyer shall not have any obligation to provide indemnification hereunder for any Losses unless a written notice of claim specifying in reasonable detail the specific nature and basis of the Losses and the estimated amount of such Losses is delivered to Buyer prior to 5:00 p.m., Houston, Texas time, on the third anniversary of the Closing Date.

(d) For purposes of determining Losses in order to calculate the Basket Amount and determine rights to indemnification under this Article XI, the representations and warranties set forth in Articles IV and V shall be read without giving effect to any Materiality Requirement set forth therein. As used in this Agreement, a “Materiality Requirement” shall mean any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Effect,” or be or not be “reasonably expected to have a Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

      Section 11.5.     Certain Damages. NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OF ITS AFFILIATES OR REPRESENTATIVES FOR PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON CONTRACT, TORT, STRICT LIABILITY, VIOLATION OF LAW, OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE; PROVIDED, THE FOREGOING SHALL NOT APPLY TO ANY SUCH DAMAGES FINALLY DETERMINED TO BE PAYABLE TO A THIRD PERSON PURSUANT TO A CLAIM COVERED BY THE INDEMNITY PROVIDED PURSUANT TO ARTICLE XI.
      Section 11.6     Exclusive Remedy.
      Except for the tax indemnification provisions of Article VII, if the Closing occurs, the sole and exclusive remedy of each of Buyer and Buyer’s Affiliates, and Seller and Seller’s Affiliates, with respect to the purchase and sale of the Assets and the Shares shall be pursuant to the express indemnification provisions of this Article XI and any and all (a) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement, or (c) other claims relating to the Assets and the Shares shall be subject to the provisions set forth in this Article XI.
      Except for claims made pursuant to the express indemnification provisions of this Article XI, Buyer on behalf of each of Buyer and Buyer’s Affiliates shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Seller and Seller’s Affiliates and any and all rights, claims and causes of action it may have against Seller or any of Seller’s Affiliates, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.
      Except for claims made pursuant to the express indemnification provisions of this Article XI, Seller on behalf of each of Seller or any of Seller’s Affiliates shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Buyer or any of Buyer’s Affiliates and any and all rights, claims and causes of action it may have against Buyer or any of Buyer’s Affiliates, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.
ARTICLE XII
GENERAL
      Section 12.1.     Amendments. This Agreement may only be amended by written instrument executed by Buyer and Seller.
      Section 12.2.     Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in a written instrument signed by the Party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.
      Section 12.3.     Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
      (a) If to Seller, to:

Charles Handly
Rio Vista Operating Partnership L.P.
820 Gessner, Suite 1285
Houston, Texas 77024

With a copy (which shall not constitute effective notice) to:
Ian Bothwell
Penn Octane Corporation
840 Apollo Street Ste 313
El Segundo, CA 90245
      (b) If to Buyer, to:

TransMontaigne Product Services Inc.
Attn: President
1670 Broadway, Suite 3100
Denver, Colorado 80202
      Section 12.4.     Successors and Assigns. Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Party, and any purported assignment made without such written consent shall be void; provided, Buyer shall have the right to designate one or more of its Affiliates (including TransMontaigne Partners L.P.) to be transferee(s) at the Closing of all or any part of the Assets or the Shares. Except as expressly contemplated by Sections 11.1 and 11.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors, legal representatives, and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.
      Section 12.5.     Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal, and enforceable and that achieves the same objective.
      Section 12.6.     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith; provided, the Buyer Confidentiality Agreement shall remain in full force and effect according to its terms until the Closing. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.
      Section 12.7.     Governing Law, Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. Each Party irrevocably submits to the jurisdiction of any Texas state court or any federal court sitting in Houston, Texas in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in such Houston, Texas state or federal court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties further agree, to the extent permitted by Law, that final and un-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each Party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers set forth in this Section 12.7.
      Section 12.8.     Expenses. Each of the Parties shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transaction contemplated hereby.
      Section 12.9.     Release of Information; Confidentiality. The Parties shall cooperate with each other in releasing information concerning this Agreement and the transaction contemplated hereby. No press releases or other public announcements concerning the transaction contemplated by this Agreement shall be made by any Party without prior consultation with, and agreement of, the other Party, except for any legally required communication by any Party and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with copies of all drafts of the proposed text. At the Closing the Buyer Confidentiality Agreement shall be deemed terminated without any further action of the Parties.

      Section 12.10.     Joint and Several. The obligations of Seller under and pursuant to this Agreement shall be joint and several obligations of Rio, RVEP and the Companies.
      Section 12.11.     Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years, and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or a schedule attached to this Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The term “including” shall mean “including without limitation.”
      Section 12.12.     Survival. The representations, warranties, covenants and agreements of the Parties set forth herein or in any certificate delivered pursuant to the terms hereof shall survive the Closing, and such representations and warranties shall be subject to the provisions of Article XI.
      Section 12.13.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart.
[The remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed as of the date first above written.

SELLER:

RIO VISTA OPERATING PARTNERSHIP, L.P.

By: Rio Vista Operating GP LLC, general partner

By:	/s/ Charles Handly

Name: Charles Handly

Title:	President

PENN OCTANE INTERNATIONAL, LLC

By:	/s/ Ian T. Bothwell

Name: Ian T. Bothwell

Title:	Manager

BUYER:

TRANSMONTAIGNE PRODUCT SERVICES INC.

By:	/s/ William S. Dickey

Name: William S. Dickey

Title:	President

ANNEX B
AMENDMENT TO FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT OF RIO VISTA ENERGY PARTNERS L.P.
      The first amended and restated limited partnership agreement of Rio Vista Energy Partners L.P. requires the company to be dissolved and its affairs wound up if there is a sale of all or substantially all of the company’s assets and properties. Unless the partnership agreement is amended, completion of the asset sale would require dissolution of the company. The section of the partnership agreement being amended is section 12.1(d), which currently reads:

“SECTION 12.1 Dissolution. ... The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon: ...

(d) the sale of all or substantially all of the assets and properties of the Partnership Group.”
The partnership agreement defines the “Partnership Group” as “[Rio Vista Energy Partners L.P., a Delaware limited partnership] and any successors thereto, [Rio Vista Operating Partnership L.P., a Delaware limited partnership] and any successors thereto, and any [s]ubsidiary of any such entity, treated as a single consolidated entity.”
      It is proposed that Section 12.1(d) of the partnership agreement be amended to read:

“SECTION 12.1 Dissolution. ... The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon: ...

(d) the distribution to the Partners of all or substantially all of the net proceeds from the sale of all or substantially all of the assets and properties of the Partnership Group.”
      If you would like to obtain a complete copy of the partnership agreement, contact Ian T. Bothwell, our general partner’s vice president, chief financial officer, treasurer and assistant secretary, at Rio Vista Energy Partners L.P., 820 Gessner Road, Suite 1285, Houston, Texas 77024, telephone number (713) 467-8235. You may also access a copy electronically through the SEC’s EDGAR electronic data system located at www.sec.gov, where the partnership agreement is filed as Exhibit 3.2 to Rio Vista Energy Partners’ Form 10-12G, filed November 14, 2003.

B-1

ANNEX C
RIO VISTA ENERGY PARTNERS L.P.
VALUATION
AUGUST 1, 2005

Kyle Pearson
Leonard Watts

C-i

I. Introduction
      Rio Vista Energy Partners L.P. (Rio Vista) retained Baker & O’Brien, Inc. (Baker & O’Brien) to value the tangible and intangible assets of Rio Vista effective August 1, 2005. This valuation includes the value of all physical assets, inventory, and any intangible assets that might add value to the Rio Vista business. Baker & O’Brien previously assessed the Fair Market Value (FMV) of these assets for Penn Octane Corporation (POCC), in January 2004, in support of the asset transfer from POCC to Rio Vista at that time. Rio Vista utilized the results of Baker & O’Brien’s deferred replacement methodology as one basis for the value of assets transferred to Rio Vista. Now we understand that a third party is acquiring certain assets as described below of both POCC and Rio Vista, and Rio Vista therefore requires an updated valuation using the same deferred replacement approach to support an allocation of proceeds from the sale. In addition, Rio Vista has requested that Baker & O’Brien estimate the FMV of the inventory and intangible assets.
      In this valuation update, Baker & O’Brien has employed the deferred replacement methodology to value the physical assets of Rio Vista, used local market pricing to estimate the FMV of Rio Vista’s liquefied petroleum gas (LPG) inventory, and examined the FMV of all intangible assets (contracts, permits, leases, and right-of-way). The Rio Vista physical assets include the LPG terminal facilities at Brownsville, Texas, and Matamoros, Mexico, as well as the dual pipeline system connecting the two facilities. Also included are four refined products tanks at Brownsville. LPG inventory is valued as of August 1, 2005, and is based on volumes required for “Normal Operating Conditions,” as defined in Schedule 6.3(3)(i) of the proposed Purchase and Sale Agreement between Rio Vista and the third-party purchaser. Intangible assets held by Rio Vista include an LPG sales contract with PMI Trading Ltd. (PMI), on behalf of Petroleos Mexicanos (PEMEX), Mexico’s state-owned oil company. Rio Vista also maintains transportation and storage operating permits, a lease of the Brownsville Terminal site, and pipeline right-of-way in both Texas and Mexico. LPG supply contracts and pipeline leases for delivery of LPG to the Brownsville Terminal belong to POCC and are excluded from this valuation.
      Baker & O’Brien consultants visited the Brownsville and Matamoros terminals on August 11, 2005, to perform a visual inspection of the assets at each site, and to discuss technical and commercial issues. Management personnel conducted a tour of the facilities, identified specific changes to the assets since our last visit, and verified the intangible assets that should be examined for this valuation.
      It is assumed that the assets are being acquired for ongoing business activities and, therefore, the values herein reflect continued use of the assets in place. The opinions presented in this report are based upon information provided to Baker & O’Brien, our discussions with Rio Vista representatives, public and proprietary information available to us, and our consultants’ education, training, and experience.
      Baker & O’Brien is a professional consulting firm that specializes in technical and economic evaluations of facilities operating in the downstream petroleum, natural gas processing, chemicals, fertilizer, and allied industries. The firm’s consultants are accomplished chemical and mechanical engineers with a wide range of technical and commercial management experience that includes engineering, project construction, operations, marketing, planning, and corporate management responsibilities. Baker and O’Brien consultants have performed valuations of refining, gas processing, transportation, and marketing assets in the United States (U.S.) and overseas.
      Baker & O’Brien has prepared this report using reasonable care and skill in applying methods of analysis consistent with normal industry practice. Our compensation for this work is not contingent upon the reporting of any predetermined value or direction in value. The conclusions presented in this report are based upon information available as of the date of this report. Any conclusions of value presented in this report require assumptions that are a matter of professional judgment. Baker & O’Brien accepts no liability for omissions, errors, or inaccuracies in information provided to us by others, or for the use of the information contained in this report by Rio Vista, POCC, or any other party. We reserve the right to amend or modify the opinions and calculations in this report if additional information is provided that would significantly impact Baker & O’Brien’s estimate of values.
II. Summary
      The market value of a business or asset is determined when a buyer and seller agree on a value for exchange of the business or asset. For appraisal purposes, the FMV is most often determined using analytical methods that a prospective purchaser might employ in arriving at an acceptable value. Three standard approaches which may be used to value assets are: (1) a review of Comparable Sales, (2) a Physical Asset Appraisal (also referred to as the Deferred Replacement Value), and (3) an Income Approach. Each of these methods addresses specific aspects of value, which must be considered and carefully weighed to determine an appropriate value for the asset(s). For purposes of this appraisal, Baker & O’Brien has valued the physical assets using the Deferred Replacement Value methodology. Inventory was valued based on local market prices for LPG as of August 1, 2005. The FMV of the intangible assets was evaluated by considering their potential contribution to cash flows of the business.
      In Baker & O’Brien’s experience, a value for pipeline and terminal assets determined by an analysis of comparable sales is often not possible or is unreliable. There are few other LPG pipelines that cross international borders, linking terminals similar to the Brownville and Matamoros assets, and these do not frequently change ownership. In addition, detailed public information about such transactions is very limited or unavailable. These transactions would not be truly comparable to the Rio Vista situation and are not likely to represent a fair value. The physical asset value is based on a replacement cost approach, and reflects a value for facilities already in place that a prospective purchaser would weigh as a viable alternative to building new facilities. This appraisal methodology is often used to evaluate underutilized assets that could be used by a new owner in similar, expanded service.
      The income approach considers the future business climate in which a business asset must compete and attributes value to the asset according to its ability to generate income for investors. As an example, a long-term contract that secures sales at favorable pricing would create an incremental cash flow for the company. In this method, estimated future after-tax cash flows are discounted at a capitalization rate that reflects returns expected by investors in similar assets. The discounted earnings value is the present worth of estimated future cash flows.
      Baker & O’Brien has estimated the current value of Rio Vista’s terminal and pipeline assets using the Deferred Replacement Value approach. We have valued inventory using applicable market prices. We examined the FMV of the intangible assets on a stand-alone basis, considering their potential effect on income. Discussion of these elements of the valuation and supporting information are provided in the following pages. Applying the valuation approaches presented herein, Baker & O’Brien has estimated the current values of Rio Vista’s assets, as shown below:

Rio Vista Assets
Value,
($ Million)

Brownsville LPG & Products Terminal	4.0
Matamoros LPG Terminal	4.1
Pipeline Systems	8.5
Inventory	0.6
Intangible Assets	0.0
TOTAL	17.2
      It is Baker & O’Brien’s expectation that the Rio Vista terminal and pipeline assets will continue in service as a part of the new owner’s business activities. Based on the Deferred Replacement Value of the physical assets, the value of LPG inventory based on market prices, and a careful consideration of the likely values to a third party for the intangible assets, it is Baker & O’Brien’s opinion that the value of the Rio Vista assets is approximately $17.2 million (MM), effective August 1, 2005.
III. Rio Vista’s Assets
INTRODUCTION
      Rio Vista assets are used for receiving and storing LPG from the southeast region of Texas, shipping LPG across the U.S. border near Brownsville, and delivering LPG to local distributors in the northeast region of Mexico. Rio Vista owns and operates two LPG terminals, one in Brownsville and the other in Matamoros, and two pipelines connecting the terminals. The LPG is moved from Brownsville by pipeline into the storage and truck loading facilities at the Matamoros Terminal. The LPG is sold by Rio Vista to PMI for marketing in Mexico and is ultimately distributed for sale by local companies to their residential and commercial customers.
BROWNSVILLE TERMINAL
      The Brownsville Terminal was constructed during 1993 to 1994, and began operation on July 31, 1994. The terminal is located on 31 acres of land leased from the Brownsville Navigation District (BND) at 902 Chemical Road, near the Brownsville Ship Channel. Initially, this terminal served as a receiving and mixing facility for propane and butane transported by pipeline and truck, respectively, from ExxonMobil King Ranch (King Ranch) and other gas plants. At that time, the mixed LPG was then loaded into tank trucks in Brownsville for transportation to Mexico over the international bridge at Los Indios, Texas. Since completion of the pipeline systems in 2000, the Brownsville Terminal serves primarily as an intermediate LPG storage site and control center for pipeline operations, with full capabilities for truck and rail movements as needed.
      The Brownsville Terminal contains 612,000 gallons (Gal.) of LPG storage, consisting of seven 60,000 Gal. bullet tanks and four 48,000 Gal. bullet tanks. The tanks, which were originally manufactured in approximately 1967, were inspected, refurbished, and tested before being returned to service in 1994. Pumps located at the Brownsville Terminal include six loading pumps and four transfer pumps.
      There are six loading spots at the Brownsville Terminal for bottom-loading LPG tanker trucks when needed. Two of these spots are also capable of receiving LPG from trucks when the POCC-leased Seadrift pipeline to Brownsville is out of service for maintenance or other reasons. The loading skids contain Linco Accuload load measurement modules which include keypad entry systems for driver and trailer identification, remote pump controls, and automatic metering and shutoff. An LPG railcar loading rack was constructed in 2001 at an on-site leased railroad spur. The truck loading spots are connected to the railcar loading facility to allow dual service of these metering and control systems. Although the loading rack is designed for three loading spots, one railcar spot is not currently functional, but can be activated at minimal cost when additional loading capacity is needed.
      The Brownsville Terminal contains a positive displacement pump that can be used to increase pipeline deliveries to Matamoros, if required. It has a design capacity of 25,000 barrels per day (B/ D). The system has a mass flow meter and orifice flow meter for LPG measurement, with all necessary pipe manifolds, fittings, and valves. Since the blending of butane and propane components at Brownsville was no longer necessary, Rio Vista recently upgraded and simplified piping systems to and from the terminal storage tanks. The terminal piping and storage tanks were repainted as well. These recent investments will result in lower maintenance costs for the system over the longer term. The site has one portable compressor for vapor recovery during LPG loading, and a second “in-line” vapor recovery compressor that has not been installed. Although trucks have not typically loaded at Brownsville since the international pipelines were installed, a weigh scale is located near the truck loading area for load measurement verification when needed.
      At the Brownsville Terminal, Rio Vista leases the site (land) and a control room building near the truck loading area. A building that was previously used by Union Carbide at the site is now owned by Rio Vista. This is a warehouse facility containing about 3,000 square feet of office space. The warehouse area is used only minimally for storage of materials and supplies, but Rio Vista has refurbished the offices and meeting area for its administrative activities.
      The control room contains computer and SCADA control systems for Rio Vista’s pipeline and terminal operations, as well as for monitoring POCC’s LPG delivery system (including POCC’s Raymondville pump station on the 132-mile Seadrift pipeline, which is not part of this appraisal). This system monitors and remotely controls pumps, pipeline pressure and flow, and inventory levels at Brownsville and Matamoros.
      Near the Brownsville Terminal, Rio Vista owns four refined product storage tanks with a total capacity of 290,000 barrels (Bbls.). These cone roof tanks have not been in use for several years and will require complete inspections, refurbishment, and modifications before they can be returned to service. Modifications might include replacement of tank bottoms, or the addition of internal floating roofs for use in motor gasoline storage. Based on their external condition, the tanks appear to be suitable for future use (with appropriate repairs and refurbishment). We have reflected these additional investments in our estimate of current value. Rio Vista has no plans to refurbish and activate these refined product storage tanks; however, it is possible that the new owner could do so in the future.
MATAMOROS TERMINAL
      The Matamoros Terminal was constructed in 2000 and is located on approximately 38 acres of land owned by Rio Vista. This facility receives LPG via the pipeline system that connects to the Brownsville Terminal. Matamoros now serves as Rio Vista’s primary delivery point to PMI,(1) with product stored briefly at the terminal before being loaded into distributors’ tank trucks. The terminal contains 270,000 Gal. of LPG storage, consisting of three 90,000 Gal. bullet tanks. The used tanks were purchased, inspected, and refurbished before being placed in service in 2000. Matamoros has three LPG pumps in place to provide truck loading capability at ten loading spots. Each pump is driven by a 30 horsepower motor and is rated at 440 Gal. per minute.
      Rio Vista also owns a 15,000 barrel (Bbl.) propane storage sphere that was dismantled (cut into pieces for transporting), and relocated to the Matamoros site to be rebuilt. Foundations were completed for the sphere in 2002; however, since storage capacity at Matamoros is sufficient for anticipated LPG deliveries, there are no plans to complete this project. Although this tank might be sold for use at another location, Baker & O’Brien believes the potential value of this tank is diminished considerably by the uncertainty of such a sale.
      The Matamoros Terminal has an extensive fire water protection system. Fire water is stored in a 43,000 Gal. tank for use in an overhead tank deluge system (over the LPG storage bullets), and in seven fire water monitors located around the facility. A primary 75 horsepower electric pump, with a backup gasoline-fired pump, serves the fire water loop. When not in use, the fire water system pressure is maintained for immediate emergency use by a small electric pump.
      The Matamoros Terminal has ten loading spots (two spots on each of five skids) for bottom-loading LPG tanker trucks. Each loading skid contains two Linco Accuload load measurement modules. The site entrance, loading area, and surrounding area is paved with asphalt and includes a 75-ton aboveground

      1 To comply with Mexican law, PMI formally takes ownership of LPG at the U.S. — Mexico border.

truck scale. Other facilities at the terminal include the pipeline inlet, pig receivers, metering, and proving stations, LPG vapor recovery and compression, automated LPG odorant injection facility, utilities, and control systems for operation of the terminal.
      Several buildings are located at the Matamoros Terminal site. The two principal buildings are approximately 1,100 square feet in size. The main office serves also as the gatehouse for driver check-in and ticket verification. A building relocated from Saltillo to Matamoros in 2002 was completely refurbished and currently serves as an engineering office and training facility. Another building from Saltillo was reconstructed near the office building to serve as a break room and general storage facility. A small shed and shop area was constructed behind the engineering office and training facility for maintenance activities.
PIPELINE SYSTEM
      In 2000, parallel 6-inch and 8-inch pipelines were constructed between the Brownsville and Matamoros Terminals. Each of these pipelines are about 23 miles in length (about 16.5 miles in the U.S., and about 6.5 miles in Mexico), and extend west from the Brownsville Terminal, around the north side of the City of Brownsville, and then extend southward under the Rio Grande, and connect to the Matamoros Terminal.
      These pipelines were built to relieve truck congestion and delays between Mexico and the Brownsville Terminal. Previously, waiting times to clear Customs at the international bridge were unpredictable, and operating hours for Customs consisted of only eight hours per day, five and one-half days per week. Only a limited number of trucks, trailers, and drivers from Mexico were registered to transport product in the U.S. Further, no tandem LPG trailers are permissible in the U.S., and loads on single trailers were restricted to only 8,900 Gal. per trailer instead of their 10,500 Gal. capacity. Today, the pipelines permit 24-hour LPG delivery and truck loading at Matamoros, seven days a week. Both single and tandem trailers may be loaded to capacity at Matamoros.
      The 8-inch pipeline is the primary line for LPG deliveries and is capable of delivering 25 thousand barrels per day (MB/ D) to the Matamoros Terminal. The pipeline was designed to handle up to 55-60 MB/ D with the installation of additional pumping equipment. The 6-inch pipeline is not typically in service and is filled with nitrogen when idle. The 6-inch pipeline has been used as a backup to deliver LPG to Matamoros. At the time of Baker & O’Brien’s site visit, the 8-inch pipeline was temporarily out of service for hydrostatic testing (as required periodically by the Department of Transportation), and the 6-inch pipeline was in service delivering LPG to Matamoros.
      Construction costs for these pipelines include all environmental and regulatory permits from both the U.S. and Mexico, as well as a permit for an international pipeline crossing. Although we have not independently verified the status of all pipeline rights-of-way, Rio Vista did provide a summary of current right-of-way ownership status. Based on this information and original costs, we have estimated right-of-way values at an average cost of $170 per rod. Based on typical right-of-way costs reported for other pipelines, we believe this is reasonable for the types and locations of property crossed by these pipelines. In addition, we have separately reported the values for two tracts of land along the pipeline route owned by Rio Vista, based on values recorded on the local tax rolls in Cameron County, Texas.
RIO VISTA’S BUSINESS ACTIVITIES
      Rio Vista purchases LPG through a contractual arrangement with POCC. POCC has various contracts for acquiring LPG from producers in the southeast region of Texas, and delivers the LPG via pipeline to Rio Vista at the Brownsville Terminal. Rio Vista moves the LPG from Brownsville to the Matamoros Terminal via its pipeline system and sells the product to PMI (for delivery and resale to local

LPG distributors). Rio Vista’s current contract with PMI was effective June 4, 2005, and will expire on March 31, 2006. Both LPG margins and volumes have been significantly reduced under this contract.
IV. Valuation Approach
INTRODUCTION
      Three approaches to value are usually considered in the appraisal of business assets. The first method, generally known as the comparable sales approach, is based on recent transactions involving similar assets. This analysis was not performed since Baker & O’Brien did not identify any recent sales of LPG terminal assets that would provide a reliable basis for the Rio Vista assets.
      The Deferred Replacement Value method is a cost approach, which is based on the concept of substitution or replacement of the assets to perform the same function. Baker & O’Brien has used this approach to estimate a value for the physical assets owned by Rio Vista. The deferred replacement methodology is discussed in more detail below.
      The third method is the income approach to value, which examines projections of future income streams generated by the asset. The expected future income is discounted by an appropriate factor to provide a present worth or value of the assets. Baker & O’Brien considered the income method to assess any contribution of individual contracts, leases, or permits to the profitability of the Rio Vista business.
DEFERRED REPLACEMENT COST APPROACH
      The replacement cost approach is frequently used to establish the insurable value of terminal and pipeline assets, the depreciation basis for tax purposes, and the remaining useful life of the assets. It may also be used in the valuation of idle assets that may be purchased for use in similar service. The primary theory underlying this approach is that a buyer will not normally pay more for a property than it would cost to build a substitute. The Deferred Replacement Value is indicative of the replacement cost of the assets, in current dollars, depreciated to account for that portion of the assets’ useful life that has already been consumed.
      The calculation of the Deferred Replacement Value considers three key factors: (1) the functional replacement cost of the equipment; (2) the expected remaining service life of the equipment; and (3) an appropriate valuation factor. The functional replacement cost used in this approach assumes that the assets would be replaced with current technology to perform the same specific function as the existing assets. The expected remaining service life is determined from the age and current condition of the property, and application of survivorship curves. The valuation factor is determined using the methodology described by Marston, Winfrey, and Hempstead in Engineering Valuation and Depreciation, (1953).
INCOME APPROACH
      Assets whose primary purpose is to produce income usually change hands at values related to the buyer’s anticipated rate-of-return on his investment over the useful life of the assets. Sophisticated investors in such transactions frequently rely on the income approach.
      This approach considers the future business climate in which a business asset must compete and attributes value to the asset according to its ability to generate income for investors. As an example, a long term contract that secures sales at favorable pricing would create an incremental cash flow for the company. In this method, estimated future after-tax cash flows are discounted at a capitalization rate that reflects returns expected by investors in similar assets. The discounted earnings value is the present worth of estimated future cash flows.

V. Deferred Replacement Value
      The Deferred Replacement Value methodology is based on the assumption that the existing assets are necessary for the continuation of an ongoing and profitable business activity. If the existing assets were suddenly unavailable, it would be necessary to replace them in order to sustain the business. A cost would have to be incurred immediately to replace the function of the existing assets. However, the cost to replace the assets will be postponed for a period of time equal to the estimated remaining useful life of the current facilities. The present worth of deferring that cost to some time in the future represents the current value of those assets.
      Replacement costs are estimated based on the functional replacement of storage tanks, equipment, buildings, pipelines, utility systems, etc. These hypothetical facilities would not necessarily duplicate the number, size, and design of the existing assets, but would have the same type of storage facilities, pipeline system, capacity, and a similar degree of capability. Functional replacement incorporates technological and design improvements that have occurred since the original installation and any subsequent modifications. Such improvements may include higher energy efficiency, improved metallurgy, and better environmental compliance. In most cases, these more modern, state-of-the-art designs would be employed if replacement facilities were actually constructed. Current construction costs in the industry generally reflect these industry trends, and recognition of these changes provides a more realistic appraisal of replacement value.
      The remaining service life of the existing assets must be estimated to determine the value of deferring costs to replace the facilities. Probable life statistics provide a basis for this determination, taking into account the current age and the average retirement age of similar equipment. Estimates of remaining life may be adjusted to reflect investment for unit modernization or refurbishment, which extends the useful life of assets. Conversely, if equipment has been damaged or has not been properly maintained, the asset may require replacement earlier and estimated remaining life will be reduced. The asset value is the present value of deferring the replacement cost into the future for a period represented by the estimated remaining service life. This value is calculated from the replacement cost, taking into account the cost of capital and improved productivity in design.
      To determine the remaining economic life of the facilities, the possibility of physical deterioration, functional obsolescence, or external obsolescence was considered during inspection of the assets and review of supporting documentation. If unusual physical deterioration (or lack thereof) is apparent, the appraiser adjusts the depreciation factor to account for other than normal condition of the equipment.
      Functional and economic obsolescence are also to be considered in an appraisal. Functional obsolescence is any flaw in structure, materials, or design that diminishes the function or utility of the asset. Often, for assets which have been recently constructed or refurbished and do not exhibit unusual operating limitations, there may be little or no functional obsolescence. Economic obsolescence, also referred to as external obsolescence, is often very difficult to identify and quantify. Generally, an asset does not have economic obsolescence if it is highly utilized and its use results in a satisfactory return for the invested capital. Conversely, if the return on capital for the asset does not justify its replacement, then economic obsolescence is apparent. As an example, Baker & O’Brien considered these factors in estimating the value of the partially constructed LPG sphere at the Matamoros Terminal.
TERMINAL AND PIPELINE REPLACEMENT COST
      In estimating the replacement cost for these assets, Baker & O’Brien has relied upon several resources in the industry, including a commercially available cost-estimating program that calculates replacement costs for storage tanks, pipelines, and associated equipment. Baker & O’Brien has checked the replacement costs estimated by this program with proprietary data from actual projects in the industry and have found them to be reasonable and within the accuracy usually associated with such estimates.

      Factors used in depreciating these replacement costs were based on the age of the individual asset and the statistical remaining life for the asset. Baker & O’Brien consultants viewed the external condition of these assets during the recent tour of the facilities, but did not undertake a detailed inspection of the equipment. We relied on Rio Vista’s representation as to any changes in the assets since the 2004 valuation and as to the current overall integrity of the assets.
      The subject terminal assets at Brownsville appeared to be in good condition, and the terminal assets at Matamoros (recently completed in 2000) appeared to be in excellent condition. The international pipelines between Brownsville and Matamoros were also completed in 2000, and a current hydrostatic test of the 8-inch pipeline was underway at the time of our visit. Many of the tank and pump assets were acquired in used condition, and had been properly inspected, refurbished, and inspected prior to their installation at Brownsville and Matamoros. The facilities at both terminals appear to be properly maintained and in good working order. Our discussions with Rio Vista personnel indicate that the equipment has been properly maintained, and is evidenced by recent piping revisions and painting of the equipment at Brownsville.
PHYSICAL ASSET VALUES
      Baker & O’Brien estimated the Deferred Replacement Values of Rio Vista’s physical assets as of August 1, 2005. As summarized in Table I, the Brownsville Terminal has a current replacement cost of approximately $7.1 MM and a Deferred Replacement Value for the existing assets of approximately $4.0 MM. The Rio Vista pipeline system has a replacement cost of approximately $8.7 MM and a Deferred Replacement Value for the existing assets of approximately $8.5 MM, including land and right-of-way. The estimated replacement cost for the Matamoros Terminal is approximately $5.6MM and the Deferred Replacement Value is $4.1 MM. Overall, the Rio Vista physical assets have a current total replacement cost of approximately $21.4 MM. The associated total Deferred Replacement Value of the Rio Vista physical assets as of August 1, 2005, is approximately $16.6 MM, including land owned, construction permits, and right-of-way.
VI. Inventory
      Pursuant to its proposed transaction with a third-party, Rio Vista will assign a specified minimum LPG inventory requirement as defined in Schedule 6.3(e)(i) of its Purchase and Sale Agreement with the third-party purchaser. This schedule defines “Normal Operating Conditions” for inventories held in the Brownsville Terminal, Matamoros Terminal, and in the 6-inch and 8-inch pipelines between Brownsville and Matamoros.
      For valuation purposes, we have used the defined LPG prices described in Schedule 6.3(e)(i). These prices reflect an LPG blend consisting of 95 percent (%) propane and 5% butane. Weighted average high and low prices reported by Oil Price Information Service (OPIS) for Mont Belvieu (non-TET) were determined for August 1, 2005. The propane price of $0.8744/ Gal. and butane price of $1.0625/ Gal. yield a blended price of $0.8838/ Gal.
      It should be noted that the proposed transaction between Rio Vista and the acquirer specifies the inventory volume, but does not fix the inventory value. To the extent that the effective transaction date varies from August 1, 2005, then the resulting inventory valuation will vary with changing product prices for propane and butane.

      The following table summarizes our inventory calculations:

	Volume		Value as of
Inventory Item	(Gallons)		8/1/05

Brownsville Terminal	220,000		$194,432
Matamoros Terminal	100,000		$88,378
6-inch Pipeline	0	(1)	$0
8-inch Pipeline	334,163	(2)	$295,327
Totals	654,163		$578,137
NOTES:

(1)	The 6-inch pipeline is deemed idle and contains nitrogen at a pressure required by the U.S. Department of Transportation.

(2)	The 8-inch pipeline will be required to contain sufficient inventory to maintain a discharge pressure into the Matamoros Terminal of no less than 300 pound(s) per square inch absolute (psia). Baker & O’Brien calculates this inventory for 23 miles of 8-inch pipe at 334,163 Gal.
VII. Intangible Assets Value
INTRODUCTION
      An intangible asset should be recognized as an asset apart from goodwill if it arises from contractual or other legal rights (regardless of whether those rights are transferable or separable from the acquired entity, or other rights and obligations). If an intangible asset does not arise from contractual rights, it should still be recognized as an asset apart from goodwill only if it is separable (i.e., may be sold, transferred, licensed, rented, or exchanged). Examples of intangible assets meeting these criteria are customer contracts, lease agreements, construction and operating permits, and land use rights.(2)
      Baker & O’Brien has completed a review of Rio Vista’s operations to identify any intangible assets and to determine whether the intangible assets have identifiable value separate and apart from tangible asset value of the terminals and pipelines. Our review indicates the following intangible assets:

•	LPG Sales Contract between Rio Vista and PMI

•	LPG Purchase Contract between Rio Vista and POCC

•	Long-term Lease of Brownsville Terminal Site

•	Construction and Operating Permits

•	Pipeline Right-of-Way
      This section of our report provides a discussion of these intangible assets, along with our assessment of intangible FMV. For the purposes of this appraisal, we define FMV as the cash (or cash equivalent) price at which ownership of a property would change, provided that:

1) The property is offered for sale in the open market for a period that is reasonable for a seller to find a buyer;

      2 “Statement of Financial Accounting Standards No. 141 — Business Combinations,” June 2001, Financial Accounting Standards Board.

2) The seller and the buyer have all available information with respect to the uses and purposes to which the property is adapted and for which it may be used, and of the enforceable restrictions on its use; and

3) The seller and buyer both seek to maximize their economic position, and neither is in a position to take advantage of any exigencies of the other.
PMI LPG SALES CONTRACT
      Contract intangibles represent value attributable to legally enforceable contracts. To have value, the contract must provide an advantage over and above the generally available, spot-market price. For example, a contract that provides a company a source of feedstock supply at below market prices would have intangible value. Likewise, as related to Rio Vista’s contract with PMI, a contract to supply LPG product at above-market prices, and/or to secure future deliveries, would have intangible value. The income approach is often considered the relevant approach for establishing the FMV of contract intangibles.
      The value of an income-producing asset, whether tangible or intangible, depends upon its perceived capacity to yield profits in the future. The income approach projects future cash flows available to investors from an asset and discounts these cash flows to present value using an appropriate discount rate.
      The expected period of time for contract income is based on the remaining term of the contract plus expected renewals, if any. Analysis of any contract price advantage must also consider the costs of using the supporting assets. This is commonly calculated by deducting a capital charge for the use of the assets in the production of income associated with the favorable contract. For a provider contract, the future net price advantage expected to be realized over the remaining term of the contract is then discounted to its present value.

PMI RELATIONSHIP
      Rio Vista’s contractual relationship with its sole customer PMI has continued to deteriorate since our last valuation dated January 2004. Since all of Rio Vista’s business is selling LPG to PMI, we have undertaken a review of the past business relationship between Rio Vista (and its predecessor POCC) and PMI. Previous contracts between PMI and either POCC or Rio Vista have generally been one year in duration. An agreement for the period from April 1, 2000, to March 31, 2001 (the “2000 Contract”), was for a minimum LPG volume of 151.2 MMGal., or 12.6 million gallons per month (MMGal./ Mo.). The 2000 Contract was amended on October 11, 2000, and increased the minimum volume to 158.7 MMGal. (13.2 MMGal./ Mo.). In POCC’s report for the fiscal year ending July 31, 2001, 167.2 MMGal. of LPG were reported sold to PMI.
      When the 2000 Contract expired, there was no formal written agreement in place for the period April 1, 2001, to March 31, 2002. A Confirmation Arrangement (the “Arrangement”) was in place, which specified a minimum volume of 19 MMGal./ Mo. The Arrangement apparently resulted in some problems between the parties since POCC noted(3) that in the period April 1, 2001 — November 30, 2001, they had sold 39.6 MMGal. of LPG to PMI for which PMI had not taken delivery. As of July 31, 2003, POCC had an obligation to deliver to PMI 26.6 MMGal. of LPG and this obligation was valued at $11.5 MM. By the end of the Arrangement period, POCC had delivered all the LPG that PMI was obligated to purchase. In POCC’s report for the fiscal year ending July 31, 2002, 243.5 MMGal. (20.3 MMGal./ Mo.) of LPG were reported sold to PMI.

      3 POCC Form 10-K for fiscal year ended July 31, 2003.

      Another contract was executed for the period April 1, 2002 — May 31, 2004 (the “2002 Contract”), which specified a minimum volume of 17 MMGal./ Mo. of LPG in winter months and 16 MMGal./ Mo. in summer months. In each of the contracts and the Arrangement, the sale price of the LPG to PMI was based on a fixed margin. In the 2002 Contract, this fixed margin was the average LPG price at Mont Belvieu plus $0.085/ Gal. In POCC’s report for the fiscal year ending July 31, 2003, 211.1 MMGal. (17.9 MMGal./ Mo.) of LPG were reported sold to PMI.
      In connection with the 2002 Contract, the parties also executed a settlement agreement in 2002, whereby the parties released each other in connection with all disputes between the parties arising during the period April 1, 2001, through February 28, 2002, and previous claims for the period April 1, 2000, through March 31, 2001.

2005 PMI CONTRACT
      On June 4, 2005, Rio Vista and PMI entered into another LPG purchase and sale agreement (the “2005 PMI Contract”). The expiration date of the 2005 PMI Contract was set at March 31, 2006. Both margins and volumes were significantly reduced under the 2005 PMI Contract. The fixed marketing margin (called the “Service Fee”) was reduced from $0.085/ Gal. to only $0.055/ Gal. Minimum volumes under the 2005 PMI Contract were much reduced from the average 17 MMGal./ Mo. in the 2002 Contract. The 2005 PMI Contract volumes were established on a seasonal basis as follows:

June 2005 — August 2005	3.5 MMGal./Mo.
September 2005	6.0 MMGal./Mo.
October 2005	9.0 MMGal./Mo.
November 2005 — February 2006	13.0 MMGal./Mo.
March 2006	9.0 MMGal./Mo.
      As stated earlier, in order to have intangible value, a contract must secure future deliveries of product to the customer. Also, the contract must provide a product price advantage over generally available, spot-market prices. Because the 2005 PMI Contract expires in only eight months, it does not guarantee the continued delivery of product to PMI thereafter. While Rio Vista and POCC have typically renegotiated agreements on an almost annual basis, there have now been significant decreases in both the volume commitment and fixed margin available to Rio Vista.
      We reviewed forecast financial results provided by Rio Vista for the remaining 2005 PMI Contract term. The 2005 PMI Contract calls for an average volume of about 9.9 MMGal./ Mo. Based on our review, monthly sales averaging about 9 MMGal./ Mo. are necessary to allow Rio Vista to meet its operating and overhead costs. Thus, the slightly higher average volume of 9.9MMGal./ Mo. in the 2005 PMI Contract allows Rio Vista to also meet its average interest costs and other financial commitments for the Contract Period. However, no additional income is produced under the 2005 PMI Contract.
      We reviewed the product price and margins under the 2005 PMI Contract to determine whether the now-reduced prices could be considered favorable over generally available supplier prices in Matamoros. Based on our calculations, the reduced margin of $0.055/ Gal. still provides an acceptable return on the capital and operating costs required to construct and operate a pipeline and terminal system like Rio Vista’s. However, the 2005 PMI Contract no longer contains any excess margin that could be attributable to Rio Vista’s separate marketing arrangements with PMI. Stated another way, the $0.055/ Gal. essentially reflects a reasonable location differential between Mont Belvieu and Matamoros, without any additional marketing premium.
      Based on our review, we conclude that the 2005 PMI Contract contains no incremental intangible value over the value of the terminal and pipeline assets. The 2005 PMI Contract expires in only eight months, and it appears unlikely that it will be renegotiated to secure future deliveries of LPG to PMI. Also, based on past trends of decreasing volumes and margins, it appears very unlikely that these terms could be renegotiated to restore pricing back to once favorable levels.
RIO VISTA LPG SUPPLY FROM POCC
      Similar to our analysis of the 2005 PMI Contract, we also reviewed Rio Vista’s LPG supply arrangement with POCC. Rio Vista purchases only the necessary volume of LPG to meet the sales commitments to PMI. The Rio Vista LPG purchase price is set by a formula that takes into consideration the combined LPG margin (Rio Vista’s sale price to PMI less POCC’s LPG purchase price) and the operating costs for POCC and Rio Vista. We have been advised by Rio Vista that this formula calculates the LPG sales price to Rio Vista, so that POCC and Rio Vista share in the “profit” of selling LPG to PMI. This “profit sharing” is apportioned to POCC and Rio Vista based on their respective operating expenses. POCC provided Baker & O’Brien with a financial model (the model) that calculates the profit sharing between POCC and Rio Vista, based on the PMI sales volume and price. Baker & O’Brien used the output from this model and reviewed forecast financial results provided by Rio Vista for the remaining 2005 PMI Contract term. We determined that no incremental profit is produced from the POCC supply arrangement that would be allocated to Rio Vista.
      Since Rio Vista’s LPG purchases from POCC are tied to Rio Vista’s LPG sales under the 2005 PMI Contract, there is no guaranteed supply of product to Rio Vista thereafter. Also, we reviewed the LPG pricing formula between POCC and Rio Vista to determine whether the transfer price could be considered favorable. We concluded that this price was reasonable, based on its Brownsville delivery location, and did not reflect prices that were below market rates. Therefore, we determined that the Rio Vista LPG supply arrangement with POCC contains no incremental intangible value for Rio Vista over the value of its terminal and pipeline assets.
CONSTRUCTION AND OPERATING PERMITS
      The value of all construction permits necessary to complete the terminals and pipelines has already been included in the installed costs for these facilities found in our calculation of Deferred Replacement Value. We have separately considered whether Rio Vista’s operating permits, such as their transportation and storage permits in Mexico, provide any intangible value over and above the associated tangible asset values of the terminals and pipelines.
      PEMEX is a very bureaucratic organization and their business relationships with companies outside of Mexico tend to be influenced by the political situation within Mexico. They have been very reluctant to allow non-Mexican companies to become very involved in their petroleum business. In the LPG business, Mexico has provided some foreign participation, but has limited any retail-related involvement and vertical integration. This is evident by the fact that the Matamoros Terminal is operated by a Mexican company, Tergas, S.A. de C.V. (Tergas). Under current Mexico law, foreign ownership of Mexican entities involved in the distribution of LPG or the operation of LPG terminal facilities is prohibited. Foreign ownership is permitted in the transportation and storage of LPG. Through its affiliated companies, Rio Vista has a transportation and storage permit to operate the Matamoros Terminal Facility.
      As stated above, the ability of foreign companies to conduct business in Mexico is tightly controlled by the Mexican government and state-owned PEMEX. PEMEX thus retains effective control over the issuance of necessary government permits to import, transport, and store LPG in Mexico. Therefore, permits are only granted in conjunction with the approved marketing of LPG to PMI. For this reason, in our opinion, Rio Vista’s transportation and storage permits do not contain any separate intangible value, as these permits are not functional without Rio Vista’s valid marketing arrangement with PMI.

BROWNSVILLE TERMINAL SITE LEASE
      A long-term lease only contains intangible value if its terms “lock in” below market lease rates and/or secure a site that would otherwise be scarcely available. We understand from Rio Vista that its lease with the BND is renewable every five years. In addition, the BND has plentiful sites available that may be leased under comparable terms with Rio Vista’s lease. Therefore, in our opinion, there is no intangible value associated with the Brownsville site lease.
RIGHT-OF-WAY
      A right-of-way may be viewed in some cases as an intangible asset by virtue of the contractual right of access by one party on land owned by another. Most often this right of access is limited to an easement on the land for the purpose of constructing underground services such as utility systems or pipelines, or aboveground services such as electrical transmission lines. Often, a right-of-way is purchased from the landowner at a prevailing market price, before facilities are installed, and are often valid for the life of the assets or business. Rights-of-way generally have intangible value only if future income can be realized by the receipt of fees for use of the right-of-way, or by realizing other incremental revenue producing benefits. An example might be the use of the same right-of-way for installation of additional parallel pipelines. Baker & O’Brien has not identified any incremental revenue benefits for the Rio Vista rights-of way. The current market value for rights-of-way has been included in the Deferred Replacement Value analysis for the Rio Vista pipelines as installed and, therefore, this value is already reflected in the physical asset value. The Rio Vista pipeline rights-of-way do not have any additional intangible value in this analysis.

TABLE I
RIO VISTA ENERGY PARTNERS L.P.
2005 PHYSICAL ASSETS APPRAISAL OF TERMINAL AND PIPELINE ASSETS
DEFERRED REPLACEMENT VALUE SUMMARY

	Estimated Local	Depreciation	Remaining Asset
Location	Replacement Cost	Factor	Value

BROWNSVILLE TERMINAL
LPG Storage Tanks
200A	143,800	0.709	102,000
200B	143,800	0.709	102,000
201A	143,800	0.709	102,000
201B	143,800	0.709	102,000
300	143,800	0.709	102,000
400	143,800	0.709	102,000
401	143,800	0.709	102,000
500	118,900	0.709	84,300
501	118,900	0.709	84,300
502	118,900	0.709	84,300
503	118,900	0.709	84,300
Petroleum Storage Tanks
Tk 1 — 85,000 Barrels Capacity	557,300	0.200	111,500
Tk 2 — 85,000 Barrels Capacity	557,300	0.200	111,500
Tk 3 — 60,000 Barrels Capacity	400,500	0.200	80,100
Tk 4 — 60,000 Barrels Capacity	400,500	0.200	80,100
Pumps, Motors and Misc. Equipment
P-100	18,500	0.631	11,700
P-101	18,500	0.631	11,700
P-201	14,000	0.631	8,800
P-300	13,400	0.631	8,500
P-400	14,000	0.631	8,800
P-500	18,500	0.631	11,700
P-501	18,500	0.631	11,700
P-502	18,500	0.631	11,700
P-503	18,500	0.631	11,700
Variable Speed PD Pump	193,600	0.872	168,800
LPG Vapor Compressors	22,100	0.669	14,800
Odorant and Flash Tank Systems	19,400	0.669	13,000
Pipeline Inlet, Meters and Prover Stations	158,200	0.669	105,800
LPG Truck Receiving Station ( 2 spots)	4,400	0.631	2,800
LPG Truck Loading Stations ( 5 spots)	190,300	0.669	127,300
Truck Scales	44,300	0.750	33,200
Railcar Loading Rack ( 3 spots)	114,800	0.900	103,300
Computer Control, SCADA and Radio Systems	221,300	0.872	193,000
Instrument Air and Electrical Systems	113,400	0.631	71,600
Pipe, Valves, Fittings and Instrumentation
Piping and Instrumentation for Pumps and Tanks	1,005,000	0.669	672,300
Field Piping and Lines	291,100	0.669	194,700
Pipeline to Dock Area (Unfinished)	174,800	0.900	157,300
Other Piping and Instrumentation	253,400	0.669	169,500
Land, Buildings and Miscellaneous Assets
Land — (Leased)
General Office Equipment	27,700	0.375	10,400
Warehouse — ( 8000 Sq. Ft.)	343,800	0.570	196,000
Office in Warehouse — ( 3000 Sq. Ft.)	35,600	0.900	32,000
Miscellaneous	309,800	0.631	195,500
Rolling Stock
2004 Chevy 1500 P/ U — 4WD	30,000	0.650	19,500
Yamaha ATV (Four Wheeler)	6,500	0.550	3,600

Brownsville Terminal Total	$7,109,700	0.565	$4,015,100

	Estimated Local	Depreciation	Remaining Asset
Location	Replacement Cost	Factor	Value

BROWNSVILLE — MATAMOROS PIPELINES
Pipelines, Right-of-Way, and Acquired Land
Six Inch LPG Pipeline	3,465,600	0.975	3,379,000
Eight Inch LPG Pipeline	3,896,400	0.975	3,799,000
Right-of-Way	1,251,200	1.000	1,251,200
Acquired Land — 2 Tracts in Cameron Co., TX	60,978	1.000	60,978

Pipeline Total	$8,674,200	0.979	$8,490,200

MATAMOROS TERMINAL
LPG Storage Tanks
Tk 100	194,800	0.945	184,100
Tk 101	194,800	0.945	184,100
Tk 102	194,800	0.945	184,100
Sphere — 15,000 BBL. (metal onsite — reconstruction not likely)	1,048,100	0.052	55,000
Firewater Storage Tank
Tk 1 — 42,000 Gallons Capacity	82,300	0.945	77,800
Pumps, Motors and Misc. Equipment
P-100	17,600	0.920	16,200
P-200	17,600	0.920	16,200
P-300	17,600	0.920	16,200
Firewater Pumps	109,000	0.920	100,300
LPG Vapor Compressor	10,500	0.872	9,200
Odorant Tank System	19,700	0.872	17,200
Pipeline Inlet, Meters and Prover Stations	99,600	0.872	86,900
LPG Truck Loading Stations ( 10 spots)	1,100,500	0.872	959,600
Truck Scales	57,600	0.872	50,200
Computer Control, SCADA and Radio Systems	131,000	0.650	85,200
Instrument Air and Electrical Systems	190,300	0.872	165,900
Pipe, Valves, Fittings and Instrumentation
Piping and Instrumentation for Pumps and Tanks	240,100	0.872	209,400
Field Piping and Lines	262,000	0.872	228,500
Other Piping and Instrumentation	225,300	0.872	196,500
Land, Buildings and Miscellaneous Assets
Land — 37.65 Acres	205,100	1.000	205,100
Gate House/ Office	78,600	0.920	72,300
Engineering Office/ Training Room	75,500	0.970	73,200
Break Room/ Storage Area & Maintenance Shed	12,600	0.700	8,800
General Office Equipment	13,100	0.800	10,500
Switchgear Building	2,600	0.920	2,400
Miscellaneous	92,200	0.872	80,400
Site Improvements
Fencing and Paving	707,900	0.950	672,500
Firewater Loop, Monitors and Tank Deluge System	170,300	0.920	156,700

Matamoros Total	$5,571,100	0.740	$4,124,500

TOTAL DEFERRED REPLACEMENT VALUE	$21,355,000		$16,629,800

ANNEX D
CASH DISTRIBUTION POLICY OF RIO VISTA ENERGY PARTNERS L.P.
      The text below provides a description of the cash distribution provisions of the first amended and restated agreement of limited partnership of Rio Vista Energy Partners L.P. We did not make the minimum quarterly distribution for the quarter ended June 30, 2005. We currently do not have sufficient cash to make the quarterly distribution for the quarter ended September 30, 2005. If the asset sale is completed and the amendment to the partnership agreement is approved, we plan to pay the arrearage on the June 30, 2005 minimum quarterly distribution and to resume paying the minimum quarterly distribution. As used below, the term unitholders refers to the holders of common units of Rio Vista Energy Partners.
Distributions of Available Cash
      General. Within 45 days after the end of each quarter, we are required to distribute all of our available cash to unitholders of record on the applicable record date.
      The unitholders have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.25 per quarter per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters.
      Definition of Available Cash. We define available cash in our partnership agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	meet any of our obligations arising from our agreements with Penn Octane;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.
Operating Surplus and Capital Surplus
      General. All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus.
      Definition of Operating Surplus. We define operating surplus in our partnership agreement. For any period it generally means:

•	our cash balance at the date of the distribution; plus

•	all of our cash receipts after the distribution, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures after the distribution, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves our general partner deems necessary or advisable to provide funds for future operating expenditures.
      Definition of Capital Surplus. We also define capital surplus in our partnership agreement. It is generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.
      Characterization of Cash Distributions. We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes our cash balance at the date of the distribution, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at the date of the distribution that is available for distribution to our unitholders.
      Definition of Adjusted Operating Surplus. We define adjusted operating surplus in our partnership agreement and for any period it generally means:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
      Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.
Distributions of Available Cash from Operating Surplus
      We would make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.
Incentive Distribution Rights
      Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
      If for any quarter:

•	we have distributed available cash from operating surplus on each common unit in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on each outstanding common unit in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;
then we distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.292 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.362 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.462 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.
      In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. Please note that while the percentage of available cash from operating surplus to be distributed to the general partner pursuant to the last bullet point above is limited to 50%, there is no limit on the total amount of available cash from operating surplus that will be distributed to our general partner.
Distributions from Capital Surplus
      How Distributions from Capital Surplus Will Be Made. We make distributions of available cash from initial surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to the initial unit value;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.
      Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit value, which is a return of capital. A common unit’s portion of the net value assigned for federal income tax purposes by the general partner (in its reasonable discretion) to the assets deemed contributed by the unitholders to us is referred to herein as the “initial unit value.” The initial unit value less any distributions of capital surplus per unit is referred to herein as the “unrecovered initial unit capital account.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit capital account. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. Any distribution of capital surplus before the unrecovered initial unit capital account is reduced to zero, however, cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

      Once we distribute capital surplus on a common unit issued in the distribution in an amount equal to the initial unit value, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of common units, 48% to the holders of the incentive distribution rights and 2% to our general partner.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
      In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels; and

•	unrecovered initial unit capital account.
      For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution and the target distribution levels and the unrecovered initial unit capital account would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional common units for cash or property.
      In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.
Distributions of Cash Upon Liquidation
      If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
      Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of common units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the unitholders, pro rata, and 2% to our general partner until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit capital account plus the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

(2) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•	fourth, 85% to all unitholders, pro rata, and 15% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 85% to the units, pro rata, and 15% to our general partner, pro rata, for each quarter of our existence;

•	fifth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.
      Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.
      Adjustments to Capital Accounts. We make adjustments to capital accounts upon the issuance of additional units. In doing so, we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the general partner’s capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made.

ANNEX E
OPINION OF MORRIS, NICHOLS, ARSHT & TUNNELL
MORRIS, NICHOLS, ARSHT & TUNNELL
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
302 658 9200
302 658 3989 Fax
September 20, 2005
Rio Vista Energy Partners L.P.
820 Gessner Road, Suite 1285
Houston, Texas 77024
      Re: Rio Vista Energy Partners L.P.
Ladies and Gentlemen:
      We have acted as special Delaware counsel to Rio Vista GP LLC, a Delaware limited liability company and the general partner of Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”) in connection with a proposed amendment, a copy of which is attached hereto as Exhibit A (the “Proposed Amendment”), to Section 12.1(d) of the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 16, 2004 (the “Partnership Agreement”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Partnership Agreement. This opinion is being delivered pursuant to Section 13.3(d) of the Partnership Agreement.
      In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Proposed Amendment; the Partnership Agreement; the Certificate of Limited Partnership of the Partnership as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on July 10, 2003, as amended by the Certificate of Amendment thereto as filed in the State Office on September 17, 2003; and a certification of good standing of the Partnership obtained as of a recent date from the State Office. We have assumed for purposes of this opinion that the documents examined by us are in full force and effect, set forth the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified, except as herein referenced. We have not participated in the solicitation of the Limited Partners of the Partnership for approval of the Proposed Amendment and express no view concerning the proxy materials relating to the Proposed Amendment or concerning the effectiveness of the adoption of the Proposed Amendment. As to facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and the accuracy, as of the date hereof, of the matters therein contained.
      Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the adoption of the Proposed Amendment will not affect the limited liability of any Limited Partner under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “Delaware Act”).
      With respect to the opinion expressed in the preceding paragraph, we note that no provision of the Partnership Agreement provides for or permits any Limited Partner to take action that under the Delaware Act would constitute participating in the control of the business of the Partnership so as to make the Limited Partner taking such action liable as a general partner for the debts and obligations of the Partnership and, provided that a Limited Partner in fact does not participate in the control of the business of the Partnership, the liability of such Limited Partner, in its capacity as such, under the Delaware Act and the Partnership Agreement will be limited to an amount not in excess of the sum of (i) the capital

E-1

contribution required to be made by such Limited Partner (or its predecessor in interest) under the Partnership Agreement in respect of all Limited Partner Interests purchased or held by such Limited Partner, together with any undistributed partnership income, profits or property to which such Limited Partner may be entitled on account of its ownership of Limited Partner Interests; (ii) the amount of any distribution made to such Limited Partner (or its predecessor in interest) in violation of the Delaware Act or the Partnership Agreement, to the extent such distribution is required to be returned to or for the account of the Partnership pursuant to Section 17-607 or Section 17-804 of the Delaware Act or the terms of the Partnership Agreement; and (iii) the amount of any other payment obligation of such Limited Partner under the terms of the Partnership Agreement; provided, that the foregoing does not apply with respect to any Limited Partner who is, was or becomes a named General Partner of the Partnership or a general partner of a named General Partner.
      This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL

/s/ David A. Harris

David A. Harris

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EXHIBIT A
PROPOSED AMENDMENT
      Section 12.1(d) of the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P. dated as of September 16, 2004, which currently reads:

“(d) the sale of all or substantially all of the assets and properties of the Partnership Group.”
is proposed to be amended to read as follows:

“(d) the distribution to the Partners of all or substantially all of the net proceeds from the sale of all or substantially all of the assets and properties of the Partnership Group.”

ANNEX F
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma condensed consolidated financial information (the “Pro Forma Statement”) for Rio Vista Energy Partners L.P. (“Rio Vista”) gives effect to the sale of all of Rio Vista’s LPG assets to TransMontaigne Product Services, Inc. The unaudited pro forma condensed consolidated balance sheet assumes that the transaction was consummated on June 30, 2005.
      The Pro Forma Statement is based on the available information and contains certain assumptions that Rio Vista deems appropriate. The Pro Forma Statement does not purport to be indicative of the financial position of Rio Vista had the transaction referred to above occurred on the date indicated, nor is the Pro Forma Statement necessarily indicative of the future financial position of Rio Vista. The Pro Forma Statement should be read in conjunction with our consolidated balance sheet and notes thereto and the historical consolidated financial statements and notes thereto of Rio Vista.

Rio Vista Energy Partners L.P. and Subsidiaries
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	As Reported	Pro Forma		Pro Forma
	June 30, 2005	Adjustment		June 30, 2005

ASSETS
Current Assets
Cash	$17,000	$17,400,000	(1)	$18,138,000
		(225,000	)(1)	—
		946,000	(2)	—
Restricted cash	946,000	(946,000	)(2)	—
Trade accounts receivable	1,746,000	—		1,746,000
Inventories	202,000	(202,000	)(1)	—
Prepaid expenses and other current assets	265,000			265,000

Total current assets	3,176,000	16,973,000		20,149,000
Property, plant and equipment — net	13,744,000	(13,744,000	)(1)	—
Other non-current assets	8,000	—		8,000

Total assets	$16,928,000	$3,229,000		$20,157,000

LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities
Due to Penn Octane Corporation, net	$2,151,000	$339,000	(4)	$2,490,000
Mexican taxes payable	25,000	—		25,000
Accounts payable	463,000	—		463,000
Accrued liabilities	484,000	(225,000	)(1)	480,000
		221,000	(3)

Total current liabilities	3,123,000	335,000		3,458,000
Commitments and Contingencies	—	—		—
Partners’ capital	13,805,000	3,454,000	(1)	16,699,000
		(221,000	)(3)
		(339,000	)(4)

Total liabilities and partners’ capital	$16,928,000	$3,229,000		$20,157,000

The accompanying notes are an integral part of this statement.

Rio Vista Energy Partners L.P. and Subsidiaries
Notes to Pro Forma Condensed Consolidated Financial Information
June 30, 2005
(Unaudited)

(1)	To reflect the sale of LPG assets, including the payment by Rio Vista of the Mexican subsidiaries net working capital deficit and the resulting gain. This amount does not assume any adjustment to the purchase price other than in connection with the Mexican subsidiaries net working capital deficit.

(2)	To reflect the settlement of net obligations guaranteed by or owed to RZB Finance LLC in connection with LPG purchases.

(3)	To accrue for estimated expenses associated with the sale of the LPG assets.

(4)	To accrue fee to Jerome B. Richter on the sale of LPG assets.

RIO VISTA ENERGY PARTNERS L.P. MMMMMMMMMMMM 000000000.000 ext 000000000.000 ext 000000000.000 ext MR A SAMPLE 000000000.000 ext DESIGNATION (IF ANY) 000000000.000 ext ADD 1 000000000.000 ext ADD 2 000000000.000 ext ADD 3 ADD 4 ADD 5 ADD 6 C 1234567890 J N T !123456564525!

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A Issues	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Managers of the Company’s General Partner recommends a vote FOR the following proposals.

		For	Against	Abstain

1.	To approve the purchase and sale agreement, dated as of August 15, 2005, between the Company’s wholly owned subsidiaries, Rio Vista Operating Partnership L.P. and Penn Octane International, L.L.C., on the one hand, and TransMontaigne Product Services, Inc. (“TransMontaigne”), on the other hand, and the sale of substantially all of the Company’s assets to TransMontaigne.	☐	☐	☐

		For	Against	Abstain

2.	To approve an amendment to the Company’s limited partnership agreement to permit the Company’s continued operation after the sale of substantially all of the Company’s assets.	☐	☐	☐

		For	Against	Abstain

3.	To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the Company’s purchase and sale agreement with TransMontaigne and the sale of substantially all of the Company’s assets to TransMontaigne.	☐	☐	☐
B Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
/ /

■	3 U P X H H H P P P P 0065501	+
001CD40001                    00GQRC

Proxy — RIO VISTA ENERGY PARTNERS L.P.

820 GESSNER ROAD
SUITE 1285
HOUSTON, TEXAS 77024
SPECIAL MEETING OF HOLDERS OF COMMON UNITS
To Be Held October 26, 2005
This proxy is solicited on behalf of the Board of Managers of Rio Vista GP LLC, the general partner of Rio Vista Energy Partners L.P.
Charles C. Handly and Ian T. Bothwell, or either of them, each with the power of substitution (the “Proxies”), are hereby authorized to represent and vote the common units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Holders of Common Units (the “Special Meeting”) of Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Company”), to be held at the Hilton Waterfront Beach Resort, 21100 Pacific Coast Highway, Huntington Beach, California, 92648, on October 26, 2005 at 9:00 a.m., local time or any adjournment thereof.
Common units represented by this proxy will be voted as directed by the holder of the common units. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Holders of Common Units and Proxy Statement accompanying this proxy.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR COMMON UNITS MAY BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON.
(Continued and to be voted on reverse side.)
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada) · Call toll free 1-866-380-0056 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. · Follow the simple instructions provided by the recorded message.
To vote using the Internet • Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY · Enter the information requested on your computer screen and follow the simple instructions.

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If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 5:30 p.m., Central Daylight Time, on October 25, 2005.
THANK YOU FOR VOTING